30878As filed with the Securities and Exchange Commission on
November 1, 1996
_________________________________________________________________
                                       Registration No. 333-12779

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                     _______________________

                         AMENDMENT NO. 1
                               TO
                            FORM S-1
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                     _______________________

                      OLD GUARD GROUP, INC.
     (Exact name of registrant as specified in its charter)


   Pennsylvania             6331                 23-2852984
 (State or other      (Primary Standard        (I.R.S. Employer
  jurisdiction            Industrial            Identification
of incorporation        Classification              Number)
or organization)         Code Number)

                        2929 Lititz Pike
                 Lancaster, Pennsylvania  17601
                         (717) 569-5361
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

                         David E. Hosler
         Chairman, President and Chief Executive Officer
                      Old Guard Group, Inc.
                        2929 Lititz Pike
                 Lancaster, Pennsylvania  17601

                         (717) 581-6700
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:

Jeffrey P. Waldron, Esquire          John S. Chapman, Esquire
Stevens & Lee                        Richard A. Hemmings, Esquire
One Glenhardie Corporate Center      Lord, Bissell & Brook
1275 Drummers Lane                   115 South LaSalle Street
P.O. Box 236                         Chicago, Illinois 60603
Wayne, Pennsylvania  19087           (312) 443-0700
(610) 293-4961

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 of the Securities Act of 1933, check the following box: [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE
=================================================================
                                Proposed    Proposed
Title of each                   maximum     maximum
   class of                     offering   aggregate   Amount of
securities to   Amount to be   price per    offering   registra-
be registered    registered      share      price(1)   tion fees
-----------------------------------------------------------------
Common Stock,    4,396,660       $10.00   $43,966,000  $15,160.90
  no par         shares(2)
  value per
  share
=================================================================
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(d) and based on the maximum of the appraisal valuation range of the Insurance Companies, as determined by an independent appraiser, plus (i) 10% of such amount to reflect a possible purchase by the registrant's employee stock ownership plan and (ii) $1,500,000 which is equal to the outstanding principal balance of a convertible surplus note to be converted into common stock.

(2) Represents maximum number of shares to be issued in the transactions contemplated by this Registration Statement.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
                  ____________________________

PROSPECTUS
                             [LOGO]

                     OLD GUARD GROUP, INC.



             Up to 3,860,600 Shares of Common Stock

     Old Guard Group, Inc. (the "Company"), a Pennsylvania corporation and the proposed holding company for Old Guard Mutual Insurance Company ("Old Guard Mutual"), Old Guard Mutual Fire Insurance Company ("Old Guard Fire") and Goschenhoppen-Home Mutual Insurance Company ("Goschenhoppen" and collectively with Old Guard Mutual and Old Guard Fire, the "Insurance Companies"), is offering up to 3,860,600 shares, subject to adjustment, of its common stock, no par value per share (the "Common Stock"), in the following order of priority to (i) eligible policyholders of the Insurance Companies (as hereinafter defined), (ii) a tax-qualified employee stock ownership plan of the Company (the "ESOP"), (iii) directors, officers and employees of the Insurance Companies, and (iv) members of the general public. The offering is being made in connection with the conversion of the Insurance Companies from mutual to stock form and the simultaneous acquisition of the capital stock of each of the Insurance Companies by the Company pursuant to a Joint Plan of Conversion adopted by the Boards of Directors of the Insurance Companies on May 31, 1996, as amended and restated on July 19, 1996 (the "Plan"). The conversion of the Insurance Companies to stock form, the issuance of capital stock of the Insurance Companies to the Company and the offer and sale of the Common Stock by the Company are collectively referred to herein as the "Conversion."

     For more information, please call the Conversion Center at 1-800-______________.

     Prospective investors should review and consider the discussion under "Investment Considerations" beginning on page 17.

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA DEPARTMENT OF INSURANCE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA DEPARTMENT OF INSURANCE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             Purchase    Fees and   Estimated Net
                             Price(1)   Expenses(2)  Proceeds(3)
                            ---------   -----------  ------------

Per Share(4). . . . . . .  $  10.00      $   0.99     $   9.01
Total Minimum . . . . . .  $28,535,000   $3,106,967  $25,428,033
Total Midpoint. . . . . .  $33,570,000   $3,328,759  $30,241,241
Total Maximum . . . . . .  $38,606,000   $3,550,594  $35,055,406

   (1) The estimated aggregate purchase price of the Common Stock is based on an independent appraisal by Berwind Financial Group, L.P. ("Berwind"), as of August 19, 1996, of the pro forma market value of the Insurance Companies, following the Conversion, as subsidiaries of the Company. Based on such appraisal, the Company has determined to offer up to 3,860,600 shares, subject to adjustment, at a purchase price of $10.00 per share (or, as permitted by the Plan, in the event the ESOP purchases shares in excess of the maximum of the Estimated Valuation Range in order to satisfy its 10% subscription, up to 4,246,660 shares). The final appraised value will be determined at the time of closing of the offering and is subject to change due to changing market conditions and other factors. If a change in the final valuation is outside the estimated valuation range, an appropriate adjustment will be made in the number of shares being offered and subscribers will be resolicited. Such upward or downward adjustment will have a corresponding effect on the estimated net proceeds of the Conversion and the pro forma capitalization and per share data of the Company. See "Use of Proceeds," "Capitalization" and "Pro Forma Data."

(2) Includes estimated registration fees, printing, postage, legal, accounting, appraisal and miscellaneous expenses that will be incurred in connection with the Conversion. Also includes estimated fees, sales commissions and reimbursable expenses to be paid to Hopper Soliday & Co., Inc. ("Hopper Soliday") as manager of the Subscription Offering and Community Offering and Legg Mason Wood Walker, Incorporated ("Legg Mason") and McDonald & Company Securities, Inc. ("McDonald") as co-managers of the Public Offering. For purposes of this estimate, the Company has assumed that 50% of the shares offered hereby will be sold in the Subscription and Community Offerings and 50% will be sold in the Public Offering. The actual fees and expenses may vary from the estimates. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Company and the Insurance Companies have agreed to indemnify Hopper Soliday, Legg Mason and McDonald against certain liabilities, including liabilities under the Securities Act of 1933. See "The Conversion -- Marketing and Underwriting Arrangements for the Offering" and "-- The Public Offering."

(3) Includes the expected purchase by the ESOP of 10% of the shares issued in the Conversion with the proceeds of a loan that, in accordance with generally accepted accounting principles, will be deducted from the equity of the Company. See "Use of Proceeds," for estimated net proceeds less the ESOP debt. Does not reflect the conversion of an existing $1,500,000 surplus note obligation of Old Guard Mutual into 150,000 shares of Common Stock. See "Capitalization," "Pro Forma Data" and "The Conversion -- Surplus Note."

(4) Based on the midpoint of the estimated valuation range. The estimated net proceeds per share at the minimum and maximum are expected to be $8.91 and $9.08, respectively.

                   HOPPER SOLIDAY & CO., INC.

     The date of this Prospectus is __________________, 1996

     The shares of Common Stock are being offered in a subscription offering (the "Subscription Offering") pursuant to nontransferable subscription rights in the following order of priority: (i) named insureds under policies of insurance issued by the Insurance Companies and in force as of the close of business on May 31, 1996 ("Eligible Policyholders"), (ii) the ESOP, and (iii) directors, officers and employees of the Insurance Companies. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights received by those in a prior category. Subscription rights are not transferable, and persons who attempt to transfer their subscription rights will lose the right to purchase Common Stock in the Conversion. Concurrently with the Subscription Offering, Common Stock will be offered for sale to the general public in a community offering (the "Community Offering"), giving preference to: (i) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts) who reside in designated Pennsylvania counties, (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is not a natural person, (iii) holders of policies of insurance originally issued after May 31, 1996, (iv) licensed insurance agencies and their affiliates that have been appointed by any of the Insurance Companies to market and distribute policies of insurance, and (v) providers of goods or services to any one or more of the Insurance Companies. Sales of Common Stock in the Community Offering will be subject to the prior rights of holders of subscription rights and the right of the Company, in its absolute discretion, to reject orders in the Community Offering in whole or in part (the Subscription Offering and the Community Offering shall be collectively referred to herein as the "Offering").

     It is anticipated that shares not subscribed for in the Offering, if any, will be sold in a firm commitment underwritten public offering (the "Public Offering") to be managed by Legg Mason and McDonald (the "Underwriters"), or, if the number of remaining shares do not warrant a public offering, a private placement ("Private Placement").

     The total number of shares to be issued in the Conversion may be increased or decreased within the estimated valuation range without a resolicitation of subscribers to reflect market and financial conditions and other factors just prior to the completion of the Conversion. The aggregate purchase price of all shares of Common Stock will be based on the estimated pro forma market value of the Insurance Companies, following the Conversion, as determined by Berwind's independent appraisal.
All shares of Common Stock will be sold for $10.00 per share (the "Purchase Price"). Except for the ESOP, which intends to purchase 10% of the total number of shares of Common Stock issued in the Conversion, no Eligible Policyholder, together with associates or persons acting in concert with such Eligible Policyholder, may purchase more than 38,606 shares of Common Stock in the Subscription Offering (1% of the shares sold at the maximum of the estimated valuation range). In addition, no purchaser, together with associates or persons acting in concert with such person, may purchase, in the aggregate, more than 193,030 shares of Common Stock in the Conversion (5% of the shares sold at the maximum of the estimated valuation range). In addition, no person may purchase fewer than 25 shares. Directors and executive officers of the Company and the Insurance Companies as a group (18 persons), including their associates, are expected to purchase approximately 50,750 shares of the Common Stock to be issued in the Conversion (1.5% at the midpoint of the estimated valuation range), not including 10% of the Common Stock (335,700 shares at the midpoint) expected to be purchased by the ESOP and excluding additional shares that are expected to be issued (or issuable) following the Conversion, subject to shareholder approval, in connection with the implementation of the Company's management recognition plan and 1996 Stock Compensation Plan.

     The Subscription Offering will terminate at 1:00 p.m., local time, on ____________________, 1996, unless extended by the
Company in its sole discretion for up to an additional 10 days (the "Subscription Offering Termination Date"). Any shares not sold in the Subscription Offering may be sold in the Community Offering, which is also expected to terminate at 1:00 p.m., local time on ______________, 1996, but may be extended up to an additional 45 days after the Subscription Offering Termination Date in the sole discretion of the Company (the "Community Offering Termination Date"). Subscribers may purchase shares in the Offering by completing and returning to the Company a stock order form, together with full payment for all Common Stock subscribed for at the Purchase Price. An executed stock order form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company. Subscriptions will be held in a separate escrow account at ____________ established specifically for this purpose. If the Conversion is not completed within 45 days after the last day of the Subscription Offering (which date will be no later than ______________, 1996) and the Pennsylvania Department of Insurance consents to an extension of time to complete the Conversion, subscribers will be given the opportunity to
(i) confirm their orders or (ii) modify or cancel their subscriptions. If the Conversion is not completed within such period or extended period, the Offering will be terminated and all funds held will be promptly returned without interest. See "The Conversion -- The Offering" and "-- Purchases in the Offering."

     The Company and the Insurance Companies have engaged Hopper Soliday to consult with and advise the Company and the Insurance Companies with respect to the Offering, and Hopper Soliday has agreed to solicit subscriptions for shares of Common Stock in the Offering. Neither Hopper Soliday nor any other registered broker-dealer is obligated to purchase any shares of Common Stock in the Offering. Hopper Soliday is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD").

     The Company anticipates that the Common Stock will be listed for quotation on the Nasdaq National Market System ("Nasdaq NMS"), under the symbol "OGGI" upon completion of the Conversion. Prior to the Conversion, there was no market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop, or if developed, will be maintained after completion of the Conversion. Hopper Soliday, Legg Mason and McDonald each has advised the Company that, upon completion of the Conversion, it intends to act as a market maker in the Common Stock, subject to market conditions and compliance with applicable laws and regulatory requirements.

THE CONVERSION IS CONTINGENT UPON APPROVAL OF THE PLAN BY
ELIGIBLE POLICYHOLDERS OF EACH OF THE INSURANCE COMPANIES AT
SPECIAL MEETINGS OF ELIGIBLE POLICYHOLDERS CALLED FOR THAT
PURPOSE TO BE HELD ON ______________ (THE "SPECIAL MEETINGS") AND
THE SALE OF THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE
PLAN.

IN CONNECTION WITH THE PUBLIC OFFERING, IF ANY, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.
SUCH  STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   FOR NORTH CAROLINA INVESTORS:  THE COMMISSIONER OF INSURANCE
OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED
THE OFFERING, NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS.

   PENNSYLVANIA INSURANCE LAWS AND REGULATIONS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, UNLESS SUCH PERSON HAS OBTAINED THE PRIOR APPROVAL OF THE PENNSYLVANIA INSURANCE COMMISSIONER. UNDER PENNSYLVANIA LAW, ANY PURCHASER OF 10% OR MORE OF THE VOTING STOCK OF AN INSURANCE HOLDING COMPANY IS PRESUMED TO HAVE ACQUIRED CONTROL OF AFFILIATED OR SUBSIDIARY INSURERS.

                       PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the Combined Financial Statements and Notes thereto of the Insurance Companies appearing elsewhere in this Prospectus.

Old Guard Group, Inc.    The Company was formed under
                         Pennsylvania law in May 1996 for the
                         purpose of becoming the holding company
                         for the Insurance Companies upon
                         completion of the Conversion.  Prior to
                         the Conversion, the Company will not
                         engage in any significant operations.
                         After the Conversion, the Company's
                         primary assets will be the outstanding
                         capital stock of the Insurance Companies and a portion of the net proceeds of the Conversion.

The Insurance Companies     Old Guard Mutual, Old Guard Fire and
                         Goschenhoppen are each Pennsylvania
                         mutual insurance companies that
                         currently operate as members of the Old
                         Guard Insurance Group (the "Group"), a
                         group of mutual insurance companies
                         under common management. The Group also includes Neffsville Mutual Fire Insurance Company ("Neffsville"), which is not a party to the Plan. Old Guard Mutual, Old Guard Fire and Goschenhoppen began operations in 1896, 1872, and 1843, respectively. The Insurance Companies are property and casualty insurers of farms, small and medium-sized businesses and residents primarily in rural and suburban communities in Pennsylvania, Maryland and Delaware.
                         The Insurance Companies market
                         farmowners, homeowners and
                         businessowners policies, as well as
                         personal and commercial automobile,
                         workers' compensation and commercial
                         multi-peril coverages through
                         approximately 1,600 independent
                         agents.

                            For 1995, the Insurance Companies had
                         combined revenues of $72.4 million and a net loss of $684,000. For the six-month period ended June 30, 1996, the Insurance Companies had combined revenues of $29.9 million and a net loss of $3.0 million. The losses for the year ended December 31, 1995 and the six-month period ended June 30, 1996 resulted directly from insured property losses associated with late-1995 wind storms and the severe winter weather experienced in the Middle Atlantic states in the first quarter of 1996. A January blizzard in 1996 contributed to record seasonal snowfalls for much of the Insurance Companies' market area that resulted in increased property loss claims. At June 30, 1996, the Insurance Companies had combined assets of
                         $137.8 million, total equity of
                         $37.0 million and over 140,000 property
                         and casualty policies in force.
                         Effective January 1, 1996, the Insurance
                         Companies entered into a quota share
                         reinsurance treaty designed to lessen
                         the potential financial impact of
                         catastrophic or severe weather losses.
                         This reinsurance treaty has had, and
                         will have, a material effect on the
                         financial condition and results of
                         operations of the Insurance Companies.
                         See "Business - Reinsurance."

                         The principal strategies of the Company
                         for the future are to:

                         -    Achieve geographic diversification
                              of risk by acquisition of other
                              insurance companies or licensing of
                              the Insurance Companies in other
                              jurisdictions with reduced or
                              different loss exposure;

                         -    Improve the mix of business by
                              increasing commercial writings and
                              emphasizing casualty coverages in
                              order to enhance profitability and
                              lessen the impact of property
                              losses on overall results; and

                         -    Improve efficiency and maintain the
                              high level of personal service
                              delivered to agents and insureds
                              through continued enhancement of
                              the Company's management
                              information systems (MIS).

                         Management has taken steps to implement
                         each of these strategies and views the
                         Conversion as a critical component of
                         its strategic plan.  The additional
                         capital generated by the Conversion will permit the Insurance Companies to accelerate implementation of these strategies and the resulting holding company structure will provide needed flexibility to achieve the Company's goals.

The Conversion           As of May 31, 1996, the Boards of
                         Directors of Old Guard Mutual, Old Guard
                         Fire and Goschenhoppen adopted the Plan, which was amended and restated on July 19, 1996. Pursuant to the Plan each Insurance Company will (i) convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company, and
                         (ii) simultaneously issue shares of its
                         capital stock to the Company in exchange for a portion of the net proceeds from the sale of Common Stock in the Conversion.

                         The Plan was approved by the
                         Pennsylvania Department of Insurance
                         (the "Department") on _________________,
                         1996 and is subject to the approval of
                         Eligible Policyholders at the Special
                         Meetings. The Company also has received approval of the Department to acquire control of the Insurance Companies.

Stock Pricing and        Pennsylvania law requires that the
Number of Shares         aggregate purchase price of the Common
to be Issued             Stock to be issued in the Conversion be
                         consistent with an independent appraisal of the estimated pro forma market value of the Insurance Companies as subsidiaries of the Company following the Conversion. Berwind, a firm experienced in corporate valuations, has made an independent appraisal of the estimated pro forma market value of the Insurance Companies as subsidiaries of the Company and has determined that, as of August 19, 1996, such estimated pro forma market value was $33,570,000. The resulting valuation range in Berwind's appraisal, which extends 15% below and 15% above the estimated value, is from $28,535,000 to $38,606,000 (the
                         "Estimated Valuation Range").  The
                         Company, in consultation with its
                         advisors, has determined to offer the
                         shares in the Conversion at the Purchase
                         Price.  Such appraisal is not intended
                         to be, and must not be construed as, a
                         recommendation of any kind as to the
                         advisability of purchasing Common Stock
                         or as assurance that, after the
                         Conversion, shares of Common Stock can
                         be resold at or above the Purchase
                         Price.  The appraisal will be updated
                         immediately prior to completion of the
                         Conversion.

                         The total number of shares to be issued
                         in the Conversion may be increased or
                         decreased within the Estimated Valuation
                         Range without a resolicitation of
                         subscribers.  Based on the Purchase
                         Price of $10.00 per share, the total
                         number of shares that may be issued
                         without a resolicitation of subscribers
                         is from 2,853,500 to 3,860,600 (or, as
                         permitted by the Plan, in the event the
                         ESOP purchases shares in excess of the
                         maximum of the Estimated Valuation Range in order to satisfy its 10% subscription, up to 4,246,660 shares). For further information, see "The Conversion -- Stock Pricing and Number of Shares to be Issued."

The Subscription,        The shares of Common Stock to be issued
Community and            in the Conversion are being offered at
Public Offerings         the Purchase Price in the Subscription
                         Offering pursuant to nontransferable
                         subscription rights in the following
                         order of priority:  (i) Eligible
                         Policyholders, (ii) the ESOP, and
                         (iii) directors, officers and employees
                         of the Insurance Companies.
                         Subscription rights in any category will be subordinated to subscription rights in a prior category. Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the Purchase Price in the Community
                         Offering to members of the general
                         public. Preference will be given in the Community Offering to (i) natural persons and trusts of natural persons who are permanent residents of Berks, Bucks, Chester, Cumberland, Dauphin,
                         Lancaster, Lebanon, Lehigh, Montgomery,
                         Northampton and York Counties,
                         Pennsylvania (the "Local Community"),
                         (ii) principals of Eligible
                         Policyholders in the case of an Eligible
                         Policyholder that is not a natural
                         person, (iii) licensed insurance agents
                         that have been appointed by any of the
                         Insurance Companies to market and
                         distribute policies of insurance,
                         (iv) named insureds under policies of
                         insurance issued by the Insurance
                         Companies after May 31, 1996, and
                         (v) providers of goods and services to
                         any or all of the Insurance Companies.
                         Subscription rights will expire if not
                         exercised by 1:00 p.m., local time, on
                         ____________________, 1996, unless
                         extended by the Company in its sole
                         discretion for up to an additional 10
                         days.  The Community Offering will
                         terminate on the Subscription Offering
                         Expiration Date, unless extended by the
                         Company, in its sole discretion, for up
                         to an additional 45 days.  The Company
                         reserves the absolute right to accept or reject any orders in the Community
                         Offering, in whole or in part, either
                         upon receipt of an order or as soon as
                         practicable following the Community
                         Offering Termination Date.

                         The Company and the Insurance Companies
                         have engaged Hopper Soliday to provide
                         sales assistance in connection with the
                         Offering.  All shares of Common Stock
                         not purchased in the Offering (if
                         any) are expected to be offered in a
                         firm commitment public offering (the
                         "Public Offering") to be co-managed by
                         the Underwriters.  See "The
                         Conversion -- Marketing and Underwriting
                         Arrangements in the Offering and --
                         Public Offering."

                         The Company has established a Conversion
                         Center to coordinate the Offering,
                         including tabulation of proxies and
                         orders and answering questions about the Offering by telephone. The Conversion Center will be managed by Hopper Soliday. All subscribers will be instructed to mail payment directly to the Conversion Center. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order. Such funds will not be released until the Conversion is completed or terminated. For more information, please call the Conversion Center at 1-800-_______________.

Purchase Limitations     No person may purchase fewer than
                         25 shares in the Offering. The ESOP may purchase up to an aggregate of 10% of the shares of Common Stock to be issued in the Conversion and is expected to do so. With the exception of the ESOP, no Eligible Policyholder may purchase more than 1% of the maximum of the Estimated
                         Valuation Range, or 38,606 shares, of
                         the Common Stock sold in the
                         Subscription Offering and no person
                         (including Eligible Policyholders who
                         elect to purchase stock in the Community
                         Offering or the Public Offering),
                         together with associates or persons
                         acting in concert, may purchase in the
                         aggregate, more than 5% of the maximum
                         of the Estimated Valuation Range, or
                         193,030 shares, of the Common Stock sold in the Conversion. The Boards of Directors of the Company and the Insurance Companies may increase or decrease the purchase limitation at any time, subject to any required regulatory approval. In the event of an oversubscription, shares will be allocated as provided by the Plan. See
                         "The Conversion -- Limitations on
                         Purchases of Shares."

Purchase of Common       The directors and executive officers of
Stock by Management      the Company and the Insurance Companies,
                         together with their associates, propose
                         to purchase, in the aggregate,
                         approximately 50,750 shares of Common
                         Stock in the Conversion, or 1.5% of the
                         shares of Common Stock issued in the
                         Conversion, assuming an offering at the
                         midpoint of the Estimated Valuation
                         Range.  See "The Conversion -- Proposed
                         Management Purchases."

Use of Proceeds          Net proceeds from the Offering will
                         depend upon the total number of shares
                         sold and the expenses of the Conversion.
                         As a result, net proceeds from the
                         Offering cannot be determined until the
                         Conversion is completed.  The Company
                         anticipates that net proceeds (less the
                         debt incurred to purchase the ESOP
                         shares) will be between approximately
                         $24.1 million and $32.7 million if the
                         aggregate purchase price is within the
                         Estimated Valuation Range.  See "Use of
                         Proceeds" for the assumptions used to
                         arrive at these estimates.

                         The Company has received Department
                         approval to acquire all of the capital
                         stock of Old Guard Mutual, Old Guard
                         Fire and Goschenhoppen to be issued in
                         the Conversion in exchange for an
                         aggregate of $16.0 million.  Assuming
                         net proceeds from the Offering of
                         between $24.1 million and $32.7 million, the Company would retain between $8.1 and $16.7 million after acquiring the stock of the Insurance Companies.

                         The net proceeds retained by the Company will be available for a variety of corporate purposes, including, but not limited to, additional capital contributions to the Insurance Companies, repayment of $5.0 million in acquisition financing incurred in connection with the pending acquisition of First Delaware Insurance Company, future acquisitions and diversification within the property and casualty insurance industry, dividends to shareholders and future repurchases of Common Stock to the extent permitted by Pennsylvania law and the Department. With the exception of the payment of dividends and the pending acquisition of First Delaware Insurance Company and the proposed investment in New Castle Mutual Insurance Company, the Company currently has no specific plans, intentions, arrangements or understandings regarding any of the foregoing activities. See "Dividend Policy"; "The Company -- Acquisition of First Delaware Insurance Company" and -- Investment in New Castle Mutual Insurance Company."

Non-transferability of   The Plan provides that no person shall
Subscription Rights      transfer or enter into any agreement or
                         understanding to transfer the legal or
                         beneficial ownership of subscription
                         rights issued under the Plan or, prior
                         to exercise of the subscription rights,
                         the shares of Common Stock to be issued
                         upon their exercise.  Persons violating
                         such prohibition will lose their right
                         to purchase Common Stock in the
                         Conversion.  Each person exercising
                         subscription rights will be required to
                         certify that his or her purchase of
                         Common Stock is solely for the
                         purchaser's own account and that there
                         is no agreement or understanding
                         regarding the sale or transfer of such
                         shares.

Market for the Common    The Company has received conditional
Stock                    approval to have the Common Stock quoted
                         on the Nasdaq NMS under the symbol
                         "OGGI" upon closing of the Conversion.
                         Hopper Soliday, Legg Mason and McDonald
                         have each advised the Company that, upon completion of the Conversion, it intends to act as a market maker in the Common
                         Stock, subject to market conditions and
                         compliance with applicable laws and
                         regulatory requirements.  Prior to the
                         Offering, there was no public market for the Common Stock and there can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future. Even if a market develops, there can be no assurance that shareholders will be able to sell their shares at or above the Purchase Price after completion of the Conversion. See "Market for the Common
                         Stock."

Dividends                Declaration of dividends by the Board of
                         Directors of the Company will depend on
                         a number of factors, including the
                         requirements of applicable law and the
                         determination by the Board of Directors
                         of the Company that the net income,
                         capital and financial condition of the
                         Company and the Insurance Companies,
                         industry trends, general economic
                         conditions and other factors justify the payment of dividends. The Company presently intends to pay an annual dividend of $.10 per share, but no assurance can be given that dividends in such amount will ultimately be declared and paid. See "Dividend Policy" and "Business -- Regulation."

Antitakeover Provisions     The Articles of Incorporation and
                         Bylaws of the Company, Pennsylvania
                         statutory provisions and employee
                         benefit arrangements, as well as certain other provisions of state and federal law, may have the effect of discouraging or preventing a non-negotiated change in control of the Company. For a detailed discussion of those provisions, see "Investment Considerations -- Articles of Incorporation, Bylaw and Statutory Provisions that could Discourage Hostile Acquisitions of Control," "Management -- Certain Benefit Plans and Agreements," "Certain Restrictions on Acquisition of the Company -- Pennsylvania Law" and -- "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "Description of Capital Stock."

                SELECTED COMBINED FINANCIAL DATA

     The following table sets forth selected combined financial data for the Insurance Companies prior to the Conversion at and for the periods indicated and should be read in conjunction with the Combined Financial Statements, and accompanying notes thereto and other financial information included elsewhere herein, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." See Note 3 in "Notes to Combined Financial Statements" for a discussion of the principal differences between generally accepted accounting principles ("GAAP") and statutory accounting practices, and for a reconciliation of combined net income and equity, as reported in conformity with GAAP, with combined statutory net income and statutory surplus, as determined in accordance with statutory accounting practices, as prescribed or permitted by the Department. The combined statement of income data for the years ended December 31, 1991 and 1992 and for the six months ended June 30, 1995 and 1996 and the combined balance sheet data at December 31, 1991, 1992 and 1993 and at June 30, 1995 and 1996
are derived from the unaudited combined financial statements of the Insurance Companies. The Company believes that such unaudited financial data fairly reflect the combined results of operations and the combined financial condition of the Insurance Companies for such periods.

                                                Six Months Ended
                                                     June 30                              Year Ended December 31,
                                            -----------------------   --------------------------------------------------------------
                                               1996         1995         1995         1994         1993         1992         1991
                                               ----         ----         ----         ----         ----         ----         ----
                                                                                (Dollars in thousands)
Revenue Data:
Direct premiums written. . . . . . . .       $ 40,745     $ 39,720     $ 78,832     $ 78,730     $ 74,756     $ 71,287      $67,699
Net premiums written . . . . . . . . .         20,354(1)    33,261       67,115       65,649       63,355       55,424       53,876

Statement of Income Data:
    Net premiums earned. . . . . . . .         26,306(1)    32,321       66,663       63,465       60,986       54,013       53,050
    Net investment income. . . . . . .          2,382        2,308        4,458        3,932        3,928        4,444        4,789
    Net realized investment gains. . .            945          340        1,011          476        1,758        1,444          560
    Other income . . . . . . . . . . .            260          112          274          266          244          264          197
                                             --------     --------     --------     --------     --------     --------     --------
      Total revenues . . . . . . . . .         29,893(1)    35,081       72,406       68,139       66,916       60,165       58,596
                                             --------     --------     --------     --------     --------     --------     --------
Losses and Expenses:
  Losses and loss adjustment expenses.         25,648       22,837       50,509       46,440       42,154       38,096       36,527
  Other underwriting expenses. . . . .          8,599       11,635       23,265       22,087       20,991       19,551       18,830
  Other expenses . . . . . . . . . . .            250           --           --           --           --           --           --
                                             --------     --------     --------     --------     --------     --------     --------
      Total expenses . . . . . . . . .         34,497       34,472       73,774       68,527       63,145       57,647       55,357
                                             --------     --------     --------     --------     --------     --------     --------
Income (loss) before federal income
  taxes. . . . . . . . . . . . . . . .         (4,604)         609       (1,368)        (388)       3,771        2,518        3,239
Federal income tax expense (benefit) .         (1,643)         114         (684)        (532)         383          122          534
                                             --------     --------     --------     --------     --------     --------     --------
Net income (loss)(2) . . . . . . . . .       $ (2,961)    $    495     $   (684)    $    144     $  3,388     $  2,396     $  2,705
                                             ========     ========     ========     ========     ========     ========     ========

Selected Balance Sheet Data (at period end):
  Total investments and cash(3). . . .       $ 90,406     $ 95,451     $100,488     $ 90,158     $ 99,623     $ 91,437     $ 85,270
  Total assets . . . . . . . . . . . .        137,760      130,810      134,853      127,831      140,213      136,979      142,764
  Subordinated debt  . . . . . . . . .          2,250        2,250        2,250        3,000        3,750        4,500        5,250
  Total liabilities. . . . . . . . . .        100,719       89,060       93,956       91,300      100,359      100,366      108,551
  Total equity . . . . . . . . . . . .       $ 37,041     $ 41,750     $ 40,897     $ 36,531     $ 39,854     $ 36,613     $ 34,212

GAAP Ratios:
  Loss and loss adjustment expense
    ratio(4) . . . . . . . . . . . . .           97.5%        70.7%        75.8%        73.2%        69.1%        70.5%        68.8%
  Underwriting expense ratio(5). . . .           32.7%(1)     36.0%        34.9%        34.8%        34.4%        36.2%        35.5%
  Combined ratio(6). . . . . . . . . .          130.2%(1)    106.7%       110.7%       108.0%       103.5%       106.7%       104.3%

Statutory Data (at period end):
  Statutory combined ratio . . . . . .          134.7%(1)    108.5%       107.9%       106.3%        99.5%       106.2%       105.0%
  Industry combined ratio(7) . . . . .             --          --         106.4%       108.4%       106.9%       115.7%       108.8%
  Statutory surplus. . . . . . . . . .       $ 29,930     $ 31,360     $ 32,249      $31,097     $ 31,487     $ 27,936     $ 26,607
  Ratio of statutory net written
    premiums to statutory
    surplus(8) . . . . . . . . . . . .           1.36x(1)     2.12x        2.15x        2.16x        2.10x        2.00x        2.02x
_____________________

(1) Effective January 1, 1996, the Insurance Companies and American Re-Insurance Company entered into a quota share reinsurance treaty pursuant to which the Insurance Companies cede 20% of their liability remaining after cessions of excess and catastrophic risks through other reinsurance contracts. Pro rata cessions of unearned premiums as of January 1, 1996 and the transfer of premiums written during the six-month period ended June 30, 1996 accounted, in part, for the decline in net premiums written, net premiums earned and total revenues, the increase in the underwriting expense ratio and the GAAP and statutory combined ratios and the decrease in the ratio of statutory net written premiums to statutory surplus, when the six-month period ended June 30, 1996 is compared to the six-month period ended June 30, 1995.

   (2) Net income for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996 was adversely affected by the frequency and severity of weather-related property losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Due to the adoption by the Insurance Companies on January 1, 1994 of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," total investments and equity were adjusted to reflect changes in market value, which resulted in a reduction of $4.2 million and an increase of $1.5 million as of December 31, 1994 and 1995, respectively, and an increase of $1.4 million and a decrease of $200,000 as of June 30, 1995 and 1996, respectively.

(4) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

(5) Calculated by dividing other underwriting expenses by net premiums earned.

(6) The sum of the Loss and Loss Adjustment Expense Ratio and the Underwriting Expense Ratio.

(7) As reported by A.M. Best Company, Inc., an independent insurance rating organization. Data unavailable for the six months ended June 30, 1996 and June 30, 1995.

(8) Annualized for the six-month periods ended June 30, 1996 and 1995.
/TABLE

                    INVESTMENT CONSIDERATIONS

     Before investing in the Common Stock offered hereby, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, the matters presented below.

Catastrophe and Natural Peril Losses

     In common with other property and casualty insurers, the Insurance Companies are subject to claims arising from catastrophes that may have a significant impact on their results of operations and financial condition. The Insurance Companies have experienced, and can be expected to experience in the future, catastrophe losses that may materially affect financial condition and results of operations. Catastrophe losses can be caused by various events, including snow storms, ice storms, freezing, hurricanes, earthquakes, tornadoes, wind, hail and fires and their incidence and severity are inherently unpredictable. The extent of net losses from catastrophes is a function of three factors: the total amount of insured exposure in the area affected by the event, the severity of the event and the amount of reinsurance coverage.

        The Insurance Companies' financial condition and results of operations also are affected periodically by losses caused by natural perils, regardless of whether such losses, because of their magnitude, qualify as "catastrophes," as classified by the Property Claims Service Division of American Insurance Services Group, Inc., an insurance industry body. Because of the geographic concentration of their business, the Insurance Companies may be more exposed to losses of this type than other property and casualty insurers. A multiplicity of such events, all or some of which do not qualify as catastrophes, in the aggregate, may materially affect the Company's financial condition and results of operations. This is true, in part, because losses from individual events may not permit recovery under the Insurance Companies' catastrophe reinsurance coverage. The frequency and severity of storms and freezes during 1994, 1995 and the first six months of 1996 that adversely affected the Insurance Companies' results for these periods are examples of this phenomenon. See "-- Geographic Concentration of Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Reinsurance."

Adequacy of Loss Reserves

     The Insurance Companies are required to maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported and unreported claims incurred. Reserves are estimates involving actuarial and statistical projections at a given time of what the Insurance Companies expect to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and judicial theories of liability, legislative activity and other variable factors, such as inflation. The Insurance Companies' overall reserve practice provides for ongoing claims evaluation and adjustment (if necessary) based on the development of related data and other relevant information pertaining to such claims. Loss and LAE reserves, including reserves for claims that have been incurred but not yet reported, are adjusted no less than monthly. The uncertainties of estimating insurance reserves are greater for certain types of property and casualty insurance lines written by the Insurance Companies, particularly workers' compensation and other liability coverages, because a longer period of time may elapse before a definitive determination of ultimate liability may be made and because of the changing judicial and political climates relating to these types of claims.

     The establishment of appropriate loss and loss adjustment expense reserves is an inherently uncertain process and there can be no assurance that ultimate losses will not exceed the Insurance Companies' loss reserves. To the extent that reserves prove to be inadequate in the future, the Insurance Companies would have to increase reserves which would adversely affect earnings in the period such reserves are increased and could have a material adverse effect on the Company's results of operations and financial condition. See "Business - Loss and LAE Reserves."

Fluctuation in Operating Results

     The operating results of property and casualty insurers are subject to significant fluctuation due to a number of factors, including extreme weather conditions and natural disasters, regulation, competition, judicial trends, changes in the investment and interest rate environment and general economic conditions. The Company's operating results may also be affected by changes in supply of property and casualty insurance and reinsurance, which has historically been subject to significant fluctuations. The unpredictability of claims experience and competitive nature of the property and casualty insurance industry has contributed historically to significant quarter-to-quarter and year-to-year fluctuations in the underwriting results and net earnings of the Insurance Companies. Because of these and other factors, historic results of operations may not be indicative of future operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Geographic Concentration of Business

     All direct premiums written by the Insurance Companies are generated in Pennsylvania, Maryland and Delaware. For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, 94%, 94%, 93% and 93%, respectively, of the Insurance Companies' direct premiums written were derived from policies written in Pennsylvania. The revenues and profitability of the Insurance Companies could be significantly affected by legal and judicial trends and prevailing economic, regulatory, demographic and other conditions in Pennsylvania as well as the impact of catastrophe and natural peril losses in that state.
See "--Catastrophe and Natural Peril Losses."

Acquisition Strategy

     The Company intends to pursue a strategy of growth through acquisition of other insurance companies. The success of the Company's growth strategy will depend largely upon its ability to identify suitable acquisition candidates and effect acquisitions at a reasonable cost. No assurance can be given that the Company will be successful in doing so. Moreover, this growth strategy may present special risks, such as the risk that the Insurance Company will not efficiently integrate an acquisition with present operations, the risk of dilution of book value and earnings per share of the Company's Common Stock as a result of an acquisition, the risk that the Company and the Insurance Companies will not be able to attract and retain qualified personnel needed for expanded operations, and the risk that internal monitoring and control systems may prove inadequate. Purchasers of Common Stock should also be aware that the Company, in many instances, may be able to make an acquisition without any requirement under law or Nasdaq listing rules to seek shareholder approval of the acquisition.

Competition

     The property and casualty insurance market is highly competitive. Competition is based on many factors, including perceived financial strength of the insurer, premiums charged, policy terms and conditions, service, reputation and experience. The Insurance Companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than the Insurance Companies. Many of the lines of insurance written by the Insurance Companies are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel, rather than the use of agents paid on a commission basis as the Insurance Companies do, or other methods. See "Business -- Competition."

A.M. Best Rating

     Ratings assigned by A.M. Best Company, Inc. ("A.M. Best") are an important factor influencing the competitive position of insurance companies. A.M. Best ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. As such, the Company's A.M. Best rating is not intended to provide a basis for the purchase of Common Stock hereunder. A.M. Best affirmed an "A-" (Excellent) rating (its fourth highest out of 15 rating categories) for the Group in February 1996 based on year-end 1995 financial data. The Insurance Companies had $3.7 million of net catastrophe losses directly attributable to severe winter weather for the six-month period ended June 30, 1996. Accordingly, there can be no assurance that the Group will be able to maintain its current rating. The Insurance Companies believe that their business is sensitive to ratings and that a rating downgrade may affect their ability to underwrite new business. As a result, if the Group were to experience a rating downgrade, the Company's business and results of operations could be materially adversely affected.
See "Business - A.M. Best Rating."

Effect of Regulation

     The Insurance Companies are subject to substantial regulation by government agencies in the states in which they do business. Such regulation usually includes (i) regulating premium rates, policy forms, and lines of business, (ii) setting minimum capital and surplus requirements, (iii) imposing guaranty fund assessments and requiring residual market participation,
(iv) licensing companies and agents, (v) approving accounting methods and methods of setting loss and expense reserves,
(vi) setting requirements for and limiting the types and amounts of investments, (vii) establishing requirements for the filing of annual statements and other financial reports, (viii) conducting periodic statutory examinations of the affairs of insurance companies, (ix) approving proposed changes in control,
(x) limiting the amount of dividends that may be paid without prior regulatory approval, (xi) regulating transactions with affiliates, and (xii) regulating trade practices and market conduct. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors. The insurance regulatory structure has been subject to increased scrutiny in recent years by federal and state legislative bodies and state regulatory authorities. Various new regulatory standards have been adopted in recent years as a result of accreditation requirements imposed by the National Association of Insurance Commissioners (the "NAIC"). No assurance can be given that future legislation or regulatory changes will not adversely affect the business and results of operations of the Insurance Companies. See "Business -- Regulation."

     Adverse legislative and regulatory activity constraining the Insurance Companies' ability adequately to price automobile, workers' compensation and other insurance coverages may occur in the future. In recent years, insurers have been under pressure from certain state regulators, legislatures and special interest groups to reduce, freeze or set rates at levels that may not correspond with current underlying costs. In addition, as a condition of their license to do business, the Insurance Companies are required to participate in a variety of mandatory residual market mechanisms (assigned risk plans and mandatory pools) that provide certain insurance coverages (most notably automobile insurance coverages) to consumers who are otherwise unable to obtain such coverages from private insurers. Losses or assessments from residual market mechanisms cannot be predicted with certainty and could have a material adverse effect on the Company's business and results of operations.

Effect of Holding Company Structure

     Because the operations of the Company following the Conversion will be conducted through its subsidiaries, the Insurance Companies, the Company will be dependent upon dividends and other payments from the Insurance Companies for funds to meet its obligations. Pennsylvania law regulates the distribution of dividends and other payments by the Insurance Companies to the Company. Such restrictions or any subsequently imposed restrictions may in the future affect the Company's ability to pay debt, expenses and cash dividends to its shareholders. See "Dividend Policy" and "Business -- Regulation."

Reinsurance Considerations

     The Insurance Companies' insurance operations rely on the use of reinsurance arrangements to limit and manage the amount of risk retained, to stabilize underwriting results and increase underwriting capacity. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. No assurance can be given that reinsurance will continue to be available to the Insurance Companies in the future at commercially reasonable rates. While the Insurance Companies seek to obtain reinsurance with coverage limits that they believe are appropriate for the risk exposures assumed, there can be no assurance that losses experienced by the Company will be within the coverage limits of the Insurance Companies' reinsurance treaties and facultative arrangements.
The Insurance Companies also are subject to credit risk with respect to their reinsurers because the ceding of risk to reinsurers does not relieve the Insurance Companies of their liability to insureds. The insolvency or inability of any reinsurer to meet its obligations may have a material adverse effect on the business and results of operations of the Company. See "Business -- Reinsurance."

Potential Benefits of Conversion to Management and Impact of
Purchases by Management and Stock Benefit Plans

     It is currently expected that directors and executive officers of the Insurance Companies and their associates will subscribe for approximately 50,750 shares of the Common Stock to be issued in the Conversion, or 1.5% at the midpoint of the Estimated Valuation Range, and that the ESOP will purchase 10% of the shares to be issued in the Conversion. In addition, following the Conversion, and subject to shareholder approval, the Company will implement a management recognition plan (the "MRP"), under which employees and directors would be awarded (at no cost to them) an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion and a stock compensation plan (the "Compensation Plan"), under which employees and directors would be granted (at no cost to them) options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at an exercise price equal to the Purchase Price. At the minimum, midpoint and maximum of the Estimated Valuation Range, assuming all options granted under the Compensation Plan were exercised and all shares issued pursuant to the exercise of the options and all shares held by the MRP were newly issued shares, such persons would receive, in the aggregate, 399,490, 469,980 and 540,484 shares, respectively, or in each case, 12.3% of the then outstanding Common Stock. In addition to the possible financial benefits under the stock benefit plans, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management and discourage certain acquisition proposals.

        As a result of the foregoing, management could acquire a substantial interest in the Company and, if each member of management were to act consistently with each other, could have significant influence over the outcome of the election of directors and any shareholder vote, especially matters requiring the approval of 80% of the Company's outstanding Common Stock, such as certain business combinations. Management might thus have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of Common Stock and might have substantial power to block actions that such holders may deem to be in their best interests. See "Pro Forma Data," "Management -- Certain Benefit Plans and Agreements," "The Conversion -- Proposed Management Purchases," "Certain Restrictions on Acquisition of the Company."

Dilutive Effect of MRP and Stock Options

     The Company has adopted the Compensation Plan and the MRP, both of which will be subject to shareholder approval at the Company's first annual meeting of shareholders after the Conversion. Under the MRP, employees and directors would be awarded, at no cost to them, an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion, and under the Compensation Plan, employees and directors would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at the Purchase Price. Under the MRP, the shares issued to directors and employees could be newly issued shares or shares purchased in the open market.
In the event the shares issued to the MRP and pursuant to the exercise of options granted under the Compensation Plan consist of newly issued shares of Common Stock, the interests of existing shareholders would be diluted. See "Pro Forma Data" and "Management -- Certain Benefit Plans and Agreements -- Stock Compensation Plan" and "-- Management Recognition Plan."

Articles of Incorporation, Bylaw and Statutory Provisions that could Discourage Hostile Acquisitions of Control

     The Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of discouraging a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock or the removal of the Company's management, all of which certain shareholders might deem to be in their best interests. These provisions include, among other things (i) the classification of the terms of the members of the Board of Directors, (ii) supermajority provisions for the approval of certain business combinations and amendment of the Articles of Incorporation or Bylaws of the Company, (iii) elimination of cumulative voting in the election of directors, and
(iv) restrictions on the voting of the Company's equity securities by any individual, entity or group owning more than 10% of the Common Stock. The provisions in the Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on voting of the Company's equity securities provide that the supermajority voting requirements and voting restrictions do not apply to business combinations and acquisitions of voting Common Stock meeting specified Board of Director approval requirements. The Articles of Incorporation also authorize the issuance of 5,000,000 shares of preferred stock as well as additional shares of Common Stock. These shares could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

     In addition, the Pennsylvania Business Corporation Law (the
"Pennsylvania BCL") provides for certain restrictions on acquisition of the Company, and Pennsylvania law contains various restrictions on acquisitions of control of insurance holding companies.

     The Articles of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law, may have the effect of discouraging or preventing a future takeover attempt not supported by the Company's Board of Directors in which shareholders of the Company otherwise might receive a substantial premium for their shares over then-current market prices. For a detailed discussion of those provisions, see "Management -- Certain Benefit Plans and Agreements," "Certain Restrictions on Acquisition of the Company," "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "Description of Capital Stock."

Absence of Prior Market for the Common Stock

     The Company has never issued capital stock, and consequently there is no established market for the Common Stock. The Company has received preliminary approval to have the Common Stock quoted on the Nasdaq NMS under the symbol "OGGI," conditioned upon completion of the Conversion. Hopper Soliday, Legg Mason and McDonald each have advised the Company that, upon completion of the Conversion, it intends to act as a market maker in the Common Stock, subject to market conditions and compliance with applicable laws and regulatory requirements. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if one develops, it will continue, nor is there any assurance that persons purchasing Common Stock will be able to sell the Common Stock at or above the Purchase Price. See "Market for the Common Stock."

                           THE COMPANY

General

     The Company was incorporated under the laws of the Commonwealth of Pennsylvania in May 1996 for the purpose of serving as a holding company for the Insurance Companies upon the acquisition of all of their capital stock in connection with the Conversion. The Company has received approval from the Department to acquire control of the Insurance Companies subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any significant operations. Upon completion of the Conversion, the Company's primary assets will be the outstanding capital stock of the Insurance Companies and a portion of the net proceeds of the Conversion.

     Management believes that the holding company structure will permit the Company to expand the services beyond those currently offered through the Insurance Companies, although there are no definitive plans or arrangements for such expansion at present. As a holding company, the Company will have greater flexibility to diversify its business activities through existing or newly formed subsidiaries or through the issuance of capital stock to facilitate acquisitions or mergers or to obtain additional financing in the future. See "First Delaware Insurance Company Acquisition" and "New Castle Insurance Company Investment" below. The portion of the net proceeds from the sale of Common Stock in the Conversion that the Company will contribute to the Insurance Companies will substantially increase the Insurance Companies' surplus which will, in turn, enhance policyholder protection and increase the amount of funds available to support both current operations and future growth. After the Conversion, the Company will be classified as a holding company and will be subject to regulation by the Department.

     The Company's executive offices are located at 2929 Lititz
Pike, Lancaster, Pennsylvania 17604, and its main telephone number is (717) 581-6700.

First Delaware Insurance Company Acquisition

        Management expects that in November 1996, Old Guard Investment Holding Company, Inc. a subsidiary of the Insurance Companies ("Old Guard Investment") will execute an agreement with First Delaware Insurance Company ("First Delaware"), a Delaware insurance company, and International Corporation ("IC"), First Delaware's sole shareholder, pursuant to which Old Guard Investment will acquire 80% of the capital stock of First Delaware. The acquisition will be made through a combination of
(i) a $3 million cash investment in First Delaware in exchange for a number of shares of First Delaware common stock equal to $3 million divided by 1.5 times the GAAP book value per share of First Delaware as of the month end immediately preceding the closing date and (ii) the purchase from IC for cash of a number of additional shares of First Delaware, at a price per share equal to 1.5 times the GAAP book value per share of First Delaware, such that Old Guard Investment will hold 80% of the stock of First Delaware after closing. Management estimates that the total acquisition price will equal approximately
$4.8 million. Old Guard Investment expects to finance the acquisition of the common stock of First Delaware with the proceeds of a $5.0 million preferred stock investment in Old Guard Investment by American Re that will be redeemed with a portion of the proceeds from the sale of Common Stock in the Conversion.

        At closing, which is expected to occur in January 1997, Old Guard Investment and IC will execute a shareholder agreement that, among other things, will prohibit IC from transferring its remaining 20% interest in First Delaware prior to December 31, 2003 to anyone other than Old Guard Investment or an affiliate of Old Guard Investment. The shareholder agreement also gives the parties certain "put" and "call" rights prior to December 31, 2003 during specified periods with respect to the remaining 20% of the common stock of First Delaware held by IC at a purchase price of between 1 and 1.5 times then current GAAP book value per share. The exercise price of the put or call varies depending upon the time period when the put or call is exercised and is payable in cash or Common Stock at the election of the party exercising the put or call right. In addition, after December 30, 1999, IC can relinquish its put right and extinguish Old Guard Investment's call right in exchange for a payment from Old Guard Investment to IC of 10% of the put price.

     Upon closing, the First Delaware Board of Directors will consist of up to five members, three of whom will be elected by Old Guard Investment. David E. Hosler, the Chairman of the Company, will become Chairman of First Delaware. First Delaware and Commonwealth Insurance Managers, Inc. ("CIMI"), a subsidiary of Old Guard Investment, also will execute a management agreement pursuant to which CIMI will provide management advice on actuarial services, reinsurance purchasing, investment management, management information systems, security custody services, independent accounting/auditing services, human resource services and employee benefits. In order to retain the services of the two principals of First Delaware, First Delaware will enter into employment agreements acceptable to Old Guard Investment with such principals.

     The acquisition of First Delaware furthers the Company's strategic goals of geographic and product line diversification because First Delaware's business is principally commercial lines, including surety business in the Delaware and Maryland markets. The Insurance Companies intend to renew their current commercial writings in Delaware and the Eastern Shore of Maryland to First Delaware and support a planned expansion of First Delaware into Virginia. At June 30, 1996, First Delaware had $4.3 million in assets and $1.8 million in equity. For the six months ended June 30, 1996, First Delaware had direct premiums written of $2.0 million and net income of $126,000. For the year ended December 31, 1995, First Delaware had direct premiums written of $3.3 million and net income of $150,000.

New Castle Insurance Company Investment

        Management expects that in November 1996 Old Guard Investment will execute an Investment Agreement with New Castle Mutual Insurance Company ("New Castle"), a Delaware insurance company that is licensed in Delaware and Pennsylvania and sells primarily homeowners and other personal property and casualty lines through independent agents. Pursuant to the Investment Agreement, Old Guard Investment, or an affiliate designated by Old Guard Investment, will purchase a $1.0 million convertible surplus note and, from time to time, will purchase up to an additional $3.0 million of convertible surplus notes based on cancellation of reinsurance or an increase in the ratio of net premiums written to statutory surplus to an amount in excess of
2.9. Old Guard Investment expects to finance this investment by drawing on an existing unused $4.0 million line of credit. The Investment Agreement contains customary representations, warranties, covenants and conditions to closing.

     The surplus notes will be convertible into common stock of New Castle if, but only if, New Castle converts from mutual to stock form. The surplus notes will be convertible into that number of shares of common stock of New Castle equal to the greater of (i) the principal balance of the surplus notes divided by (A) the price at which a share of common stock of New Castle is offered and sold in a mutual to stock conversion of New Castle, if such an offering is made, or (B) the value assigned to a share of New Castle common stock distributed to New Castle policyholders in a mutual to stock conversion of New Castle, if such a distribution is made, or (ii) the number of authorized shares of common stock of New Castle multiplied by a fraction the numerator of which is the principal amount of the surplus notes and the denominator of which is the statutory surplus of New Castle on the last day of the month immediately preceding a mutual to stock conversion of New Castle. New Castle has covenanted to use its best efforts to convert from mutual to stock form within three years from the date of the initial surplus note purchase.

     New Castle has also agreed that it will reconstitute its board to consist of seven members with three members nominated for election as proposed by Old Guard Investment. Subject to election, David E. Hosler will become Chairman of New Castle.
New Castle also will enter into a management contract with CIMI pursuant to which CIMI will provide advice on actuarial services, reinsurance purchasing, investment management, security custody services, independent accounting/auditing services, human resource services and employee benefits.

     The surplus note investment in New Castle furthers the Company's strategic goal of geographic diversification because New Castle's business is principally located in the Delaware market. At June 30, 1996, New Castle had $5.0 million in assets on a statutory basis and $1.7 million in statutory surplus. For the six months ended June 30, 1996, New Castle had direct premiums written of $5.3 million and statutory net loss of $49,000. For the year ended December 31, 1995, New Castle had direct premiums written of $10.7 million and a statutory net loss of $749,000.

                     THE INSURANCE COMPANIES

        Old Guard Mutual, Old Guard Fire and Goschenhoppen are each Pennsylvania mutual insurance companies that currently operate as members of the Group. The Group also includes Neffsville, which is not a party to the Plan. The Insurance Companies are property and casualty insurers of farms, small and medium-sized businesses and residents primarily in rural and suburban communities in Pennsylvania, Maryland and Delaware. The Insurance Companies market farmowners, homeowners and businessowners policies, as well as personal and commercial automobile, workers' compensation and commercial multi-peril coverages through approximately 1,600 independent agents.

     The Insurance Companies operate under a reinsurance pooling agreement pursuant to which all premium revenue, loss and loss adjustment expense are ceded to Old Guard Mutual and a fixed percentage of those items is retroceded by Old Guard Mutual to Old Guard Fire and Goschenhoppen. The allocation of pooled revenue and expense is determined by the parties and is currently as follows: Old Guard Mutual - 60%, Old Guard Fire - 29% and Goschenhoppen - 11%. Investment income and investment gains and losses are not pooled. In addition, Neffsville reinsures 90% of its book of business with Old Guard Mutual.

        Old Guard Mutual. Old Guard Mutual was originally chartered in 1896. At June 30, 1996, Old Guard Mutual had total assets of $115.9 million and equity of $22.1 million.

        Old Guard Fire. Old Guard Fire was originally chartered in 1872. At June 30, 1996, Old Guard Fire had total assets of
$36.7 million and equity of $10.9 million.

        Goschenhoppen. Goschenhoppen was originally chartered in 1843. At June 30, 1996, Goschenhoppen had total assets of
$23.7 million and equity of $4.1 million.

     The Insurance Companies are subject to examination and comprehensive regulation by the Department. See "Business --
Regulation."

                         USE OF PROCEEDS

     The Company has received Department approval to acquire all of the capital stock of Old Guard Mutual, Old Guard Fire and Goschenhoppen to be issued in the Conversion in exchange for an aggregate of approximately $16.0 million in cash. The Company will retain the balance of the net proceeds.

     The net proceeds retained by the Company will be available for a variety of corporate purposes, including additional capital contributions, future acquisitions and diversification of business and dividends to shareholders. Management of the Company estimates that the acquisition price for First Delaware will be approximately $4.8 million and will be financed with the proceeds of a $5.0 million preferred stock investment by American Re in Old Guard Investment that will be redeemed with a portion of the net proceeds from the sale of Common Stock in the Conversion. With the exception of dividends and the pending acquisition of First Delaware Insurance Company and the proposed investment in New Castle Mutual Insurance Company, the Company currently has no specific plans, arrangements or understandings regarding any of the foregoing activities. See "Dividend Policy," "The Company -- Acquisition of First Delaware Insurance Company" and -- Investment in New Castle Mutual Insurance Company."

      The net proceeds used to acquire the stock of the Insurance Companies will become part of their capital, thereby expanding underwriting capacity and permitting diversification of their businesses. Any payment of dividends to the Company will be limited by regulatory restrictions on capital distributions by the Insurance Companies. See "Business -- Regulation."

        The amount of proceeds from the sale of Common Stock in the Offering will depend upon the total number of shares actually sold, the relative percentages of Common Stock sold in the Subscription, Community and Public Offerings and the actual expenses of the Conversion. As a result, the net proceeds from the sale of Common Stock cannot be determined until the Conversion is completed. Set forth below are the estimated net proceeds to the Company, assuming the sale of Common Stock at the minimum, midpoint and maximum of the Estimated Valuation Range, based upon the following assumptions: (i) shares of Common Stock will be sold as follows: (a) 50% of the shares will be sold in the Subscription and Community Offerings of which (1) 38.5% of the shares will be sold to policyholders and the community with respect to which the Company will pay a 3% commission to Hopper Soliday and (2) 11.5% of the shares will be sold to the ESOP and directors, officers and employees with respect to which no commission will be paid to Hopper Soliday, (b) 50% of the shares will be sold in the Public Offering with respect to which the Underwriters will receive an underwriting discount of 6.5%; and
(c) American Re, the holder of a surplus note having an outstanding principal balance of $1.5 million, will convert such surplus note into 150,000 shares of Common Stock pursuant to existing contractual rights; (ii) the purchase of the shares sold to the ESOP will be financed with the proceeds of a loan; and
(iii) other Conversion expenses, not including sales commissions, will be approximately $1.5 million. The foregoing assumptions regarding estimated purchases in the Subscription, Community and Public Offerings are illustrative only and are not based on comparable transactions. The Company is not aware of any recent comparable transactions. Actual expenses may vary from those estimated.

                            Minimum of   Midpoint of   Maximum of
                            2,853,500     3,357,000    3,860,600
                             shares at    shares at    shares at
                              $10.00       $10.00       $10.00
                            per share     per share    per share
                            ---------     ---------    ---------
                                        (In thousands)

Gross proceeds of
  Offering. . . . . . . .     $28,535      $33,570       $38,606
Conversion of surplus note      1,500        1,500         1,500
                              -------      -------       -------
Total proceeds. . . . . .      30,035       35,070        40,106
  Less estimated
    expenses, including
    underwriting fees . .       3,107        3,329         3,551
                              -------      -------       -------
Estimated net proceeds. .      26,928       31,741        36,555
  Less ESOP debt. . . . .       2,854        3,357         3,861
                              -------      -------       -------
Estimated net proceeds. .     $24,074      $28,384       $32,694
                              =======      =======       =======


                         DIVIDEND POLICY

     Payment of dividends on the Common Stock is subject to determination and declaration by the Company's Board of Directors. Any dividend policy of the Company will depend upon the financial condition, results of operations and future prospects of the Company. At present, the Company intends to pay an annual dividend of $.10 per share. However, there can be no assurance that dividends will be paid or, if paid initially, that they will continue to be paid in the future. In addition, because the Company initially will have no significant source of income other than dividends from the Insurance Companies and earnings from investment of the net proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend significantly upon receipt of dividends from the Insurance Companies, which is subject to significant regulatory restrictions. See "Business -- Regulation."

     Unlike the Insurance Companies, the Company is not subject to regulatory restrictions on the payment of dividends to shareholders. The Company is subject to the requirements of the Pennsylvania BCL, which generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, the Company will be able to pay its debts in the ordinary course of business and the Company's total assets will exceed its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if the Company were to be dissolved at the time the dividend or distribution is paid.

                   MARKET FOR THE COMMON STOCK

     The Company has never issued any capital stock.
Consequently, there is no established market for the Common
Stock. The Common Stock has been approved for quotation on the Nasdaq NMS under the symbol "OGGI" upon completion of the Conversion.

     Hopper Soliday, Legg Mason and McDonald each have advised the Company that, upon completion of the Conversion, it intends to act as a market maker in the Common Stock, subject to market conditions and compliance with applicable laws and regulatory requirements. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid market for the Common Stock will develop, or if one develops, that it will continue. Furthermore, there can be no assurance that purchasers will be able to resell their shares of Common Stock at or above the Purchase Price after the Conversion.

                         CAPITALIZATION

     The following table sets forth information regarding the combined historical capitalization of the Insurance Companies at June 30, 1996 and the pro forma consolidated capitalization of the Company giving effect to the sale of Common Stock at the minimum, midpoint and maximum of the Estimated Valuation Range based upon the assumptions set forth under "Use of Proceeds."
For additional financial information regarding the Insurance Companies, see the Combined Financial Statements and related Notes appearing elsewhere herein. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the Estimated Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the final appraised value of the Insurance Companies is below the minimum or above the maximum of the Estimated Valuation Range. A change in the number of shares to be issued in the Conversion may materially affect the Company's pro forma capitalization. See "Use of Proceeds" and "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                               Pro Forma Consolidated
                                               Capitalization of the Company
                                                    Based on the Sale of
                                             ---------------------------------
                                    Historical
                                     Combined
                                 Capitalization
                                      of the       2,853,500   3,357,000   3,860,600
                                    Insurance      shares at   shares at   shares at
                                  Companies at      $10.00      $10.00      $10.00
                                  June 30, 1996    per share   per share   per share
                                  --------------   ---------   ---------   ---------
                                                    (In thousands)

Subordinated debt(1)                 $ 1,500        $   --      $  --      $   --
Shareholders' equity:
  Common stock, no par value
    per share:  authorized -
    15,000,000 shares; shares to
    be outstanding - as
    shown(1)(2)(3)(4). . . . .          --           28,069      33,084      38,099
  Retained earnings --
    substantially restricted. .       35,944         35,944      35,944      35,944
  Unrealized gains. .. . . . .         1,097          1,097       1,097       1,097
    Less: Common Stock acquired
            by ESOP with
            borrowed funds(4). .        --           (2,854)     (3,357)     (3,861)
          Common Stock acquired
            by MRP(3). . . . . .        --           (1,141)     (1,343)     (1,544)
                                     -------        -------     -------     -------
  Total(4) . . . . . . . . . . .     $38,541        $61,115     $65,425     $69,735
                                     ========       ========    =======     =======

____________

(1) Subordinated debt consists of a surplus note payable by Old Guard Mutual to American Re having an assumed outstanding principal balance of $1.5 million. The table assumes that this surplus note is converted into 150,000 shares of Common Stock upon completion of the Conversion which will be in addition to the shares of Common Stock sold in the Conversion (the actual outstanding principal balance at June 30, 1996 was $2.25 million but a $750,000 principal payment was made in July 1996).

(2) Does not reflect additional shares of Common Stock that could be purchased pursuant to the Compensation Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (335,700 shares at the midpoint of the Estimated Valuation Range) at an exercise price equal to the Purchase Price. Implementation of the Compensation Plan requires shareholder approval. See "Management -- Certain Benefit Plans and Agreements -- Stock Compensation Plan" and "Investment Considerations -- Dilutive Effect of MRP and Stock Options."

(3) Assumes that newly issued shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion, represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As the Company accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP requires shareholder approval. See "Management -- Certain Benefit Plans and Agreements -- Management Recognition Plan," "Pro Forma Data" and "Investment Considerations -- Dilutive Effect of MRP and Stock Options."

(4) Assumes that 10% of the shares of Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from an unaffiliated lender. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. See "Management -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" and "Pro Forma Data."

(5) Pro forma shareholders' equity is not intended to represent the fair market value of the Common Stock, the net fair market value of the Company's assets and liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

                         PRO FORMA DATA

     The following table sets forth the historical pro forma consolidated income, shareholders' equity and other data of the Company after giving effect to the Conversion at or for the periods ended June 30, 1996 and December 31, 1995. Unaudited pro forma consolidated income and related data have been calculated for the periods, as if the Common Stock had been sold at the beginning of each such period, and the estimated net proceeds had been invested at the beginning of each period at rates of 4.03% and 3.89%, respectively. The foregoing yields approximate the after-tax yield on the investment portfolio of the Insurance Companies for the six months ended June 30, 1996 and for the year ended December 31, 1995, respectively, based on an effective tax rate of 34% for the periods. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma shareholders' equity calculations for the assumed earnings on the net proceeds.

     The shareholders' equity and related data presented herein are not intended to represent the fair market value of the Common Stock, the current value of assets or liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. The pro forma income and related data derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Company for any period. Such pro forma data may be materially affected by a change in the number of shares to be issued in the Conversion and other factors. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                  At or for the Six Months Ended
                                            June 30, 1996
                                ---------------------------------
                                  2,853,500  3,357,000  3,860,600
                                  shares at  shares at  shares at
                                    $10.00     $10.00     $10.00
                                  per share  per share  per share
                                  ---------  ---------  ---------
                                       (Dollars in thousands,
                                      except per share amounts)

Total proceeds(1) . . . . . . .    $30,035    $35,070    $40,106
Less estimated expenses . . . .      3,107      3,329      3,551
                                   -------    -------    -------
  Estimated net proceeds. . . .     26,928     31,741     36,555
Less ESOP funded by the
    Company . . . . . . . . . .      2,854      3,357      3,861
                                   -------    -------    -------
  Estimated net proceeds. . . .    $24,074    $28,384    $32,694
                                   =======    =======    =======
Historical earnings:
  Historical earnings . . . . .    $(2,961)   $(2,961)   $(2,961)
  Pro forma earnings on net
    proceeds. . . . . . . . . .        485        572        659
  Pro forma ESOP adjustment(2).       (137)      (161)      (185)

  Pro forma MRP adjustment(3) .        (75)       (89)      (102)
                                   -------    -------    -------
        Total . . . . . . . . .    $(2,688)   $(2,639)   $(2,589)
                                   ========   ========   ========
Earnings per share(1):
  Historical earnings . . . . .    $  (.95)   $  (.81)   $  (.71)
  Pro forma earnings on net
    proceeds. . . . . . . . . .        .16        .16        .16
  Pro forma ESOP adjustment(2).       (.04)      (.04)      (.04)
  Pro forma MRP adjustment(3) .       (.02)      (.02)      (.02)
                                   -------    -------    -------
      Total . . . . . . . . . .    $  (.86)   $  (.72)   $  (.61)
                                   =======    =======    =======
Shareholders' equity:
  Historical retained
    earnings. . . . . . . . . .    $35,944    $35,944    $35,944
  Unrealized gains. . . . . . .      1,097      1,097      1,097
  Pro forma increase due to
    the sale of Common Stock
    in the Conversion(1)(3) . .     28,069     33,084     38,099
  Less: Common Stock acquired
          by ESOP(2). . . . . .     (2,854)    (3,357)    (3,861)
        Common Stock acquired
          by MRP(3) . . . . . .     (1,141)    (1,343)    (1,544)
                                   -------    -------    -------
      Total . . . . . . . . . .    $61,115    $65,425    $69,735
                                   =======    =======    =======
Shareholders' equity per
  share(1):
  Historical retained
    earnings. . . . . . . . . .    $ 11.53    $  9.87    $  8.63
  Unrealized gains. . . . . . .        .35        .30        .26
  Pro forma increase due to
    the sale of Common Stock
    in the Conversion(1)(3) . .       9.00       9.09       9.15
  Less: Common Stock acquired
          by ESOP(2). . . . . .       (.92)      (.92)      (.93)
        Common Stock acquired
          by MRP(3) . . . . . .       (.37)      (.37)      (.37)
                                   -------    -------    -------
      Total . . . . . . . . . .    $ 19.59    $ 17.97    $ 16.74
                                   =======    =======    =======

Offering price as a
  percentage of pro forma
  shareholders' equity per
  share . . . . . . . . . . . .      51.05%     55.65%     59.74%
                                   =======    =======    =======

                                     At or for the Year Ended
                                         December 31, 1995
                                ---------------------------------
                                2,853,500   3,357,000   3,860,600
                                shares at   shares at   shares at
                                  $10.00      $10.00      $10.00
                                per share   per share   per share
                                ---------   ---------   ---------
                                     (Dollars in thousands,
                                    except per share amounts)

Total proceeds(1) . . . . . .    $30,035     $35,070     $40,106
Less estimated expenses . . .      3,107       3,329       3,551
                                 -------     -------     -------
  Estimated net proceeds. . .     26,928      31,741      36,555
Less ESOP funded by the
    Company . . . . . . . . .      2,854       3,357       3,861
                                 -------     -------     -------
  Estimated net proceeds. . .    $24,074     $28,384     $32,694
                                 =======     =======     =======
Historical earnings:
  Historical earnings . . . .    $  (684)    $  (684)    $  (684)
  Pro forma earnings on net
    proceeds. . . . . . . . .        936       1,104       1,272
  Pro forma ESOP
    adjustment(2) . . . . . .       (274)       (323)       (371)
  Pro forma MRP adjustment(3)       (151)       (177)       (204)
                                 -------     -------     -------
        Total . . . . . . . .    $  (173)    $   (80)    $    13
                                 =======     =======     =======
Earnings per share(1):
  Historical earnings . . . .    $  (.22)    $  (.19)    $  (.16)
  Pro forma earnings on net
    proceeds. . . . . . . . .        .30         .30         .31
  Pro forma ESOP
    adjustment(2) . . . . . .       (.09)       (.09)       (.09)
  Pro forma MRP
    adjustment(3) . . . . . .       (.05)       (.05)       (.05)
                                 -------     -------     -------
      Total . . . . . . . . .    $  (.06)    $  (.03)    $   .01
                                 =======     =======     =======
Shareholders' equity:
  Historical retained
    earnings. . . . . . . . .    $38,905     $38,905     $38,905
  Unrealized gains. . . . . .      1,992       1,992       1,992
  Pro forma increase due to
    the sale of Common Stock
    in the Conversion(1)(3) .     28,069      33,084      38,099
  Less: Common Stock acquired
          by ESOP(2). . . . .     (2,854)     (3,357)     (3,861)
        Common Stock acquired
          by MRP(3) . . . . .     (1,141)     (1,343)     (1,544)
                                 -------     -------     -------
      Total . . . . . . . . .    $64,971     $69,281     $73,591
                                 =======     =======     =======
Shareholders' equity per
  share(1):
  Historical retained
    earnings. . . . . . . . .    $ 12.48     $ 10.68     $  9.34
  Unrealized gains. . . . . .        .64         .55         .48
  Pro forma increase due to
    the sale of Common Stock
    in the Conversion(1)(3) .       9.00        9.08        9.15
  Less: Common Stock acquired
          by ESOP(2). . . . .       (.92)       (.92)       (.93)
        Common Stock acquired
          by MRP(3) . . . . .       (.37)       (.37)       (.37)
                                 -------     -------     -------
      Total . . . . . . . . .    $ 20.83     $ 19.02     $ 17.67
                                 =======     =======     =======

Offering price as a
  percentage of pro forma
  shareholders' equity per
  share . . . . . . . . . . .      48.00%      52.58%      56.59%
                                 =======     =======     =======
_________________________

(1)  Includes the conversion of a surplus note payable by Old
     Guard Mutual to American Re-Insurance Company with an outstanding principal balance of $1.5 million into 150,000 shares of Common Stock.

   (2) Assumes 10% of the shares to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from an unaffiliated lender. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt bearing interest at 8% with a ten year term payable in monthly installments. For purposes of this table the Purchase Price was utilized to calculate the ESOP expense. The Company intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computation for companies with leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding tables, it was assumed that all ESOP shares purchased in the Conversion were committed to be released at June 30, 1996 and December 31, 1995. If it is assumed that no ESOP shares were committed to be released at those dates, the application of SOP 93-6 would result in a loss per share, based on the sale of shares at the minimum, midpoint and maximum of the Estimated Valuation Range, of $(.95), $(.80) and $(.69) for the six-month period ended June 30, 1996 and $(.06), $(.02) and $.00 for the year ended December 31, 1995. See "Management -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(3) Assumes a number of newly issued shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP and will vest over a five-year period. The dollar amount of Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As the Company accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP requires shareholder approval. For purposes of this table, it is assumed that the MRP will be approved by the Company's shareholders, and that the MRP will purchase the shares of Common Stock within the year following the Conversion out of authorized but unissued shares. See "Management -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Investment Considerations -- Dilutive Effect of MRP and Stock Options."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

General

     The Company has only recently been formed and, accordingly, has no results of operations. As a result, this discussion relates to the Insurance Companies.

     This analysis of the Insurance Companies' combined financial condition and results of operations should be read in conjunction with the Insurance Companies' Combined Financial Statements and the other financial data regarding the Insurance Companies found elsewhere in this Prospectus. The discussion covers the Insurance Companies' combined financial condition and results of operations for the six months ended June 30, 1996 and June 30, 1995 and for the three years ended December 31, 1995. The Insurance Companies' fiscal years end on December 31, and reference herein to a particular year means, unless otherwise stated, the fiscal year ending on December 31 of that year.

Results of Operations

     Six Months Ended June 30, 1996 Compared to Six Months
     Ended June 30, 1995

     Premiums. Net premiums written decreased $12.9 million, or 38.8%, for the six months ended June 30, 1996 to $20.4 million from $33.3 million for the six months ended June 30, 1995. For the same comparative periods, net premiums earned decreased
$6.0 million, or 18.6%, to $26.3 million from $32.3 million. The decreases in net premiums written and net premiums earned were directly attributable to the effects of instituting a quota share reinsurance treaty between the Insurance Companies and American-Re Insurance Company ("American Re") effective
January 1, 1996. Under the treaty, the Insurance Companies cede 20% of all premium revenue, after all other reinsurance ceded, in exchange for American Re assuming 20% of all losses and loss adjustment expense. The Insurance Companies receive a 35% commission under the treaty on the business ceded. Net premiums written and net premiums earned ceded under the treaty amounted to $13.2 million and $6.7 million, respectively, for the six months ended June 30, 1996. This reinsurance treaty is designed to lessen the potential financial impact of catastrophic or severe weather-related losses and has had, and will continue to have, a material effect on the financial condition and results of operations of the Insurance Companies.

     Direct premiums written increased 3% for the six months ended June 30, 1996, compared to the same period in 1995. Personal automobile grew by 12.9% during the six months ended June 30, 1996 compared to the corresponding period in 1995, while all other lines were either relatively stable or declined slightly in the same period. The continuing focus on liability business is intended to balance the overall book of business between property and liability exposures. The declines in volume in other lines is attributable to premium rate sensitivity of insureds. The farmowners line also grew, by 4.2%, during the six months ended June 30, 1996 due to rate increases and reacquiring business lost due to pricing competition in 1994 and 1995. Personal automobile now represents 22.4% of the total book of business, up from 20.3% at June 30, 1995, while homeowners is down slightly to 25.2% and farmowners has increased slightly to 20.9%.

     Net Investment Income. Cash and invested assets increased $2.6 million, or 2.8%, to $95.4 million for the six months ended June 30, 1996 compared to $92.8 million for the six months ended June 30, 1995. The yield on cash and invested assets remained stable at 5.0% for the six months ended June 30, 1996 and 1995. As a result of the increase in cash and invested assets, net investment income increased $73,000, or 3.1%, to $2.4 million for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The increase was produced by additional invested funds in the bond portfolio and reflects an increase in dividends on common stocks during the respective time periods. Decreases in income from preferred stocks, due to prior portfolio restructuring away from such investments and a decrease in income from short-term investments, offset the improved bond and common stock portfolios. Additional interest income of $45,000 in 1996 also was generated from funds advanced to Neffsville. These advances were necessary due to the abnormal claim activity and the method of billing premiums employed by Neffsville.

     Net Realized Investment Gains. Net realized investment gains were $945,000 for the six months ended June 30, 1996 compared to $340,000 for the same period in 1995, an increase of 177.9%. The adverse claims experience of the first half of 1996 placed a severe burden on the Insurance Companies' cash flow and, accordingly, certain investments in bonds and preferred stocks were liquidated to meet cash needs. In addition, certain investment portfolio restructurings took place during the first six months of 1996. Interest rate and general economic conditions in 1996 also created capital gains opportunities.

     Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses increased by $2.8 million, or 12.3%, to $25.6 million for the six months ended June 30, 1996 from $22.8 million for the six months ended June 30, 1995. Net losses and loss adjustment expenses increased during 1996 due to substantial numbers of insurance claims arising out of abnormally severe winter storms during January 1996. Net catastrophic losses arising directly out of these storms amounted to $3.7 million. In addition, non-storm related losses and loss adjustment expenses increased by $8.3 million for the six months ended June 30, 1996 compared to the six months ended June 30, 1995 primarily because of increases in winter fire and wind related claims. The magnitude of the difference in non-storm related losses and loss adjustment expenses between the six months ended June 30, 1996 and the six months ended June 30, 1995 was accentuated by exceptionally favorable experience during the first six months of 1995. These net losses and loss adjustment expenses for the six months ended June 30, 1996, totalling
$12.0 million, were reduced by implementation of the 20% quota share reinsurance treaty effective January 1, 1996 pursuant to which the Insurance Companies ceded $6.7 million of losses and loss adjustment expenses during the six months ended June 30, 1996. Also, the Insurance Companies recovered reinsurance of $2.5 million from their aggregate excess of loss reinsurer. Loss and loss adjustment expenses were 97.5% of net premiums earned for the six months ended June 30, 1996, compared to 70.7% of net premiums earned in the same period in 1995.

        Underwriting Expenses.  Underwriting expenses were
$8.6 million for the six months ended June 30, 1996, a decrease of $3.0 million, or 26.1%, compared to the same period in 1995. The reduction is primarily due to a $3.0 million reduction in amortization of policy acquisition costs arising out of the implementation of the quota share reinsurance treaty.

     A nonrecurring expense incurred in the first six months of 1996 was the writeoff of a $250,000 surplus note investment in an unaffiliated Missouri insurance company whose surplus is impaired. Old Guard Mutual had an agreement to acquire this company but the agreement was terminated by Old Guard Mutual because of a deterioration in the financial condition of that company. See Note 15 to the Combined Financial Statement.

        Federal Income Tax Expense (Benefit). Federal income tax benefit for the six months ended June 30, 1996, was $1.6 million compared to an expense of $114,000 for the six months ended
June 30, 1995. The decrease in the Insurance Companies' effective federal income tax rate was attributable to the loss for the six months ended June 30, 1996.

        Net Income. The Insurance Companies had a net loss of $3.0 million for the six months ended June 30, 1996 compared to a gain of $495,000 for the six months ended June 30, 1995, primarily as a result of the foregoing factors.

     Year Ended December 31, 1995 Compared to Year Ended
     December 31, 1994

     Premiums. The Insurance Companies experienced a slight increase in direct premiums written in 1995 of $102,000 that was concentrated in personal automobile, which grew 5.5%, and homeowners, which grew 3.2%. Farmowners and workers' compensation direct premiums declined by 3.6% and 2.4%, respectively. The increases in personal lines premiums were the result of new business as well as modest rate increases. Farmowners writings declined due to competitive rate pressures and workers' compensation writings declined due to rate decreases arising out of improvements in loss experience attributable to legislative initiatives in 1993.

     Premiums ceded to reinsurers decreased $1.4 million for the year ended December 31, 1995 compared to the year ended
December 31, 1994. The decrease in premiums ceded in 1995 arose from: (i) a $1.5 million reduction in catastrophe reinsurance premiums due primarily to charges in 1994 for reinstatements of coverage as well as a mid-term placement of an additional cover in 1994, both of which arose directly as a result of 1994 winter storm events, and (ii) a redetermination of the expected ultimate premium rate for retrospectively rated casualty excess of loss reinsurance coverage. This result was offset slightly by an increase in certain pro rata cessions on farmowners business due to revisions in the manner in which such business is classified for reinsurance coverage purposes.

     Net premiums written increased $1.5 million, or 2.2%, for the year ended December 31, 1995 to $67.1 million from $65.6 million in 1995. For the same comparative periods, net premiums earned increased by $3.2 million, or 5.2%, to $66.7 million from $63.5 million. The increase in net premiums earned was the result of the previously discussed increase in direct premiums written, the decrease in premiums ceded to reinsurers and an increase in the change in unearned premiums of $1.7 million.

     Net Investment Income. Cash and invested assets increased $10.3 million, or 11.4%, to $100.5 million for the year ended December 31, 1995 from $90.2 million for the year ended
December 31, 1994. For the year ended December 31, 1995, the yield on invested assets was 4.7% compared to 4.1% for the year ended December 31, 1994. The net result of these changes was that net investment income increased $526,000, or 15.4%, to $4.5 million for the year ended December 31, 1995 from $3.9 million in 1994. Components of the increase in net investment income arose from an increase in gross income from fixed income securities of $785,000, or 21.4%, a decrease in income from the preferred stock portfolio of $431,000 and a decrease in investment expenses of $101,000. Income from the common stock portfolio increased $134,000, and income from short-term and other investments decreased by $63,000 accounting for the balance of the increase in net investment income.

     The increase in income from fixed income securities was attributable to a shift in the portfolio from collateralized mortgage obligations ("CMOs") to corporate obligations. The corporate obligations provided slightly higher yields on a level investment base. The CMOs experienced an increase in the rate of principal repayment as interest rates fell during 1995 and therefore became a less attractive utilization of investment capital.

     Limited cash flow in 1994 and early 1995, as well as declines in short-term interest rates, caused short-term investment income to decline by $74,000 in 1995 as compared to 1994.

     The common stock portfolio, comprised primarily of growth stocks, experienced an increase in dividend income due to the favorable results of the equities comprising the portfolio. The composition of the portfolio and general increases in dividend rates provided the Insurance Companies with the aforementioned increase in investment income from this segment of the portfolio.

     Net Realized Investment Gains. Net realized investment gains were $1.0 million for the year ended December 31, 1995 compared to $476,000 in 1994. The increase in investment gains occurred as part of the previously discussed portfolio restructuring; a similar shift in the composition of the portfolio did not occur in 1994 and far fewer securities were sold.

        Underwriting Results. For the year ended December 31, 1995 the Insurance Companies had an underwriting loss of $7.1 million and a combined ratio of 110.7% compared to an underwriting loss of $5.1 million and a combined ratio of 108.0% for the year ended December 31, 1994. In both years the underwriting loss was primarily attributable to severe weather in the Insurance Companies' territory.

     Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses incurred increased by $4.1 million, or 8.8%, to $50.5 million for the year ended December 31, 1995 from $46.4 million in 1994. Loss and loss adjustment expenses were 75.8% of net premiums earned for the year ended December 31, 1995 compared to 73.2% in 1994.

     Affecting losses and loss adjustment expenses in both 1995 and 1994 were several significant weather events that individually resulted in increased property loss claims. In 1995 a series of localized wind storms produced $3.2 million of net claims. Because none of these events met the definition of a catastrophe under the Insurance Companies' catastrophe reinsurance programs, no catastrophe reinsurance recovery was made in 1995. The year 1994 produced the single most significant claim event in the Insurance Companies' history. Winter snow and ice storms produced nearly $19.2 million in gross claims. After recoveries under catastrophe reinsurance programs, the Insurance Companies incurred $3.1 million of net losses and loss adjustment expenses from these winter storms. The respective impact of these storms on the loss ratio was 4.8 percentage points and 4.9 percentage points for 1995 and 1994, respectively. For the five year period preceding 1994 the Insurance Companies never had a single event resulting in claims in excess of $2.7 million. The 1996 catastrophe reinsurance retention limit is $3.5 million.

     Adjustments to loss reserves are made when analysis shows that reserve levels were estimated higher or lower than is necessary. Any adjustment to reserves is reflected as a charge or addition to income in the period in which it is made. The increase in net losses and loss adjustment expenses incurred in 1995 was attributable to the adverse development of prior year losses and loss adjustment expense reserves of $2.4 million; favorable loss reserve development occurred in 1994 and reduced losses and loss adjustment expenses by $5.5 million. The effect of the adverse development in 1995 increased the loss and loss adjustment expense ratio by 3.7 percentage points while the favorable development in 1994 decreased the ratio by 8.7 percentage points. On an accident year basis the loss and loss adjustment expense ratio was 72.1% in 1995 and 81.9% in 1994.

        Underwriting Expenses. Underwriting expenses increased by $1.2 million, or 5.3%, for the year ended December 31, 1995 to $23.3 million from $22.1 million for 1994. This 5.3% increase in underwriting expenses is attributable to increased policy acquisition costs and closely parallels the associated 5.2% increase in net premiums earned for the year ended December 31, 1995 compared to the year ended December 31, 1994. For the year ended December 31, 1995 the Insurance Companies had an underwriting expense ratio of 34.9% compared to 34.8% for the year ended December 31, 1994.

        Federal Income Tax Expense. Federal income tax expense decreased $152,000, resulting in a tax benefit of $684,000 in 1995 compared to a $532,000 tax benefit in 1994. The decrease in federal income tax expense is attributable to the decrease in taxable income in 1995 compared to 1994 offset by a decrease in tax exempt income of $644,000 for 1995 compared to 1994.

        Net Income. Net income decreased $828,000 to a $684,000 loss in 1995 from net income of $144,000 in 1994 primarily as a result of the foregoing factors.

     Year Ended December 31, 1994 Compared to Year Ended
     December 31, 1993

     Premiums. Direct premiums written increased $4.0 million, or 5.3% for the year ended December 31, 1994 to $78.8 million from $74.8 million for the year ended December 31, 1993. This increase in direct premiums written was concentrated in personal lines of business as homeowners and automobile writings increased in 1994 by 7.6% and 19.1%, respectively. These increases were the result of new business as well as modest rate increases. The workers' compensation line of business experienced an 11.9% decline in direct premiums written in 1994 due primarily to legislative action in Pennsylvania that required a roll back in premium rates. These roll backs were deemed appropriate due to corresponding legislation intended to assist in controlling insurers' costs associated with workers' compensation claims.

     Premiums ceded to reinsurers increased $1.7 million in 1994. This increase in premiums ceded arose primarily due to an increase in the Insurance Companies' catastrophe reinsurance premiums in 1994 arising out of reinstatement charges that were required to be paid and management's decision to purchase additional mid-year coverages. The additional premiums were the result of severe winter weather in early 1994 that resulted in substantial claim activity and ultimately in recoveries of losses under the catastrophe reinsurance program.

     Net premiums written increased $2.2 million, or 3.5%, for the year ended December 31, 1994 to $65.6 million from $63.4 million in 1993. For the same comparative periods, net premiums earned increased $2.5 million, or 4.1%, to $63.5 million from $61.0 million. The increase in net premiums earned was comprised of the $4.0 million increase in direct premiums written and an increase in the change in unearned premiums of $200,000, offset by a $1.7 million increase in premiums ceded to reinsurers. The increase in net unearned premiums arose from the increase in direct writings as well as the restructuring of the Goschenhoppen reinsurance program from a pro rata program to an excess of loss program.

     Net Investment Income. Cash and invested assets decreased $9.5 million, or 9.5%, to $90.2 million for the year ended December 31, 1994 from $99.7 million for the year ended
December 31, 1993. Although the 1994 year end balance in cash and invested assets declined significantly, the average cash and invested assets balance and the yield on cash and invested assets for 1994 of $94.9 million and 4.1%, respectively, were substantially unchanged compared to 1993. The net result of these changes was that net investment income was essentially flat, totaling $3.9 million for the years ended December 31, 1994 and 1993. This was primarily due to demands on cash flow associated with the severe winter in 1994 that did not permit the Insurance Companies to significantly add to the average balance of investment securities. Changes did occur, however, in the components of net investment income. Investment income from investments in fixed income securities, cash and cash equivalents and other investments increased $150,000 or 3.7% and investment expenses decreased $11,000, or 0.8%, in 1994, while investment income from investments in preferred and common stock decreased $157,000, or 12.2%, from 1993 to 1994. The shift in the mix of securities comprising the portfolio resulted in the aforementioned shift in the composition of investment income. During 1994, preferred stocks were de-emphasized and the focus shifted to U.S. Government and corporate bonds. The primary motivation for this shift arose from income tax considerations.

     Net Realized Investment Gains. Net realized investment gains were $476,000 for the year ended December 31, 1994 compared to $1.8 million in 1993, a decline of $1.3 million or 72.2%. The decrease in net realized investment gains was attributable to a marked decline in the sale of available-for-sale securities in 1994 compared to 1993 because sales in 1994 would have generated losses due to higher interest rates during the period.

        Underwriting Results.  For the year ended December 31,
1994 the Insurance Companies had an underwriting loss of $5.1 million and a combined ratio of 108.0% compared to an underwriting loss of $2.2 million and a combined ratio of 103.5% for the year ended December 31, 1993.

     Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses increased $4.3 million, or 10.0%, to $46.4 million for the year ended December 31, 1994 from $42.2 million in 1993. Losses and loss adjustment expenses were 73.2% of premium revenue for the year ended December 31, 1994 compared to 69.1% for 1993. The majority of the aforementioned increase was attributable to severe winter weather in early 1994. Snow, ice and water damage claims produced record levels of loss activity. After recovery from catastrophe reinsurers the net increase in losses and loss adjustment expenses was $3.1 million, or 4.9%, of net premiums earned in 1994.

        Underwriting Expenses. Underwriting expenses increased $1.1 million, or 5.2%, to $22.1 million for the year ended December 31, 1994 from $21.0 million in 1993. This 5.2% increase in underwriting expenses reflected an increase in policy acquisition costs associated with the 4.1% increase in net premiums earned for the year ended December 31, 1994 compared to the year ended December 31, 1993 as well as additional costs attributable to the restructuring of Goschenhoppen's reinsurance program in 1994. For 1994, the underwriting expense ratio was 34.8% compared to an underwriting expense ratio of 34.4% in 1993.

        Federal Income Tax Expense.   The Insurance Companies
received a $533,000 federal income tax benefit for the year ended December 31, 1994 compared to income tax expense of $383,000 for 1993. The decrease in federal income tax expense in 1994 was attributable to the decrease in net income offset by a reduction in tax exempt income of $1.2 million from amounts earned in 1993.

        Net Income.  The Insurance Companies had net income of
$144,000 for the year ended December 31, 1994 compared to net income of $3.4 million in 1993, primarily as a result of the foregoing factors.

Liquidity and Capital Resources

     Historically, the principal sources of the Insurance Companies' cash flow have been premiums, investment income, maturing investments and proceeds from sales of invested assets. In addition to the need for cash flow to meet operating expenses, the liquidity requirements of the Insurance Companies relate primarily to the payment of losses and loss adjustment expenses. The short- and long-term liquidity requirements of the Insurance Companies vary because of the uncertainties regarding the settlement dates for liabilities for unpaid claims and because of the potential for large losses, either individually or in the aggregate.

     The Insurance Companies and their subsidiaries have in place unsecured lines of credit with local financial institutions under which they may borrow up to an aggregate of $7.2 million. At June 30, 1996, no amounts were outstanding on this line of credit, which has an annual interest rate equal to the bank's prime rate. Old Guard Investment intends to borrow $1 million under one of these credit lines to finance its initial investment in New Castle. See "The Company--New Castle Insurance Company Investment." In addition, at June 30, 1996, Old Guard Mutual had a $2.25 million surplus note outstanding. Pursuant to the terms of the surplus note, Old Guard Mutual made a $750,000 payment subsequent to June 30, 1996. The holder has elected to exchange the remaining $1.5 million balance of the surplus note for 150,000 shares of Common Stock of the Company upon completion of the Conversion. See "The Conversion -- Surplus Note."

     Net cash provided by (used in) operating activities was $(9.9) million during the six months ended June 30, 1996 and was $4.9 million, ($2.9) million and $8.4 million during the years ended December 31, 1995, 1994, and 1993, respectively. The decrease in net cash provided by operating activities during the six months ended June 30, 1996 was primarily attributable to the net loss for the period and an increase in reinsurance recoverable. The increase in net cash provided by operating activities in 1995 was primarily attributable to the increase in net income and a decrease in reinsurance recoverable. The increase in net cash used in operating activities in 1994 was primarily attributable to a net operating loss and an increase in reserves for losses and loss adjustment expenses during 1994 compared to 1993, offset by an increase in deferred policy acquisition costs.

     Net cash provided by investing activities was $7.5 million during the six months ended June 30, 1996. Net cash provided by investing activities was ($3.3) million, $2.2 million, and ($9.5) million during the years ended December 31, 1995, 1994 and 1993, respectively. The increase in net cash provided by investing activities during the six months ended June 30, 1996 primarily resulted from a decrease in the Insurance Companies' fixed-income securities. The increase in net cash used in investing activities in 1995 as compared to 1994 resulted primarily from the net increase in cash available from the Company's operations during 1995. The increase in net cash provided by investing activities in 1994 as compared to 1993 resulted primarily from the sale of fixed income and equity securities materially exceeding the purchase of such securities.

     The principal source of liquidity for the Company will be dividend payments and other fees received from the Insurance Companies. Pennsylvania law regulates the distribution of dividends and other payments to the Company by the Insurance Companies. See "Business -- Regulation." Such restrictions or any subsequently imposed restrictions may in the future affect the Company's liquidity.

Effects of Inflation

          The effects of inflation on the Insurance Companies are implicitly considered in estimating reserves for unpaid losses and loss adjustment expenses, and in the premium rate-making process. The actual effects of inflation on the Insurance Companies' results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that the Insurance Companies' loss reserves, including reserves for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

                            BUSINESS

General

     The Company was organized at the direction of the Boards of Directors of the Insurance Companies for the purpose of becoming a holding company for all of the outstanding capital stock of the Insurance Companies. Upon Conversion, the Insurance Companies will become wholly-owned subsidiaries of the Company.

        The Insurance Companies underwrite property and casualty insurance, concentrating on providing insurance to farms, small to medium-sized businesses and residents primarily in rural and suburban communities in Pennsylvania, Maryland and Delaware. Pennsylvania accounted for in excess of 93% of the direct premiums written for the six-month period ended June 30, 1996 and for each of the years in the three-year period ended December 31, 1995. The Insurance Companies market farmowners, homeowners and businessowners policies, as well as personal and commercial automobile, workers' compensation and commercial multi-peril coverages through approximately 1,600 independent agents located primarily in rural and suburban communities. As of June 30, 1996, the Insurance Companies had over 140,000 property and casualty policies in force.

        Old Guard Mutual, Old Guard Fire and Goschenhoppen have underwritten property and casualty insurance since 1896, 1872 and 1843, respectively. Old Guard Mutual and Old Guard Fire are licensed to underwrite property and casualty insurance in Delaware, Maryland and Pennsylvania. Goschenhoppen is licensed only in Pennsylvania. At June 30, 1996, the consolidated assets of the Insurance Companies were $137.8 million.

Strategy

     The Company's principal strategies for the future are to:

     - Achieve geographic diversification of risk by acquisition of other insurance companies or licensing of the Insurance Companies in other jurisdictions with reduced or different loss exposure;

     - Improve the mix of business by increasing commercial writings and emphasizing casualty coverages in order to enhance profitability and lessen the impact of property losses on overall results; and

     - Improve efficiency and maintain the high level of personal service delivered to agents and insureds through continued enhancement of the Company's management information systems (MIS).

     Management has taken steps to implement each of these strategies and views the Conversion as a critical component of its strategic plan. The additional capital generated by the Conversion will permit the Insurance Companies to accelerate implementation of these strategies and the resulting holding company structure will provide needed flexibility to achieve the Company's goals.

     Geographic Diversification. The Company's goal is to achieve geographic diversification of risk outside Pennsylvania to areas with reduced or different catastrophic loss exposure and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. Concentration of property insurance in Pennsylvania has caused the Insurance Companies to be susceptible to localized catastrophic events primarily related to severe weather. The Company expects to accomplish geographic diversification principally through acquisition but expects also to seek authority for the Insurance Companies to do business in additional jurisdictions. The acquisition of an 80% interest in First Delaware Insurance Company and the investment in New Castle Insurance Company represent initial steps to diversify geographically. See "The Company -- Acquisition of First Delaware Insurance Company" and "-- Investment in New Castle Insurance Company."

     Upon completion of the Conversion, the Company plans to seek additional acquisitions outside Pennsylvania. The Company is currently targeting for acquisitions companies located in jurisdictions adjacent to its current markets and in the upper Midwest. Completion of the conversion will provide funds for cash acquisitions and the holding company structure will facilitate the use of capital stock for acquisitions as well.
The Company expects that any insurance companies acquired will be added to the existing reinsurance pool among the Insurance Companies. All participants in the pool will then benefit from increased dispersion of risk.

     Diversification of Lines of Business. The Insurance Companies have taken, and will continue to take, steps to increase commercial and casualty premium volume, both to reduce property loss exposure and to provide greater product diversification from personal into commercial lines that may provide a countercyclical balance to personal lines.

     One such initiative is the introduction in the third quarter of 1996 of new commercial multi-peril packages tailored to specific business and industry segments chosen based on the experience of the underwriting staff and market opportunities available to existing agents. These packages should permit the Insurance Companies to serve larger commercial accounts as well as to sell accompanying workers' compensation and commercial automobile coverages. Another initiative is the introduction of tiered pricing for workers' compensation coverage through a policy with more attractive pricing and the opportunity for dividends. The acquisition of First Delaware Insurance Company, which has a commercial book of business, also furthers the goal of diversification into commercial lines.

     Management believes that it has the opportunity to increase the volume of casualty business by focused marketing to existing agents, many of whom have traditionally associated the Insurance Companies with farm-related property insurance and may not identify and choose the Insurance Companies for their customers as providers of casualty line products. For example, currently less than 20% of the Insurance Companies' farm and homeowner customers purchase auto policies from the Insurance Companies. Management believes an increasing share of this market is desirable and attainable given the existing relationships among the Insurance Companies, its agents and its insureds.

     Completion of the Conversion will supply the additional surplus necessary to support substantially increased commercial and casualty premium volume.

     Service Capabilities. Management believes the Insurance Companies have a strong reputation for personal attention to agents and insureds. The Insurance Companies have undertaken a program to enhance their MIS capabilities, with the goal of improving efficiency, internal reporting and service to agents and insureds, as well as facilitating acquisitions. Over the past two years, management has selected a new MIS environment and has begun the process of converting from a single mainframe processing unit to a personal computer-based wide area network. This new MIS environment should permit a greater volume of business to be processed by the same or fewer number of staff.
It will also allow direct agent interface to enhance service to agents and insureds and build upon the Insurance Companies' strong reputation in this area.

Products

     The Insurance Companies offer a variety of property and casualty insurance products primarily designed to meet the insurance needs of the rural and suburban communities in which the Insurance Companies do business, including their agricultural clients. The following tables set forth the direct premiums written, net premiums earned and net loss ratios for the Insurance Companies for the periods indicated:

                                                     Six Months
                                                   Ended June 30,                        Year Ended December 31,
                                           -------------------------------   -----------------------------------------------
                                                   % of             % of             % of             % of             % of
                                           1996    Total    1995    Total    1995    Total    1994    Total    1993    Total
                                           ----    -----    ----    -----    ----    -----    ----    -----    ----    -----
                                                                  (Dollars in thousands)
Direct Premiums Written:

Farmowners. . . . . . . . . . . . .     $  8,511   20.9%  $ 8,169   20.6%  $15,494   19.7%  $16,080   20.4%  $15,319   20.5%
Homeowners. . . . . . . . . . . . .       10,275   25.2    10,038   25.3    21,157   26.8    20,509   26.1    19,067   25.5
Businessowners and commercial
  multi-peril . . . . . . . . . . .        5,366   13.2     5,459   13.7    11,083   14.1    10,587   13.4    10,367   13.9
Personal automobile . . . . . . . .        9,117   22.4     8,074   20.3    16,810   21.3    15,928   20.2    13,376   17.9
Commercial automobile . . . . . . .          498    1.2       450    1.1       776    0.9       815    1.0       807    1.0
Workers' compensation . . . . . . .        3,103    7.6     3,172    8.0     5,432    6.9     5,563    7.1     6,312    8.4
Fire, allied, inland marine . . . .        3,133    7.7     3,646    9.2     6,763    8.6     7,917   10.1     8,192   11.0
Other liability . . . . . . . . . .          742    1.8       712    1.8     1,317    1.7     1,331    1.7     1,316    1.8
                                        --------  -----   -------  -----   -------  -----  --------  -----  --------  -----
     Total. . . . . . . . . . . . .      $40,745  100.0%  $39,720  100.0%  $78,832  100.0%  $78,730  100.0%  $74,756  100.0%
                                         =======  ======  =======  ======  =======  ======  =======  ======  =======  ======


                                                  Six Months
                                                Ended June 30,                      Year Ended December 31,
                                      ---------------------------------   -----------------------------------------------
                                                % of             % of             % of            % of              % of
                                      1996(1)   Total   1995(1)  Total    1995    Total   1994    Total    1993     Total
                                      -------   -----   -------  -----    ----    -----   ----    -----    ----     -----
                                                               (Dollars in thousands)
Net Premiums Earned

Farmowners. . . . . . . . . . . . . $  4,915    18.7%  $ 6,538   20.2%  $13,413   20.1%  $13,315   21.0%  $13,368   21.9%
Homeowners. . . . . . . . . . . . .    7,401    28.1     9,130   28.3    18,391   27.6    16,755   26.4    14,622   24.0
Businessowners and commercial
  multi-peril . . . . . . . . . . .    3,500    13.3     4,216   13.1     8,828   13.2     8,387   13.2     8,548   14.0
Personal automobile . . . . . . . .    6,153    23.4     6,718   20.8    14,459   21.7    12,521   19.8    11,402   18.7
Commercial automobile . . . . . . .      265     1.0       338    1.0       769    1.2       717    1.1       675    1.1
Workers' compensation . . . . . . .    1,703     6.5     1,998    6.2     4,233    6.4     4,266    6.7     4,394    7.2
Fire, allied, inland marine . . . .    2,242     8.5     3,212    9.9     6,294    9.4     6,930   10.9     7,465   12.3
Other liability . . . . . . . . . .      127     0.5       171    0.5       276    0.4       574    0.9       512    0.8
                                    --------   -----   -------  -----   -------  -----  --------  -----  --------  -----
     Total. . . . . . . . . . . . .  $26,306   100.0%  $32,321  100.0%  $66,663  100.0%  $63,465  100.0%  $60,986  100.0%
                                     =======   ======  =======  ======  =======  ======  =======  ======  =======  ======
Net Loss Ratio
Farmowners. . . . . . . . . . . . .    112.6%            82.1%            78.7%            78.8%            71.2%
Homeowners. . . . . . . . . . . . .    123.2             82.5             80.8             98.0             83.3
Businessowners and commercial
  multi-peril . . . . . . . . . . .     99.5             70.4             62.2             47.8             51.6
Personal automobile . . . . . . . .     74.2             66.2             90.4             70.9             73.2
Commercial automobile . . . . . . .     98.6             80.7             70.9             53.8             35.1
Workers' compensation . . . . . . .     39.8             26.3             43.0             58.3             74.3
Fire, allied, inland marine . . . .     85.6             39.5             53.4             49.7             50.1
Other liability . . . . . . . . . .     71.8            270.1            326.3             49.9             83.9

Total. . . . . . . . . . . . . . .      97.5%            70.7%            75.8%            73.2%            69.1%

----------------
(1) Effective January 1, 1996, the Insurance Companies and American Re entered into a quota share reinsurance treaty pursuant to which the Insurance Companies cede 20% of their liability remaining after cessions of excess and catastrophic risks through other reinsurance contracts.
     Pro rata cessions of unearned premiums as of January 1, 1996 and the transfer of premiums written during the six months ended June 30, 1996 accounts, in part, for the decline in net premiums earned when the six months ended June 30, 1996 is compared to the six months ended June 30, 1995.

     Farmowners Policy. The farmowners policy, developed in 1975, is a flexible, multi-line package of insurance coverages. As a result of its flexible features, this product can be adapted to meet the needs of a variety of agricultural and related businesses, including a package designed for farmers with large dairy operations. The farmowners policy combines property and liability insurance for the farm owner, as well as owners of other agricultural related businesses, such as nurseries and greenhouses. The largest numbers of farmowners policies written by the Insurance Companies are for dairy, beef, horse and crop farming risks. In general, standing crops are not insured except under limited circumstances but harvested and stored crops generally are insured. Policyholders may select property damage coverages for specific peril groups, such as basic perils that include fire and allied lines, extended coverage and vandalism or broad form and special perils. Personal liability coverage insures policyholders against third party liability from accidents occurring on their premises or arising out of their operations or from their products. The farmowners policy contains a limited liability extension of pollution-type coverage for damages caused to third persons or their crops resulting from above-ground, off-premises contamination, such as overspray of fertilizers and pesticides. As of June 30, 1996, the Insurance Companies had approximately 11,500 farmowner policies in force.

     Homeowners Policy. The Insurance Companies' homeowners policy, introduced in 1963, is a multi-peril policy providing property and liability coverages and optional inland marine coverage. The homeowners policy is sold to provide coverage for the insured's principal residence. As of June 30, 1996, the Insurance Companies had approximately 72,000 homeowners policies in force.

     Businessowners. The Insurance Companies introduced a businessowners policy in 1983 that provides property and liability coverages to small businesses within its rural and suburban markets. This product is marketed to six distinct groups: (i) apartment owners with relatively small property-based risks; (ii) condominium owners; (iii) landlords with dwelling properties of up to four family units; (iv) mercantile businessowners, such as florists, gift shops and antique dealers, with property-based risks; (v) offices with owner and/or tenant occupancies; and (vi) religious institutions consisting of smaller, rural properties. As of June 30, 1996, approximately 6,600 businessowners policies were in force.

     Personal Automobile. The Insurance Companies' personal automobile policy insures individuals against claims resulting from injury and property damage and can be marketed in conjunction with the Insurance Companies' other products, such as the farmowners policy, the businessowners policy or the homeowners policy. As of June 30, 1996, the Insurance Companies had approximately 20,000 personal automobile policies in force.

     Commercial Automobile. The Insurance Companies' commercial automobile policies are generally marketed in conjunction with farmowners, businessowners or commercial multi-peril policies. Commercial automobile is one of the Insurance Companies' lower volume products. As of June 30, 1996, the Insurance Companies had approximately 1,000 commercial automobile insurance policies in force.

     Commercial Multi-Peril. The Insurance Companies also issue a number of commercial multi-peril policies providing property and liability coverage to accounts that, because of their larger size, do not meet the eligibility requirements for the businessowners product. As of June 30, 1996, approximately
1,600 such policies were in force. The Insurance Companies are working to increase market penetration for this product because it includes commercial casualty risks that helps to diversify risk and lessen the impact of property losses on overall results. One such marketing initiative is the promotion of commercial multi-peril packages targeted to the following businesses:
(i) food processing, (ii) retailing, (iii) manufacturing,
(iv) metal working, (v) offices, and (vi) service operations. These packages are being written using existing policies and forms and were chosen based on the experience of the underwriting staff and market opportunities available to existing agents. The packages are of a type generally written by larger companies and should permit the Insurance Companies to sell commercial packages as well as accompanying workers' compensation and commercial automobile coverages to larger accounts.

     Workers' Compensation. The Insurance Companies generally write workers' compensation policies in conjunction with farmowners policies, businessowners policies or other commercial packages. However, the Insurance Companies may write stand-alone workers' compensation policies. A recent initiative is tiered pricing for workers' compensation coverage with the introduction of a policy with more attractive pricing and the opportunity for dividends. As of June 30, 1996, approximately 80% of the Insurance Companies' in force workers' compensation policies were written in connection with farmowners, businessowners, or commercial multi-peril policies.

     Umbrella Liability. The Insurance Companies write commercial and personal line excess liability policies covering business, farm and personal liabilities in excess of amounts covered under the farmowners, homeowners, businessowners, commercial multi-peril and automobile policies. Such policies are available generally with limits of $1 million to $5 million. The Insurance Companies do not generally market excess liability policies to individuals and farmowners unless they also write an underlying liability policy. However, the Insurance Companies may write excess liability coverage for commercial accounts without all underlying liability coverages.

     Commercial General Liability. The Insurance Companies write a stand-alone commercial general liability policy for certain business situations that do not meet the criteria for liability coverage under a farmowners, businessowners or commercial multi-peril policy. The policy insures businesses against third party liability from accidents occurring on their premises or arising out of their operations or products. Most of the Insurance Companies' products liability line is written as part of the commercial general liability product.

Marketing

     The Insurance Companies market their property and casualty insurance products in Pennsylvania, Maryland and Delaware through approximately 483 independent agencies: 454 in Pennsylvania, 27 in Maryland and 2 in Delaware. These agencies collectively employ a force of 1,600 agents. The Insurance Companies manage their agents through quarterly business reviews (with underwriter participation) and establishment of benchmarks/goals for premium volume. The Insurance Companies have managed a decline in the number of agencies in recent years to eliminate low volume agencies and reduce concentration in southern Pennsylvania. Most of the Insurance Companies' independent agents represent multiple carriers and are established residents of the rural and suburban communities in which they operate. The Insurance Companies' independent agents generally market and write the full range of the Insurance Companies' products. The Insurance Companies consider their relationships with agents to be good.

        As of June 30, 1996, no agency accounted for over 5% of direct premiums written, with the top 10 agencies accounting for 18% of direct premiums written. Average volume per agency is $163,000, with the largest agency generating approximately
$3.0 million in premium revenue for the Insurance Companies.

     The Insurance Companies emphasize personal contact between their agents and the policyholders. The Insurance Companies believe that their name recognition, policyholder loyalty and policyholder satisfaction with agent and claims relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention.

     The Insurance Companies' policies are marketed exclusively through their network of independent agents. The Insurance Companies depend upon their agency force to produce new business and to provide customer service. The network of independent agents also serves as an important source of information about the needs of the communities served by the Insurance Companies. This information is utilized by the Insurance Companies to develop new products and new product features.

     Agency compensation is based on one of three compensation plans. Each agency may elect: fixed base commission only, fixed base commission with some opportunity for bonus commission based on the agency's loss experience, or floating base commission based on the agency's three year loss ratio with some opportunity to earn bonus commission depending on the agency's one-year loss experience.

     The Insurance Companies' independent agencies are supervised and supported by agent representatives, who are employees of the Insurance Companies and who have principal responsibility for recruiting agencies and training new agents. To support its marketing efforts, the Insurance Companies develop and produce print and radio advertising and hold seminars for agents. Agencies are then able to purchase advertising (using prepared materials) in local markets. The Insurance Companies and agent representatives conduct training programs that provide both technical training about products and sales training on how to market insurance products.

     The Insurance Companies provide personal computer software to agencies that allows them to quote rates on homeowners, farmowners, businessowners and personal auto. In addition, a home page has been established on the Internet for the public that is periodically updated with pertinent information about the Insurance Companies and their products.

Underwriting

     The Insurance Companies seek to write their commercial and personal lines by evaluating each risk with consistently applied standards. The Insurance Companies maintain information on all aspects of their business that is regularly reviewed to determine product line profitability. The Insurance Companies' staff of 24 underwriters generally specialize in farm, personal or commercial lines. Specific information is monitored with regard to individual insureds that is used to assist the Insurance Companies in making decisions about policy renewals or modifications. The Insurance Companies' underwriters have an average of over 14 years of experience as underwriters. The Insurance Companies believe their extensive knowledge of local markets is a key underwriting advantage.

     The Insurance Companies rely on information provided by their independent agents, who, subject to certain guidelines, also act as field underwriters and pre-screen policy applicants. The independent agents have the authority to sell and bind insurance coverages in accordance with pre-established guidelines. Agents' underwriting results are monitored and on occasion agents with historically poor loss ratios have had their binding authority removed until more profitable underwriting results were achieved.

Claims

     Claims on insurance policies written by the Insurance Companies are usually investigated and settled by one of the Insurance Companies' staff claims representatives who work in teams led by a supervisor. Supervisors report to the claims manager. As of June 30, 1996, the Insurance Companies' claim staff included 28 claims representatives and 6 supervisors. The Insurance Companies claims philosophy emphasizes timely investigation, evaluation and fair settlement of claims, while maintaining adequate case reserves and controlling claim adjustment expenses. The claims philosophy is designed to support the Insurance Companies marketing efforts by providing prompt service and making the claims process a positive experience for agents and policyholders.

     Claims settlement authority levels are established for each representative and claims manager based upon their level of experience. Claims are typically reported by the agents. Multi-line teams exist to handle all claims. Subrogation is centralized in the Lancaster, Pennsylvania office. The claims department is responsible for reviewing all claims, obtaining necessary documentation, estimating the loss reserves and resolving the claims. The Insurance Companies engage independent appraisers and adjusters to evaluate and settle claims as claims volume or specialized needs require.

     The Insurance Companies attempt to minimize claims costs by encouraging the use of alternative dispute resolution procedures. Less than 3% of all claims result in litigation. Litigated claims are assigned to outside counsel, who then work closely as a team with a staff claims representative. Outside counsel must comply with a formal litigation management plan and all bills are audited.

Reinsurance

     Reinsurance Ceded

     In accordance with insurance industry practice, the Insurance Companies reinsure a portion of their exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance is ceded principally to reduce net liability on individual risks, to mitigate the effect of individual loss occurrences (including catastrophic losses), to stabilize underwriting results and to increase the Insurance Companies' underwriting capacity. Although reinsurance does not legally discharge the ceding insurer from primary liability for the full amount of the policies ceded, the assuming reinsurer is liable to the extent of the coverage ceded. The Insurance Companies determine the amount and scope of reinsurance coverage to purchase each year based upon their evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. For the year ended December 31, 1995, the Insurance Companies ceded to reinsurers $11.6 million of earned premiums. For the six months ended June 30, 1996, the Insurance Companies ceded to reinsurers $13.4 million of earned premiums. The significant increase in ceded premiums in the six-month period ended June 30, 1996 reflects the effect of a new quota share reinsurance treaty that was effective as of January 1, 1996 and which is described herein.

     The Insurance Companies' reinsurance arrangements are placed with non-affiliated reinsurers, principally American Re, and are generally renegotiated annually. Coverages described herein are generally for the year ended December 31, 1996.

     Except for certain excluded classes of property and losses due to flood, the largest exposure retained by the Insurance Companies on any one individual property risk is $150,000. Individual property risks in excess of $150,000 are covered on an excess of loss basis up to $500,000 per risk by American Re and Munich-American Reinsurance Company ("Munich Re"). Except for certain excluded classes of property and losses due to flood and auto physical damage, per risk property losses in excess of $500,000 but less than $2 million are reinsured on a proportional basis by American Re and Munich Re. Facultative coverage also is available for certain property risks in excess of $2 million per risk.

     Individual casualty risks for most lines of business, excluding umbrella liability, that are in excess of $100,000 are covered on an excess of loss basis, up to $2 million per occurrence by American Re. In addition, casualty losses arising from workers' compensation claims are reinsured on a per occurrence and per person basis by various reinsurers up to $10 million. Umbrella liability losses are reinsured by American Re on a 95% quota share basis up to $1 million and a 100% quota share basis in excess of $2 million up to $5 million with a ceding commission of 27.5%.

     Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure arising from a single event such as windstorm, hail, tornado, hurricane, earthquake, riot, blizzard, freezing temperatures or other extraordinary events. The Insurance Companies have purchased reinsurance for catastrophic property losses for 1996, under which the Insurance Companies reinsure 97.5% of losses per occurrence over $3.5 million up to a maximum of $10 million and 100% of the losses between $13.5 million and $30 million per occurrence. The Insurance Companies also have an underlying catastrophe and aggregate excess of loss reinsurance agreement with American Re designed to protect against multiple events each of which is below the $3.5 million retention under the primary catastrophe reinsurance treaty. Under this agreement, losses are reinsured to the extent of (i) (A) 95% of $1.5 million in excess of $3.5 million on property catastrophe losses or (B) aggregate net losses exceeding a 75% loss ratio in any accident year up to the lesser of a 78.33% loss ratio or $3 million, and (ii) 100% of losses in excess of $2 million for winter storm losses during specified periods, up to a maximum of $3 million. The Insurance Companies recovered under this latter coverage provision for losses attributable to the January 1996 blizzard.

     Effective January 1, 1996, the Insurance Companies and American Re entered into a quota share reinsurance treaty. Under the terms of the treaty, the Insurance Companies cede 20% of their liability remaining after cessions of excess and catastrophic risks through other reinsurance contracts. The result of the new quota share treaty is a pro rata sharing of risk (80% of losses and loss adjustment expenses are borne by the Insurance Companies and 20% by American Re) with both the Insurance Companies and American Re benefiting from other excess and catastrophe reinsurance. This treaty protects the Insurance Companies' surplus from high frequency and low severity type losses. The Insurance Companies pay American Re a reinsurance premium equal to 20% of premiums collected net of other reinsurance costs. Reinsurance premiums due American Re on the quota share treaty are reduced by a ceding allowance equal to 35% of the reinsurance premium. This reinsurance treaty is designed to stabilize underwriting results.

     Quota share reinsurance may be used to moderate the adverse impact of underwriting losses to the ceding company but also decreases underwriting profits which would otherwise be retained by the ceding company. The quota share reinsurance treaty entered into by the Insurance Companies with American Re has had, and will have, a material effect on the financial condition and results of operations of the Insurance Companies during the term of the reinsurance treaty.

     The insolvency or inability of any reinsurer to meet its obligations to the Insurance Companies could have a material adverse effect on the results of operations or financial condition of the Insurance Companies. As of June 30, 1996, substantially all of the Insurance Companies' reinsurance program (excluding mandatory pools) was provided by reinsurers which were rated A (Excellent) or above by A.M. Best.

Loss and LAE Reserves

     Property and Casualty Reserves. The Insurance Companies are required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses ("LAE") for claims, both reported and incurred but not reported ("IBNR"), arising from the policies they have issued. These laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what the Insurance Companies expect to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

     The estimation of ultimate liability for losses and LAE is an inherently uncertain process and does not represent an exact calculation of that liability. The Insurance Companies' reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. The Insurance Companies do not discount their reserves to recognize the time value of money.

     When a claim is reported to the Insurance Companies, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator regarding the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by the Insurance Companies' claims staff as more information becomes available. It is the Insurance Companies' policy to settle each claim as expeditiously as possible.

     The Insurance Companies maintain IBNR reserves to provide for future reporting of already incurred claims and developments on reported claims. The IBNR reserve is determined by estimating the Insurance Companies' ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.

     Each month, the Insurance Companies compute their estimated ultimate liability using principles and procedures applicable to the lines of business written. Such reserves are also considered annually by the Insurance Companies' independent auditors in connection with their audit of the Insurance Companies' combined financial statements. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that ultimate losses will not exceed the Insurance Companies' loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. As required by insurance regulatory authorities, the Insurance Companies submit to the various jurisdictions in which they are licensed a statement of opinion by its appointed actuary concerning the adequacy of statutory reserves. The results of these actuarial studies have consistently indicated that reserves are adequate.

     The following table provides a reconciliation of beginning and ending loss and LAE reserve balances of the Insurance Companies for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 as computed in accordance with GAAP.

              Reconciliation of Reserve for Losses
                  and Loss Adjustment Expenses


                                                            Six Months
                                                           Ended June 30,      Year Ended December 31,
                                                           1996    1995        1995       1994       1993
                                                                                 (In thousands)
Reserves for losses and loss adjustment
   expenses at the beginning of period . . . . . . . . .  $52,091   $51,309   $51,309   $59,057   $59,629

Less:  Reinsurance recoverables and receivables . . . .    16,000    18,499    18,499    22,175    24,963

Net reserves for losses and loss adjustment
   expenses at beginning of period . . . . . . . . . .     36,091    32,810    32,810    36,882    34,666

Add:  Provision for losses and loss adjustment
   expenses for claims occurring in:
      The current year . . . . . . . . . . . . . . . .     25,700    24,398    48,067    51,959    44,950

      Prior years . . . . . . . . . . . . . . . . . .         (52)   (1,562)    2,442    (5,519)   (2,796)


      Total incurred losses and loss adjustment
       expenses . . . . . . . . . . . . . . . . . . .      25,648    22,836    50,509    46,440    42,154


Less: Loss and loss adjustment expenses
   payments for claims occurring in:
      The current year . . . . . . . . . . . . . . . .     16,047    11,261    29,970    35,196    25,952

      Prior years  . . . . . . . . . . . . . . . . . .     11,437    11,046    17,258    15,316    13,986

      Total losses and loss adjustment expenses. . . .     27,484    22,307    47,228    50,512    39,938


Net reserves for losses and loss adjustment
   expenses at end of period . . . . . . . . . . . . .     34,255    33,339    36,091    32,810    36,882


Add:  Reinsurance recoverables and receivables . . . .     24,686    16,298    16,000    18,499    22,175


Reserves for losses and loss adjustment
   expenses at end of period . . . . . . . . . . . . .    $58,941   $49,637   $52,091   $51,309   $59,057
                                                          =======   =======   =======   =======   =======

     The following table shows the development of the reserves for unpaid losses and LAE from 1985 through 1995 for the Insurance Companies on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                                       Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                1985         1986         1987         1988         1989         1990
                                                ----         ----         ----         ----         ----         ----
                                                                           (In thousands)
Liability for unpaid losses and LAE
  net of reinsurance recoverable . . .         $5,895       $5,427       $7,132       $8,692       $13,175      $13,812
Cumulative amount of liability paid
  through:
  One year later . . . . . . . . . . .          3,252        2,966        3,492        4,356         7,391        7,368
  Two years later. . . . . . . . . . .          3,908        3,603        4,814        5,635         8,945        9,231
  Three years later. . . . . . . . . .          4,175        4,493        5,866        6,675        10,397       11,070
  Four years later . . . . . . . . . .          4,320        4,923        6,433        7,299        11,084       12,119
  Five years later . . . . . . . . . .          4,414        5,216        6,638        7,682        11,567       12,586
  Six years later. . . . . . . . . . .          4,433        5,373        6,851        8,105        11,695
  Seven years later. . . . . . . . . .          4,503        5,550        6,982        8,273
  Eight years later. . . . . . . . . .          4,548        5,830        7,020
  Nine years later . . . . . . . . . .          4,576        5,673
  Ten years later. . . . . . . . . . .          4,657
Liability estimated as of:
  One year later . . . . . . . . . . .          5,299        4,610        6,479        8,616        12,929       13,495
  Two years later. . . . . . . . . . .          4,957        4,869        7,548        8,586        13,016       14,104
  Three years later. . . . . . . . . .          4,693        5,439        7,410        8,670        12,763       13,753
  Four years later . . . . . . . . . .          4,645        5,676        7,293        8,740        12,905       13,265
  Five years later . . . . . . . . . .          4,614        5,785        7,388        8,841        12,186       13,295
  Six years later. . . . . . . . . . .          4,654        5,660        7,254        8,509        12,109
  Seven years later. . . . . . . . . .          4,578        5,622        7,189        8,523
  Eight years later. . . . . . . . . .          4,607        5,898        7,142
  Nine years later . . . . . . . . . .          4,603        5,729
  Ten years later. . . . . . . . . . .          4,680
Cumulative total redundancy
  (deficiency) . . . . . . . . . . . .          1,215         (302)         (10)         169         1,066          517

                                                                  Year Ended December 31,
                                               ------------------------------------------------------------
                                                 1991         1992         1993         1994         1995
                                                 ----         ----         ----         ----         ----
                                                                      (In thousands)
Liability for unpaid losses and LAE
  net of reinsurance recoverable . . .          $14,719      $17,271      $17,487      $16,978      $18,414
Cumulative amount of liability paid
  through:
  One year later . . . . . . . . . . .            6,676        8,675        8,641       10,523         --
  Two years later. . . . . . . . . . .            8,593       11,370       12,111
  Three years later. . . . . . . . . .           10,094       12,625
  Four years later . . . . . . . . . .           11,354
  Five years later . . . . . . . . . .
  Six years later. . . . . . . . . . .
  Seven years later. . . . . . . . . .
  Eight years later. . . . . . . . . .
  Nine years later . . . . . . . . . .
  Ten years later. . . . . . . . . . .
Liability estimated as of:
  One year later . . . . . . . . . . .           13,809       14,948       15,122       18,424
  Two years later. . . . . . . . . . .           13,587       13,666       16,918                      --
  Three years later. . . . . . . . . .           13,047       13,686
  Four years later . . . . . . . . . .           12,399
  Five years later . . . . . . . . . .
  Six years later. . . . . . . . . . .
  Seven years later. . . . . . . . . .
  Eight years later. . . . . . . . . .
  Nine years later . . . . . . . . . .
  Ten years later. . . . . . . . . . .
Cumulative total redundancy
  (deficiency) . . . . . . . . . . . .            2,320        3,585          569       (1,446)        --


     The following table is derived from the preceding table and summarizes the effect of reserve reestimates, net of reinsurance, on calendar year operations for the same ten-year period ended December 31, 1995. The total of each column details the amount of reserve reestimates made in the indicated calendar year and shows the accident years to which the reestimates are applicable. The amounts in the total accident year column on the far right represent the cumulative reserve reestimates for the indicated accident year(s).

                                                                                                                         Cumulative
                                                                                                                         Deficiency
                                      Effect of Reserve Reestimates on Calendar Year Operations                         (Redundancy)
                   ----------------------------------------------------------------------------------------------           from
                                          Increase (Decrease) in Reserves for Calendar Year                             Reestimates
                ----------------------------------------------------------------------------------------------         for Each
                   1986      1987      1988      1989      1990      1991      1992      1993      1994      1995      Accident Year
                   ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      -------------
                                                                (In thousands)
Accident Years
  1985. . . . .    (596)       (342)   (264)       (48)     (31)       40       (76)         29        (4)      77     (1,215)
  1986. . . . .                (817)    259        570      237       109      (125)        (38)      276     (169)       302
  1987. . . . .                        (653)     1,069     (138)     (117)       95        (134)      (65)     (47)        10
  1988. . . . .                                    (76)     (30)       84        70         101      (332)      14       (169)
  1989. . . . .                                            (246)       87      (253)        142      (719)     (77)    (1,066)
  1990. . . . .                                                      (317)      609        (351)     (488)      30       (517)
  1991. . . . .                                                                (910)       (222)     (540)    (648)    (2,320)
  1992. . . . .                                                                          (2,323)   (1,282)      20     (3,585)
  1993. . . . .                                                                                    (2,365)   1,796       (569)
  1994. . . . .                                                                                              1,446      1,446
Total calendar
  year effect .    (596)     (1,159)   (658)     1,515     (208)     (114)     (590)     (2,796)   (5,519)   2,442     (7,683)

Investments

     All of the Insurance Companies' investment securities are classified as available for sale in accordance with SFAS No. 115.


     An important component of the operating results of the Insurance Companies has been the return on invested assets. The Insurance Companies' investment objective is to maximize current yield while maintaining safety of capital together with adequate liquidity for its insurance operations. The Insurance Companies' investments are managed by outside investment advisors.

     The following table sets forth certain combined information concerning the Insurance Companies' investments.

                                              At June 30, 1996                At December 31, 1995             At December 31, 1994
                                            ------------------------        ------------------------        ------------------------
                                                             Market                          Market                        Market
                                             Cost(2)         Value(3)        Cost(2)         Value(3)        Cost(2)       Value(3)
                                            ---------       --------        ---------       --------        ---------       --------
                                                                                (In thousands)

Fixed income securities(1)
  United States government and
    government agencies and
    authorities . . . . . . . . . . .       $31,132         $30,510         $33,419          $33,380        $33,270         $30,382
  Obligations of states,
    municipalities and
    political subdivisions. . . . . .            60              61           1,553            1,566          3,687           3,666
  Corporate obligations . . . . . . .        27,927          28,386          25,868           27,015         16,155          15,414
  Collateralized mortgage
    obligations . . . . . . . . . . .         8,341           8,431           9,564            9,840         17,916          17,364
    Other obligations . . . . . . . .         4,412           4,320           6,626            6,727          3,356           3,334

    Total Fixed Maturities. . . . . .        71,872          71,708          77,030           78,528         74,384          70,160

Equity securities . . . . . . . . . .         9,543          11,437          12,031           13,579         12,930          12,528
Cash and cash equivalents . . . . . .         6,966           6,966           8,153            8,153          7,279           7,279
Other invested assets . . . . . . . .           278             295             242              228            191             191

    Total . . . . . . . . . . . . . .       $88,659         $90,406         $97,456         $100,488        $94,784         $90,158
                                            =======         =======         =======         ========        =======         =======

____________
(1) Fixed income securities (bonds, redeemable preferred stocks and mortgage-backed securities) and equity securities are carried at market value in the combined financial statements of the Insurance Companies. Cash and cash equivalents and other invested assets are carried at cost, which approximates market value.

(2) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.

(3) The Insurance Companies primarily obtain market value information through its independent investment advisor.
     Market values are also obtained, to a lesser extent from various brokers who provide price quotes.
/TABLE

          The Insurance Companies' investments in fixed maturity securities are composed primarily of intermediate term investment grade securities. The table below contains additional information concerning the investment ratings of the Insurance
Companies' fixed maturity investments at June 30, 1996.

Type/Ratings of             Amortized    Market
Investment(1)                  Cost       Value    Percentages(2)
---------------             ---------    ------    --------------
                                    (Dollars in thousands)

U.S. Government and
  agencies. . . . . . . .    $31,132    $30,510         42.6%
AAA . . . . . . . . . . .     24,167     24,052         33.5
AA. . . . . . . . . . . .      5,135      5,123          7.1
A . . . . . . . . . . . .      7,014      7,228         10.1
BBB . . . . . . . . . . .      4,165      4,445          6.2
                             -------    -------        -----
  Total BBB or Better . .    $71,613    $71,358         99.5%

BB. . . . . . . . . . . .        259        350          0.5
                             -------    -------        -----
  Total . . . . . . . . .    $71,872    $71,708        100.0%
                             =======    =======        ======
____________
(1) The ratings set forth in this table are based on the ratings, if any, assigned by Standard & Poor's Corporation ("S&P"). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc., Fitch Investors Service, Inc. or the NAIC were used where available.

(2) Represents percent of market value for classification as a percent of total for each portfolio.

          The table below sets forth the maturity profile of the Insurance Companies' combined fixed maturity investments as of June 30, 1996 (substituting average life for mortgage-backed securities):

                              Amortized   Market
Maturity                       Cost(1)     Value   Percentages(2)
--------                      ---------   ------   --------------
                                   (Dollars in thousands)

1 year or less . . . . . ..    $ 5,278    $ 5,247       7.3%
More than 1 year
 through 5 years  . . . . .     21,171     21,135      29.5
More than 5 years through
  10 years . . . . . . . .       4,823      5,126       7.2
More than 10 years . . . .       5,352      5,325       7.4
Securities subject to
  scheduled paydown. . . .      35,248     34,875      48.6
                               -------    -------     -----
    Total. . . . . . . . .     $71,872    $71,708     100.0%
                               =======    =======     ======

____________
(1) Fixed maturities are carried at market value in the combined financial statements of the Insurance Companies.
(2) Represents percent of market value for classification as a percent of total for each portfolio.

          The average duration of the Insurance Companies' fixed maturity investments, excluding securities subject to paydown, as of June 30, 1996 was approximately 2.8 years. As a result, the market value of the Company's investments may fluctuate significantly in response to changes in interest rates. In addition, the Company also may experience investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

          The Insurance Companies' net investment income, average cash and invested assets and return on average cash and invested assets for the three years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996 were as follows:

                                                Six Months
                                              Ended June 30,         Year Ended December 31,
                                            ------------------    -----------------------------
                                                           (Dollars In thousands)
                                              1996       1995       1995       1994      1993
                                              ----       ----       ----       ----      ----
Average cash and invested assets . . .      $95,447    $92,804    $95,323    $94,891   $95,530
Net investment income . . . . . . . .         2,382      2,308      4,458      3,932     3,928
Return on average cash and
  invested assets. . . . . . . . . . .          5.0%       5.0%       4.7%       4.1%      4.1%

A.M. Best Rating

     A.M. Best, which rates insurance companies based on factors of concern to policyholders, currently assigns an "A-" (Excellent) rating (its fourth highest rating category out of 15 categories) to the Insurance Companies as a group. A.M. Best assigns "A" or "A-" ratings to companies which, in its opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best. Companies rated "A" and "A-" have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as the company's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competency of its management and its market presence. No assurance can be given that A.M. Best will not reduce the Insurance Companies' current rating in the future. See "Investment Considerations -- A.M. Best Rating."

Competition

     The property and casualty insurance market is highly competitive. The Insurance Companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than the Insurance Companies. The Insurance Companies' ability to compete successfully in their principal markets is dependent upon a number of factors, many of which (including market and competitive conditions) are outside the Insurance Companies' control. Many of the lines of insurance written by the Insurance Companies are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other methods, rather than through independent agents paid on a commission basis, as the Insurance Companies do. In addition to price, competition in the lines of business written by the Insurance Companies is based on quality of the products, quality and speed of service (including claims service), financial strength, ratings, distribution systems and technical expertise.

Regulation

     Insurance companies are subject to supervision and regulation in the states in which they transact business. Such supervision and regulation relates to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders. The extent of such regulation varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Accordingly, the authority of the state insurance departments includes the establishment of standards of solvency which must be met and maintained by insurers, the licensing to do business of insurers and agents, the nature of and limitations on investments, premium rates for property and casualty insurance, the provisions which insurers must make for current losses and future liabilities, the deposit of securities for the benefit of policyholders, the approval of policy forms, notice requirements for the cancellation of policies and the approval of certain changes in control. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

     In addition to state-imposed insurance laws and regulations, in December 1993 the National Association of Insurance Commissioners (the "NAIC") adopted a new risk-based capital system for assessing the adequacy of statutory capital and surplus effective in 1994 which augments the states' current fixed dollar minimum capital requirements for insurance companies. At December 31, 1995, the Insurance Companies exceeded the required levels of capital. There can be no assurance that the capital requirements applicable to the business of the insurance companies will not increase in the future.

     The states in which the Insurance Companies do business (Pennsylvania, Maryland and Delaware), have guaranty fund laws under which insurers doing business in such states can be assessed on the basis of premiums written by the insurer in that state in order to fund policyholder liabilities of insolvent insurance companies. Under these laws in general, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of policyholder claims against insolvent insurers. The insurance companies make accruals for their portion of assessments related to such insolvencies when notified of assessments by the guaranty associations.

     The property and casualty insurance industry has recently received a considerable amount of publicity because of rising insurance costs and the unavailability of insurance. New regulations and legislation are being proposed to limit damage awards, to control plaintiffs' counsel fees, to bring the industry under regulation by the federal government and to control premiums, policy terminations and other policy terms. It is not possible to predict whether, in what form or in what jurisdictions any of these proposals might be adopted or the effect, if any, on the company.

     Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in the holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine the Insurance Companies, the Company and their respective insurance subsidiaries at any time, require disclosure of material transactions by the Insurance Companies and the Company and require prior approval of certain transactions, such as "extraordinary dividends" from the Insurance Companies to the Company.

     All transactions within the holding company system affecting the Insurance Companies, the Company and their respective subsidiaries must be fair and equitable. Approval of the applicable insurance commissioner is required prior to consummation of transactions affecting the control of an insurer. In some states, including Pennsylvania, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. These laws also require notice to the applicable insurance commissioner of certain material transactions between an insurer and any person in its holding company system and, in some states, certain of such transactions cannot be consummated without the prior approval of the applicable insurance commissioner.

     The Company's insurance subsidiaries are restricted by the insurance laws of their respective states of domicile as to the amount of dividends or other distributions they may pay to the Company without the prior approval of the respective state regulatory authorities. Generally, the maximum amount that may be paid by an insurance subsidiary during any year after notice to, but without prior approval of the insurance commissioners of these states is limited to a stated percentage of that subsidiary's statutory capital and surplus as of a certain date, or the net income or net investment income not including realized capital gains of the subsidiary for the preceding year. As of December 31, 1995, amounts available for payment of dividends in 1996 without the prior approval of the Department were approximately $2.0 million, $879,000 and $494,000 from Old Guard Mutual, from Old Guard Fire and from Goschenhoppen, respectively.

Legal Proceedings

     The Insurance Companies are parties to litigation in the normal course of business. Based upon information presently available to them, the Insurance Companies' do not consider any threatened or pending litigation to be material. However, given the uncertainties attendant to litigation, there can be no assurance that the Insurance Companies' results of operations and financial condition will not be materially adversely affected by any threatened or pending litigation.

Subsidiaries

     The Insurance Companies jointly own all the capital stock of Old Guard Investment Holding Company, Inc., a Delaware corporation ("Old Guard Investment"). This company, in turn owns all the capital stock of Commonwealth Insurance Managers, Inc., a Pennsylvania corporation ("CIMI"). CIMI is a management company that employs and pays senior management of the Insurance Companies. CIMI derives all its revenues from management agreements with the Insurance Companies. Old Guard Investment also owns 2929 Service Corp., a licensed insurance agency that distributes products of the Insurance Companies to customers whose agents are no longer in business or no longer an agent for the Insurance Companies. After completion of the Conversion, the Insurance Companies intend to dividend the stock of Old Guard Investment to the Company and, as a result, Old Guard Investment will become a direct subsidiary of the Company and CIMI will become a second tier subsidiary of the Company.

     2929 Service Corp. owns a 30% interest in Commonwealth
Insurance Consultants, Inc. ("CIC"). CIC provides certain consulting services to other insurance companies but its financial condition and results of operations are immaterial to the Insurance Companies.

Properties

     The Company's and Insurance Companies' main offices are located at 2929 Lititz Pike, Lancaster, Pennsylvania in a 33,000 square foot facility owned by Old Guard Mutual. Old Guard Fire owns a 25,000 square foot office facility near the main office at 147 West Airport Road in Lancaster. Goschenhoppen leases
5,000 square feet of office space in Quakertown, Pennsylvania.

     Old Guard Investment is currently negotiating to purchase a 20,000 square foot facility on a parcel of land adjacent to the Company's headquarters. The purchase price is expected to be $1.1 million. The parcel of land will allow expansion to include an additional 50,000 square foot facility. If a purchase agreement for the adjacent parcel is executed, Old Guard Fire will list the Airport Road facility for sale.

Employees

     As of June 30, 1996, the total number of full-time equivalent employees of the Insurance Companies was 193. None of these employees are covered by a collective bargaining agreement and the Insurance Companies believe that employee relations are good.

                    MANAGEMENT OF THE COMPANY

Directors

     The Board of Directors of the Company consists of James W. Appel, John E. Barry, Luther R. Campbell, Jr., M. Scott Clemens, David E. Hosler, Richard B. Neiley, Jr., G. Arthur Weaver and Robert Wechter, each of whom presently serves as a director of one or more of the Insurance Companies. The Board is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders, beginning with the first annual meeting of shareholders following the Conversion. Messrs. Campbell and Wechter have terms of office expiring at the first annual meeting, Messrs. Appel, Clemens, and Weaver have terms of office expiring at the annual meeting to be held one year thereafter, and Messrs. Barry, Hosler, and Neiley have terms of office expiring at the annual meeting to be held two years thereafter.

     The following table sets forth certain information regarding the directors of the Company.

                        Age at                            Business Experience
                     September 30,   Director          for the Last Five Years;
                         1996         Since(1)           Other Directorships
                       --------     --------    ------------------------------------------
James W. Appel              52        1980Director, the Company and the Insurance
                                        Companies; Partner, Appel & Yost LLP (law
                                        firm); Vice President, Aardvark
                                        Abstracting, Inc. (title insurance
                                        agency).

John E. Barry               70        1971Director, the Company and Old Guard Fire;
                                        Retired Representative, Hopper Soliday &
                                        Co., Inc. (investment banking and
                                        brokerage firm); prior thereto, Registered
                                        Representative, Hopper Soliday & Co., Inc.

Luther R. Campbell, Jr.     68        1992Director, the Company, Old Guard Mutual
                                        and Goschenhoppen; Partner, Campbell
                                        Rappold & Yurasits LLP (C.P.A. firm);
                                        Director, Piel & Egan P.C. (law firm);
                                        Member, First Union North Advisory Board
                                        and First Union Lehigh Valley Advisory
                                        Board; prior thereto, Director, First
                                        Fidelity Bancorporation.

M. Scott Clemens            49        1994(1)Director, the Company and Old Guard
                                        Mutual; President/Owner, John T. Fretz
                                        Insurance Agency, Inc.; prior thereto,
                                        Insurance Agent, P/C Insurance Agency.

David E. Hosler             45        1985(1)Chairman, President, Chief Executive
                                        Officer and Director, the Company;
                                        Director and Chairman, the Insurance
                                        Companies; President and Chief Executive
                                        Officer, Old Guard Mutual and Old Guard
                                        Fire; Chief Executive Officer,
                                        Goschenhoppen.

Richard B. Neiley , Jr.     70        1991(1)Director, the Company, Old Guard Mutual,
                                        Old Guard Fire and Goschenhoppen; Retired
                                        Insurance Executive, Harleysville
                                        Insurance Group; prior thereto Independent
                                        Insurance Consultant.

G. Arthur Weaver            63        1966(1)Director, Old Guard Mutual and Old Guard
                                        Fire; Insurance and Real Estate Agent,
                                        George A. Weaver, Inc.; also, Director of
                                        Sovereign Bancorp, Inc. and Sovereign
                                        Bank, F.S.B.

Robert L. Wechter           67        1956(1)Director, the Company, Old Guard Mutual
                                        and Old Guard Fire; Owner, Robert L.
                                        Wechter Insurance Agency; prior thereto,
                                        Vice-President, Claims Department, Old
                                        Guard Mutual.
_______________

(1) Indicates year first elected as a director of one or more of the Insurance Companies. All members of the Board of Directors of the Company have served as directors of the Company since its incorporation.

     Following the Conversion, directors will be paid an annual retainer of $10,000. Directors who are employees of the Company will not be paid an annual retainer fee or other additional compensation for services performed in their capacity as directors. No director of the Company has received any remuneration from the Company since its formation. Directors of Old Guard Mutual, Old Guard Fire and Goschenhoppen receive an annual retainer of $5,400, $2,400 and $900, respectively, and each director is entitled to receive a minimum annual retainer of $2,600 regardless of the number of boards on which he serves. Directors also receive up to $150 for each committee meeting attended. Directors of the Insurance Companies who receive a salary from the Insurance Companies or their affiliates are not entitled to receive an annual retainer or other additional compensation for services rendered as directors or committee members.

Executive Officers

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

     The following table sets forth certain information regarding the executive officers of the Company.

                  Age at       Executive
              September 30,     Officer                             Business Experience
     Name          1996          Since(1)        Title           For the Last Five Years
    ------       --------      ---------        ---------         -----------------------
 David E. Hosler       45         1980        Chairman of theChairman, President,
                                             Board, PresidentChief Executive Officer
                                             and Chief and Director, the
                                             Executive OfficerCompany; Chairman;
                                                       President, Chief
                                                       Executive Officer and
                                                       Director, the Insurance
                                                       Companies.

Mark J. Keyser        43         1991        Chief FinancialChief Financial Officer
                                             Officer andand Treasurer, the
                                             Treasurer Company and the
                                                       Insurance Companies.

Steven D. Dyer        39         1991        Secretary andSecretary and General
                                             General CounselCounsel, the Company and
                                                       the Insurance Companies.

Scott A. Orndorff     40         1993        Executive ViceExecutive Vice President
                                             President of Operations, the
                                                       Company and the
                                                       Insurance Companies;
                                                       Vice President of
                                                       Claims, the Insurance
                                                       Companies; prior
                                                       thereto, Vice President
                                                       of Claim Operations,
                                                       Gulf Insurance Group.

Donald W. Manley      43         1986        Vice PresidentVice President of
                                                       Underwriting, the
                                                       Company and the
                                                       Insurance Companies.

____________________

(1) Indicates year first appointed as an executive officer of one or more of the Insurance Companies. Each executive officer of the Company was first appointed on May 24, 1996.

Executive Compensation

        The executive officers of the Company have received no compensation from the Company since its formation. The following table sets forth information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company for each of the fiscal years ended December 31, 1993, 1994 and 1995. The amounts below represent the aggregate compensation paid in 1994 and 1995 to such executive officers by CIMI pursuant to CIMI's management agreements with the Insurance Companies. Amounts paid in 1993 were paid by Old Guard Mutual. No other executive officer of the Company received compensation in excess of $100,000 for the fiscal year ended December 31, 1995.

                                                   Other       All Other
Name and                                           Annual       Compen-
Principal                     Salary               Compen-      sation
Position              Year     (1)       Bonus    sation(2)     (3)(4)
-------------------   ----   --------    -----    ---------    ---------
David E. Hosler       1995   $174,769   $10,501       $0      $16,370(5)
Chairman, President   1994    163,192    15,000        0       16,053(5)
and Chief Executive   1993    136,269    18,500        0       18,208(5)(8)
Officer

Mark J. Keyser,       1995    101,539     8,000        0         8,540
Chief Financial       1994     95,962    15,000        0         8,040
Officer and           1993     84,554    15,600        0         7,565
Treasurer

Scott A. Orndorff,    1995     85,777    10,000        0         7,466
Executive Vice        1994     77,731     6,000        0         8,552(6)
President             1993     46,792        --       --        10,557(7)(8)

(1) Includes amounts which were deferred pursuant to Old Guard Mutual's 401(k) plan. Under the 401(k) plan, employees who elect to participate may elect to have earnings reduced and to cause the amount of such reduction to be contributed to the 401(k) plan's related trust in an amount up to 12% of earnings. Any employee who has completed 1 year of service and has worked 1,000 hours in a plan year is eligible to participate in the 401(k) plan.

(2) CIMI provided other benefits to the executive officers in connection with their employment. The value of such personal benefits, which is not directly related to job performance, is not included in the table above because the value of such benefits does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to any executive officer.

(3) Includes amounts contributed under a 401(k) plan for the benefit of the executive officer. Old Guard Mutual will make a matching contribution equal to 100% of the employee's salary reduction up to a maximum of 3% of the employee's salary.

(4) Includes amounts contributed under a Profit Sharing Plan for the benefit of the executive officer.

(5) Includes the amount of insurance premiums paid by the Insurance Companies with respect to a split dollar term life insurance policy.

(6) Includes fair rental value of residential property owned by Old Guard Mutual.

(7) The amount includes the amount of moving expenses paid by the Insurance Companies.

(8) Includes the value of unused vacation purchased from the executive officer under a one-time exception to customary policy.

Certain Benefit Plans and Agreements

     In connection with the Conversion, the Company's Board of Directors has approved certain stock incentive plans and employment agreements with the executive officers of the Company. In addition, Old Guard Mutual has an existing 401(k) plan and profit sharing plan in which the executive officers of the Company will be eligible to participate after the Conversion. Implementation of certain of these stock incentive plans requires shareholder approval.

     Stock Compensation Plan.

     On ___________ 1996, the Company's Board of Directors adopted the Stock Compensation Plan (the "Compensation Plan"), subject to receipt of shareholder approval at the Company's first annual meeting of shareholders after the Conversion.

     The purpose of the Compensation Plan is to provide additional incentive to directors and employees of the Company and the Insurance Companies by facilitating their purchase of stock in the Company. The Compensation Plan will have a term of ten years from the date of its approval by the Company's shareholders (unless the plan is earlier terminated by the Board of Directors of the Company) after which no awards may be made. Pursuant to the Compensation Plan, a number of shares equal to 10% of the shares of Common Stock that are issued in the Conversion would be reserved for future issuance by the Company, in the form of newly-issued or treasury shares, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"), or the grant of restricted stock ("Restricted Stock"). Options, SARs, and Restricted Stock are collectively referred to herein as "Awards." If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or without becoming vested in full, the shares of Common Stock subject to such Awards would, unless the Compensation Plan shall have been terminated, be available for the grant of additional Awards under the Compensation Plan.

     The Compensation Plan will be administered by a committee of at least three directors of the Company who are designated by the Board of Directors and who are "non-employee directors" within the meaning of the federal securities laws (the "Compensation Committee"). It is expected that the Compensation Committee will initially consist of Directors James W. Appel, Luther R. Campbell, Jr., and Richard B. Neiley, Jr. The Compensation Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Compensation Committee must be consistent with the terms of the Compensation Plan).

     It is intended that Options granted under the Compensation Plan will constitute both incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs") and options that do not so qualify ("Non-ISOs"). The exercise price for Options will be the price at which the Common Stock is sold in the Offering. The Compensation Plan permits the Compensation Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. It is possible that the Compensation Committee will impose transfer restrictions on shares subject to options granted on the Compensation Plan's effective date. No Option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the price at which the Common Stock is sold in the Offering, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. An otherwise unexpired Option, unless otherwise determined by the Compensation Committee, shall cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the Compensation Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death). Options granted at the time of the implementation of the Compensation Plan are expected to be exercisable six months after the date such options are granted.

     A SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not a SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Compensation Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, over the aggregate exercise price of the shares subject to the SAR. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

     Restricted Stock is Common Stock which is nontransferable and forfeitable until a grantee's interest vests. Nevertheless, the grantee is entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to the Restricted Stock. To the extent that a grantee becomes vested in his Restricted Stock at any time during the "Restriction Period" (as defined in the Compensation Plan) and has satisfied applicable income tax withholding obligations, the Company may deliver unrestricted shares of Common Stock to the grantee. Vesting of Restricted Stock may be accelerated at the discretion of the Compensation Committee. At the end of the Restriction Period, the grantee will forfeit to the Company any shares of Restricted Stock as to which he did not earn a vested interest during the Restriction Period.

     The Company will receive no monetary consideration for the granting of Awards under the Compensation Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock. The exercise of Options and SARs and the conditions under which Restricted Stock vests will be subject to such terms and conditions established by the Compensation Committee as are set forth in a written agreement between the Compensation Committee and the optionee (to be entered into at the time an Award is granted). In the event that the fair market value per share of the Common Stock falls below the option price of previously granted Options or SARs, the Compensation Committee will have the authority, with the consent of the optionee, to cancel outstanding Options or SARs and to reissue new Options or SARs at the then current fair market price per share of the Common Stock.

     Although directors and officers of the Company generally would be prohibited under the federal securities laws from profiting from certain purchases and sales of shares of Common Stock within any six-month period, they generally will not be prohibited by such laws from exercising options and immediately selling the shares they receive. As a result, the Company's directors and officers generally will be permitted to benefit in the event the market price for the shares exceeds the exercise price of their Options, without being subject to loss in the event the market price falls below the exercise price.

     Notwithstanding the provisions of any Award that provides for its exercise or vesting in installments, all shares of Restricted Stock shall become fully vested upon a "change in control" (as defined in the Compensation Plan) and, for a period of 60 days beginning on the date of such change in control, all Options and SARs shall be immediately exercisable and fully vested. In the event of a change in control, the Compensation Committee may permit the holders of exercisable Options to surrender their Options in exchange for cash in an amount equal to the excess of the fair market value of the Common Stock subject to the Options over their exercise price. No Award is assignable or transferable except by will or the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

     The initial grant of Options under the Compensation Plan is expected to take place on the date of the receipt of shareholder and regulatory approval of the Compensation Plan, and the Option exercise price would be the price at which the Common Stock is sold in the Offering. No decisions concerning the number of options to be granted to any director or officer have been made at this time. No SARs or Restricted Stock Awards are expected to be granted when the Compensation Plan becomes effective, and no Awards would be made prior to the receipt of shareholder approval of the Compensation Plan.

     Employee Stock Ownership Plan.

     In connection with the Conversion, the Company's Board of Directors has adopted the Company's Employee Stock Ownership Plan (the "ESOP") for the exclusive benefit of participating employees, to be implemented upon the completion of the Conversion. Participating employees are all employees of the Company and its subsidiaries who have attained age 21 and completed one year of service with the Company or its subsidiaries. The Company will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP intends to borrow funds from an unaffiliated lender in an amount sufficient to purchase 10% of the Common Stock issued in the Conversion. The loan will bear an 8% interest rate, and will require the ESOP to make monthly payments of approximately $32,000 for a term of 10 years. The loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company expects to contribute sufficient funds to the ESOP to repay such loan, plus such other amounts as the Company's Board of Directors may determine in its discretion.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or an affiliate of the Company. Participants must be employed at least 500 hours in a calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing 5 years of service. For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant's attainment of age 65, death, or disability or a change in control of the Company. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability, or separation from service, and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

     The Company will administer the ESOP, and an unaffiliated bank or trust company will be appointed as trustee of the ESOP (the "ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustee in the same proportion as the participant-directed voting of allocated shares.

     Management Recognition Plan.

     On _________________, 1996, the Company's Board of Directors adopted a management recognition plan (the "MRP") subject to receipt of shareholder approval at the Company's first annual meeting of shareholders after the Conversion.

     The objective of the MRP is to enable the Company to reward and retain key personnel. Those eligible to receive benefits under the MRP will be directors and executive officers of the Company and the Insurance Companies who are selected by members of the Compensation Committee.

        The MRP will be managed through a separate trust (the "MRP Trust"). The Trustees of the MRP Trust (the "MRP Trustees"), who are expected to be the members of the Compensation Committee, have the responsibility to invest all funds contributed to the MRP Trust. The Company will contribute sufficient funds to the MRP Trust so that the MRP Trust can purchase, from the Company, up to an aggregate number of shares equal to 4% of the shares of the Common Stock that were issued in the Conversion. Because the MRP will be acquiring additional authorized but unissued shares after the Conversion, the interests of existing shareholders will be diluted. See "Pro Forma Data." It is possible that the Company's Board of Directors will impose certain transfer restrictions on the shares of Common Stock that the Company sells to the MRP, and that these restrictions will reduce their value, for financial reporting purposes, to a price below the fair market value of freely transferable shares as of the date of such sale.

     It is anticipated that all shares of Common Stock purchased by the MRP Trust will be granted to eligible directors and executive officers at no cost to them pursuant to the terms of the MRP. Unless the Compensation Committee decides to the contrary (which is not expected to occur in the case of awards made on the MRP's effective date), vesting will occur at the rate of 20% per year of service following the award date. Unvested shares held in the MRP Trust shall be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and shall be distributed as the award vests. Dividends on unvested shares will be held in the MRP Trust for payment as vesting occurs. At the election of the participant, but subject to approval by the Compensation Committee, unvested shares that would otherwise be held by the MRP Trust may be distributed to the participant in the form of restricted stock subject to forfeiture. A participant who has received restricted stock may vote such shares, will receive any dividends paid thereon (subject to the same vesting rules applicable to the restricted stock), and will be able to exchange restricted shares for unrestricted shares as vesting occurs.

     If an employee terminates employment for reasons other than retirement at or after age 65 death, or disability, he or she forfeits all rights to the allocated shares under restriction.
If the employee's termination is caused by retirement at or after age 65 death, or disability, all restrictions expire and all shares allocated become vested and, consequently, unrestricted. The same vesting rules apply to directors except that the director retirement age is 70. The MRP provides that in the event of a change in control of the Company, all shares of the Common Stock subject to outstanding awards will be immediately payable to the holders of the awards.

     Participants will recognize compensation income when their interests vest, or at such earlier date pursuant to a participant's election to accelerate income recognition pursuant to Section 83(b) of the Code.

     The Company's Board of Directors intends to seek shareholder approval of the MRP at the first annual meeting of shareholders following completion of the Conversion and can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. No decisions have been made concerning the number of MRP awards to be granted to any director or officer. Assuming shares are sold equal to the maximum of the Estimated Valuation Range in the Conversion, and further assuming that share awards of restricted stock have a value of $10 per share, the maximum aggregate value of MRP awards to employees and non-employee directors upon the MRP's receipt of shareholder approval would be $1.5 million. No awards will be made prior to shareholder approval of the MRP.

     Employment Agreements.

     Chief Executive Officer. As of June 1, 1996, Mr. David E. Hosler entered into an Employment Agreement with the Company and Commonwealth Insurance Managers, Inc. ("CIMI"). The Employment Agreement has an initial three-year term and provides for automatic annual one-year extensions commencing on June 1, 1997 and continuing on each June 1 thereafter unless the Company or Mr. Hosler gives prior written notice of nonrenewal. Under the Employment Agreement, Mr. Hosler is entitled to receive an annual base salary of not less than $180,000. In addition, Mr. Hosler is entitled to participate in any other incentive compensation and employee benefit plans that the Company maintains.

     In the event the Company terminates Mr. Hosler's employment for "Cause" as defined in the Employment Agreement, Mr. Hosler would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time.

     In the event the Company terminates Mr. Hosler's employment without Cause, Mr. Hosler would be entitled to receive an annual amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination for the remainder of the term of the Employment Agreement. In addition, Mr. Hosler would be entitled to continuation annually during the remaining term of the Employment Agreement, of (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and
(ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to each of the Company's tax qualified and non-qualified defined contribution plans (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the year in which he is terminated or in one of the two years immediately preceding such year. Mr. Hosler would also be entitled to certain retirement, health and welfare benefits.

     In the event Mr. Hosler terminates his employment with the Company with "Good Reason," as defined in the Employment Agreement, Mr. Hosler would be entitled to receive the same amounts and benefits he would receive if terminated without Cause. In the event Mr. Hosler terminates his employment with the Company without Good Reason, Mr. Hosler would be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused leave time.

     In the event of Mr. Hosler's death or disability during the term of his Employment, Mr. Hosler and his eligible dependents or his spouse and her eligible dependents, as the case may be, would be entitled to receive certain cash amounts and certain health and welfare benefits.

     In the event that Mr. Hosler is required to pay any excise tax imposed under Section 4999 of the Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under the Employment Agreement in connection with a change in control, the Company will pay to Mr. Hosler an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment by the Company), equals the amount he would have received but for the imposition of such taxes.

     The Employment Agreement further provides that in the event Mr. Hosler's employment is terminated for Cause or without Good Reason prior to a "Change in Control," as defined in the Employment Agreement, Mr. Hosler may not, for a period of twelve months after the date of termination, without the prior written consent of the Company's Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any entity engaged in the property and casualty insurance business with its corporate headquarters located within fifty miles of Lancaster, Pennsylvania. In addition, during Mr. Hosler's employment and for a period of 12 months following the termination of his employment, except following a Change in Control, Mr. Hosler may not solicit, endeavor to entice away from the Company, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or its subsidiaries or affiliates with any person who is, or was within the then most recent 12-month period, an employee or associate of the Company or any of its subsidiaries or affiliates.

     Other Named Executive Officers.  As of June 1, 1996,
Mr. Mark J. Keyser, Steven D. Dyer, Scott A. Orndorff and
Donald W. Manley entered into Employment Agreements with the Company and CIMI. The Employment Agreements have an initial three-year term and provide for automatic annual one-year extensions commencing on June 1, 1997 and continuing on each June 1 thereafter. Under the Employment Agreements, the Executive Officers are entitled to receive the annual base salary specified therein.

     In the event the Company terminates an Executive Officer's employment for "Cause," as defined in the Employment Agreement, the executive would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time.

     In the event the Company terminates an Executive Officer's employment without Cause, the Executive Officer would be entitled to receive an amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination for the two-year period, beginning with the date of termination. In addition, the Executive Officer would be entitled to continuation, for two years, of (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to each of the Company's tax qualified and non-qualified defined contribution plans (as such term is defined in Section 3(35) of ERISA), in the year in which he is terminated or in one of the two years immediately preceding such year. The Executive Officer would also be entitled to certain retirement, health and welfare benefits.

     In the event the Executive Officer terminates his employment with the Company with "Good Reason," as defined in the Employment Agreement, the Executive Officer would be entitled to receive the same amounts and benefits he would receive if terminated without Cause. In the event the Executive Officer terminates his employment with the Company without Good Reason, the Executive Officer would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time.

     In the event of the Executive Officer's death or disability during the term of the Employment Agreement, the Executive Officer and his eligible dependents or his spouse and her eligible dependents, as the case may be, would be entitled to receive certain cash amounts and certain health and welfare benefits.

     In the event that the Executive Officer is required to pay any excise tax imposed under Section 4999 of the Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under his Employment Agreement in connection with a change in control, the Company will pay to the Executive Officer an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional tax resulting from such payment by the Company), equals the amount he would have received but for the imposition of such taxes.

     The Employment Agreement for each Executive Officer further provides that in the event the Executive Officer's employment is terminated for Cause or he voluntarily terminates his employment prior to a "Change in Control," as defined in the Employment Agreement, the Executive Officer may not for a period of twelve months after the date of termination, without the prior written consent of the Company's Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any entity engaged in the property and casualty insurance business with its corporate headquarters located within fifty miles of Lancaster, Pennsylvania. In addition, during the Executive Officer's employment and for a period of 12 months following the termination of his employment, except following a Change in Control, the Executive Officer may not solicit, endeavor to entice away from the Company, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or its subsidiaries or affiliates with any person who is, or was within the most recent 12-month period, an employee or associate of the Company or any of its subsidiaries or affiliates.

                         THE CONVERSION

     The Plan has been approved by the Department, subject to the Plan's approval by the policyholders of the Insurance Companies entitled to vote and the satisfaction of certain other conditions imposed by the Department in its approval. Approval by the Department does not constitute a recommendation or endorsement of the Plan.

General

     On May 31, 1996, the Board of Directors of each of the Insurance Companies unanimously adopted, subject to approval by the Department and the policyholders of each of the Insurance Companies, the Plan, pursuant to which each of the Insurance Companies will convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company and become a wholly-owned subsidiary of the Company. Each Board of Directors unanimously adopted amendments to the Plan on July 19, 1996. The Department has approved the Plan subject to its approval by the policyholders of each of the Insurance Companies at their respective Special Meetings called for that purpose to be held on ___________, 1996.

     The Conversion will be accomplished through the filing with the Department of State of the Commonwealth of Pennsylvania amended and restated Articles of Incorporation of each of the Insurance Companies. The Company has received Department approval to purchase all of the capital stock of Old Guard Mutual, Old Guard Fire and Goschenhoppen to be issued in the Conversion in exchange for approximately $16.0 million in cash in the aggregate. See "Use of Proceeds." Upon issuance of the shares of capital stock of the Insurance Companies to the Company, the Insurance Companies will be wholly-owned subsidiaries of the Company. The Conversion will be effected only upon completion of the sale of at least the minimum of the shares of Common Stock to be issued by the Company pursuant to the Plan.

     The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the Estimated Valuation Range of between $28,535,000 and $38,606,000, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Berwind Financial Group, L.P. ("Berwind"). All shares of the Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final price of the shares of Common Stock will be determined at the completion of the Offering, and, if necessary, the Public Offering. Berwind is a consulting firm experienced in corporate valuations. For additional information, see "Stock Pricing and Number of Shares to be Issued" herein.

     The following is a summary of certain aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached to each of the proxy statements for the Special Meetings. A copy of the Plan is available for inspection at the Company's principal executive offices located at 2929 Lititz Pike, Lancaster, Pennsylvania. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Offering of Common Stock

     Under the Plan, the Company is offering shares of Common Stock in a subscription offering (the "Subscription Offering") first to the Eligible Policyholders, second to the ESOP, and third to the directors, officers and employees of the Insurance Companies. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights received by those in a prior category. The Company is also concurrently offering Common Stock to the general public in a Community Offering (the "Community Offering"). The Subscription Offering and the Community Offering shall be collectively referred to herein as the "Offering." See "The Offering" herein. The Offering will be managed by Hopper Soliday.

     It is anticipated that all shares not purchased in the Offering will be sold to a syndicate of underwriters to be managed by Legg Mason and McDonald (collectively, the "Underwriters") for resale to the general public in a Public Offering. See "Public Offering" herein. The Plan provides that in the event a Public Offering does not appear feasible, the Company will consult with the Department to determine the most practical alternative available to complete the Conversion, including the sale of the remaining shares of Common Stock in a private placement or a reduction in the Estimated Valuation Range. Should no viable alternative exist, the Company may discontinue the Conversion and terminate the Plan in accordance with the provisions of the Plan.

     The completion of the Offering and the Public Offering are subject to market conditions and other factors beyond the Company's control. No assurance can be given as to the length of time that will be required to complete the sale of Common Stock to be offered in the Conversion after approval of the Plan by Eligible Policyholders at the Special Meetings. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company, together with corresponding changes in the offering price and the net proceeds realized by the Company from the sale of the Common Stock. The Insurance Companies would also incur substantial additional legal, accounting and other expenses in completing the Conversion. In the event that the Conversion is not completed, the Insurance Companies will remain as mutual insurance companies and all subscription funds will be promptly returned to subscribers without interest. In addition, the Insurance Companies would be required to charge all Conversion expenses against current income.

Business Purposes

     The Company was formed to serve as the holding company for all of the issued and outstanding capital stock of the Insurance Companies upon completion of the Conversion. The portion of the net proceeds from the sale of Common Stock in the Conversion that the Company will contribute to the Insurance Companies will substantially increase the Insurance Companies' surplus which will, in turn, enhance policyholder protection and increase the amount of funds available to support both current operations and future growth. The holding company structure also will provide greater flexibility for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable the Company and the Insurance Companies to compete more effectively with other insurance companies. In addition, the Conversion will enhance the future access of the Company and the Insurance Companies to the capital markets.

     After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Articles of Incorporation will permit the Company to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities following the Conversion, other than the proposed issuance of additional shares under the MRP and Compensation Plan, if implemented. Following completion of Conversion, the Company also will be able to use stock-related incentive programs to attract, motivate and retain highly qualified employees for itself and its subsidiaries. See "Management of the Company."

Effect of Conversion on Policyholders

     General.

     Each policyholder in a mutual insurance company, including each policyholder of the Insurance Companies, has certain interests in its policy issuing insurance company in addition to the contractual right to insurance coverage afforded by the policyholder's policy of insurance. These interests are (i) the right to vote with respect to the election of directors of the company and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of the company or a merger of the company, (ii) the right to receive dividends if, as and when declared by the board of directors of the company (the Insurance Companies have never declared a policyholder dividend and have no intention of doing so in the future), and (iii) in the unlikely event of a solvent dissolution of the company, the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. However, these interests are incident to, and contingent upon the existence of, the underlying insurance policy. These interests have no tangible market value separate from such insurance policy and a policyholder who terminates his policy automatically forfeits the interests in the company described above. Policyholder interests other than contract rights under policies of insurance will be terminated as a result of the Conversion.

     If the Plan is not approved by the Eligible Policyholders or if the Conversion fails to be completed for any other reason, the Insurance Companies will continue their existence as mutual insurance companies and Eligible Policyholders will retain the rights described above.

     Continuity of Insurance Coverage and Business Operations.

     The Conversion will not affect the contractual rights of policyholders to insurance protection under their individual insurance policies with the Insurance Companies. During and after the Conversion, the normal business of the Insurance Companies of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, the Insurance Companies will continue to provide services for policyholders under current policies and by its present management and staff.

     The Board of Directors of each of the Insurance Companies at the time of the Conversion will continue to serve as the Boards of Directors of the Insurance Companies after the Conversion.
The Board of Directors of the Company will consist of the following persons, each of whom is an existing director of one or more of the Insurance Companies: James W. Appel, John E. Barry, Luther R. Campbell, Jr., M. Scott Clemens, David E. Hosler, Richard B. Neiley, Jr., G. Arthur Weaver and Robert Wechter. See "Management of the Company -- Directors." All officers of each of the Insurance Companies at the time of the Conversion will retain their positions with the Insurance Companies after the Conversion.

     Voting Rights.

     Upon completion of the Conversion, the voting rights of all policyholders in each Insurance Company will terminate and policyholders will no longer have the right to elect the directors of such Insurance Company or approve transactions involving the Insurance Company. Instead, voting rights in the Insurance Companies will be vested exclusively in the Company, which will own all the capital stock of the Insurance Companies. Voting rights in the Company will be vested exclusively in the shareholders of the Company. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Company, subject to the terms of the Company's Articles of Incorporation, Bylaws and to the provisions of Pennsylvania and federal law.

     Dividends.

     The Conversion will not affect the right of a policyholder to receive dividends from the Insurance Companies in accordance with the terms of the policyholder's existing policy of insurance, which provides that dividends will be paid only if, as and when declared by the Boards of Directors of the Insurance Companies. However, the Insurance Companies have never declared a policyholder dividend and have no present intention of doing so in the future, whether or not the Insurance Companies convert to stock form.

     Rights Upon Dissolution.

     After the Conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus in the unlikely occurrence of a solvent dissolution of the Insurance Companies. Instead, this right will vest in the Company as the sole shareholder of the Insurance Companies.

The Offering

     Subscription Offering.

     Nontransferable subscription rights to purchase shares of Common Stock have been issued to all persons entitled to purchase stock in the Subscription Offering at no cost to such persons. The amount of Common Stock that these parties may purchase will be determined, in part, by the total number of shares of Common Stock to be issued and the availability of Common Stock for purchase under the categories set forth in the Plan.

     Preference categories have been established for the allocation of Common Stock to the extent that shares are available. These categories are as follows:

          Subscription Category No. 1 is reserved for Eligible Policyholders of the Insurance Companies, i.e., those persons who are named insureds at the close of business on May 31, 1996 (the "Eligibility Record Date") under an existing insurance policy issued by any of the Insurance Companies. Each Eligible Policyholder will receive, without payment, subscription rights to purchase up to one percent (1%) of that number of shares of Common Stock equal to the maximum of the Estimated Valuation Range divided by the Purchase Price; provided, however, that the maximum number of shares that may be purchased by Eligible Policyholders in the aggregate shall be equal to the maximum of the Estimated Valuation Range divided by $10.00. In the event of an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Policyholders, as follows.
     First, shares of Common Stock will be allocated among subscribing Eligible Policyholders so as to permit each such Eligible Policyholder, to the extent possible, to purchase the lesser of (i) 100 shares, or (ii) the number of shares for which such Eligible Policyholder subscribed. Second, any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Policyholders whose subscriptions remain unsatisfied in the proportion in which the aggregate premiums payable to the Insurance Companies by each such Eligible Policyholder in respect of all policies issued to such Eligible Policyholder and in force on the Eligibility Record Date, bears to the aggregate premiums payable to the Insurance Companies in respect of all policies issued to all such Eligible Policyholders and in force on the Eligibility Record Date; provided, however, that no fractional shares of Common Stock shall be issued. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on his Stock Order Form all policies issued by the Insurance Companies under which he is the named insured as of the close of business on May 31, 1996. Failure to list a policy could result in fewer shares being allocated than if all policies had been disclosed.

          Subscription Category No. 2 is reserved for the Company's tax-qualified employee stock benefit plans, i.e., the ESOP, which shall receive, without payment, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the shares of Common Stock to be issued in the Conversion. The ESOP is expected to purchase 10% of the Common Stock issued in the Conversion.

          Subscription Category No. 3 is reserved for directors, officers and employees of the Insurance Companies. Each director, officer and employee of each Insurance Company will receive, without payment, subscription rights to purchase up to 1% of that number of shares of Common Stock equal to the maximum of the Estimated Valuation Range divided by $10.00; provided, however, that such subscription rights shall be subordinated to the subscription rights received by the Eligible Policyholders and the ESOP and may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Policyholders, but which remain unsold after satisfying the subscriptions of all Eligible Policyholders. In the event of an oversubscription among the directors, officers and employees, shares of Common Stock shall be allocated among them on the basis of a point system under which one point will be assigned for each year of service to each Insurance Company, one point for each then current annual salary increment of $5,000, and one point for each office held in each Insurance Company. If any director, officer or employee does not subscribe for his full allocation of shares, the shares not subscribed for shall be allocated among the directors, officers and employees whose subscriptions remain unsatisfied in proportion to their respective subscriptions. A director, officer or employee of an Insurance Company who subscribes to purchase shares of Common Stock and who is also eligible to purchase shares of Common Stock as an Eligible Policyholder will be deemed to purchase Common Stock first in his or her capacity as an Eligible Policyholder.

     The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Insurance Companies or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

     Community Offering.

     Concurrently with the Subscription Offering, the Company is offering shares of the Common Stock to the general public in a Community Offering. Preference in the Community Offering will be given to (i) natural persons and trusts of natural persons who are permanent residents of Berks, Bucks, Chester, Cumberland, Dauphin, Lancaster, Lebanon, Lehigh, Montgomery, Northampton and York Counties, Pennsylvania (the "Local Community"),
(ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is a corporation, partnership, limited liability company or other entity, (iii) licensed insurance agents who have been appointed by any of the Insurance Companies to market and distribute insurance products, (iv) named insureds under policies of insurance issued by any Insurance Company after May 31, 1996, and (v) providers of goods or services to any one or more of the Insurance Companies. The term "resident," as used in relation to the preference afforded natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within one of the counties in the Local Community) and continues to reside in the Local Community at the time of the Community Offering. The Company may utilize policyholder records or such other evidence provided to it to make the determination whether a person is a resident of the Local Community. In the case of a corporation or other business entity, such entity shall be deemed to be a resident of the Local Community only if its principal place of business or headquarters is located within the Local Community. All determinations as to the status of a person as a resident of the Local Community shall be made by the Insurance Companies in their sole and absolute discretion. Subscriptions for Common Stock received from members of the general public in the Community Offering will be subject to the availability of shares of Common Stock after satisfaction of all subscriptions in the Subscription Offering, as well as the maximum and minimum purchase limitations set forth in the Plan. Furthermore, the right of any person to purchase shares in the Community Offering, including the preferred subscribers described in clauses (i)-(v) above, is subject to the absolute right of the Company to accept or reject such purchases in whole or in part. The Company presently intends to terminate the Community Offering when it has received orders for at least the minimum number of shares available for purchase in the Conversion.

Stock Pricing and Number of Shares to be Issued

     The Plan requires that the purchase price of the Common Stock be based on the appraised pro forma market value of the Insurance Companies as subsidiaries of the Company, as determined on the basis of an independent valuation by an appraiser who is experienced in corporate valuation. The Company has retained Berwind to prepare such appraisal. Berwind will receive a fee of approximately $75,000 for its appraisal.

     Berwind has determined that, as of August 19, 1996, the estimated pro forma market value of the Insurance Companies as subsidiaries of the Company was $33,570,000. Under the Plan, the aggregate purchase price of the common Stock to be offered in the Conversion must equal the pro forma market value of the Insurance Companies as subsidiaries of the Company. The Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share, and by dividing the price per share into the estimated aggregate value, initially plans to issue 3,357,000 shares of the Common Stock, at the midpoint of the Estimated Valuation Range, in the Conversion.

     The Plan requires that an appraiser establish a valuation range (the "Estimated Valuation Range") consisting of a midpoint valuation, a valuation 15 percent (15%) above the midpoint valuation (the "Maximum of the Valuation Range") and a valuation 15 percent (15%) below the midpoint valuation (the "Minimum of the Valuation Range"). Accordingly, Berwind has established a range of value from $28,535,000 to $38,606,000. Upon completion of the Offering, after taking into account factors similar to those involved in its prior appraisal, Berwind will submit to the Company and to the Department its updated estimate of the pro forma fair market value of the Insurance Companies as subsidiaries of the Company as of the last day of the Offering. If such updated estimated valuation does not fall within the Estimated Valuation Range, then in such event the Company, after consultation with the Department, may cancel the Offering and terminate the Plan, establish a new Estimated Valuation Range, extend, reopen or hold a new Offering or take such other action as may be authorized by the Department.

     If the updated estimated valuation Berwind submits to the Company and the Department upon completion of the Offering falls within the Estimated Valuation Range, the following steps will be taken:

     Subscription Offering Meets or Exceeds Maximum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Company shall on the effective date of the Conversion (the "Effective Date") issue shares of Common Stock to the subscribing participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing participants in the priorities set forth in the Plan; provided, however, that no fractional shares of Common Stock shall be issued. See "-- Subscription Offering," herein.

     Subscription Offering Meets or Exceeds Minimum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Common Stock subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Company shall on the Effective Date issue to the subscribing participants shares of Common Stock in an amount sufficient to satisfy the subscriptions of such participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all participants in the Subscription Offering have been satisfied in full, the Company shall have the right in its absolute discretion to accept, in whole or in part, subscriptions received from any or all subscribers in the Community Offering and/or to sell shares of Common Stock to purchasers in a Public Offering or Private Placement; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering; and, provided further, that no fractional shares of Common Stock shall be issued.

     Subscription Offering Does Not Meet Minimum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Common Stock subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Company shall accept subscriptions received from subscribers in the Community Offering and/or sell shares of Common Stock to purchasers in a Public Offering or Private Placement. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering, the Community Offering and in any Public Offering or Private Placement multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then in such event the Conversion shall be consummated promptly and the Company shall on the Effective Date: (i) issue to subscribing participants in the Subscription Offering shares of Common Stock in an amount sufficient to satisfy the subscriptions of such participants in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Public Offering or Private Placement such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing participants, to subscribers in the Community Offering and/or to purchasers in any Public Offering or Private Placement multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. The Company may in its absolute discretion elect to issue shares of Common Stock to subscribers in the Community Offering and/or to purchasers in any Public Offering in excess of the number determined by reference to clause (ii) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering.

     Offering Does Not Meet Minimum.

     If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering, the Community Offering and in any Public Offering or Private Placement multiplied by the Purchase Price is less than the Minimum of the Estimated Valuation Range, then in such event the Company, in consultation with the Department, may cancel the Offering and terminate the Plan, establish a new Estimated Valuation Range, extend, reopen or hold a new Offering or take such other action as may be authorized by the Department.

     If, following a reduction in the Valuation Range approved by the Department, the aggregate number of shares of Common Stock subscribed for in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Estimated Valuation Range has been reduced), then in such event the Conversion shall be promptly consummated. The Company shall on the Effective Date: (i) issue shares of Common Stock to participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Public Offering or Private Placement such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the purchase price shall be equal to the Minimum of the Valuation Range (as such Estimated Valuation Range has been reduced).

     Notwithstanding anything to the contrary set forth in the Plan, the Company shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other person: (i) to determine which subscriptions, if any, to accept in the Community Offering and to accept or reject any such subscription in whole or in part for any reason or for no reason, and (ii) to determine whether and to what extent shares of Common Stock are to be sold in a Public Offering or Private Placement.

     An increase in the number of shares to be issued in the Conversion (assuming no change in the per share Purchase Price) would decrease both a subscriber's ownership interest and the Company's pro forma net income and shareholders' equity on a per share basis while increasing pro forma net income and shareholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion (assuming no change in the Purchase Price) would increase both a subscriber's ownership interest and the Company's pro forma net income and shareholders' equity on a per share basis while decreasing pro forma net income and shareholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. In preparing the valuation, Berwind has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and the Insurance Companies. Berwind did not independently verify the financial statements and other information provided by the Company and the Insurance Companies, and Berwind did not value independently the assets and liabilities of the Company and the Insurance Companies. The valuation considers the Company and the Insurance Companies only as a going concern and should not be considered as an indication of the liquidation value of the Company and the Insurance Companies. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock will thereafter be able to sell such shares at or above the initial purchase price. Copies of the appraisal report of Berwind setting forth the method and assumptions for such appraisal are on file and available for inspection at the principal executive offices of the Company. Any subsequent updated appraisal report of Berwind also will be available for inspection.

     Promptly after completion of the sale of all of the Common Stock, Berwind will confirm to the Department, if such is the case, that, to the best of its knowledge and judgment, nothing of a material nature has occurred (taking into account all of the relevant factors including those that would be involved in a cancellation of the Subscription and Community Offerings and Public Offering, if any) that would cause it to conclude that the aggregate dollar amount of shares ordered in the Conversion was incompatible with its estimate of the consolidated pro forma market value of the Insurance Companies as subsidiaries of the Company. If, however, the facts do not justify such a statement, the Subscription and Community Offerings or other sale may be cancelled, a new Estimated Valuation Range set, and a resolicitation of subscribers and other purchasers held.

Tax Effects.

     General.

     The Insurance Companies have applied to the Internal Revenue Service (the "IRS") for a private letter ruling concerning the material tax effects of the Conversion and the Subscription Offering to the Insurance Companies, Eligible Policyholders, and certain other participants in the Subscription Offering. If the IRS provides the rulings in the form requested by the Insurance Companies, the rulings will confirm, among other things, that the Conversion of each of the Insurance Companies from a mutual to stock form of corporation will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes: (i) no gain or loss will be recognized by any of the Insurance Companies in their pre-Conversion mutual or post-Conversion stock form as a result of the Conversion; (ii) each Insurance Company's basis in its assets, holding period for its assets, net operating loss carryforward, if any, capital loss carryforward, if any, minimum tax credit carryforward, if any, earnings and profits and accounting methods will not be affected by the Conversion; (iii) as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value; (iv) the basis of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of such Common Stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised by the Eligible Policyholder; and
(v) the holding period of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of Common Stock purchased by an Eligible Policyholder will begin on the date following the date on which the Common Stock is purchased.

     The Conversion and the Subscription Offering present several novel issues of tax law. Accordingly, there can be no assurance that the IRS will provide the rulings requested by the Insurance Companies or that the IRS will complete its analysis or make a final determination on the rulings prior to the date set for the Conversion. In the event the IRS fails or refuses to provide the rulings on or before the date set for the Conversion, the Insurance Companies may request an opinion from legal counsel that the Conversion will constitute a reorganization under
Section 368(a) of the Code. Nevertheless, because the Conversion and the Subscription Offering present several novel issues of tax law, there can be no assurance that legal counsel can provide its opinion, or that, if provided, such opinion will be acceptable to the Insurance Companies. Counsel's opinion, if provided, would be based, in part, upon, and subject to the continuing validity through the Effective Date of certain representations by the Insurance Companies and certain assumptions and qualifications, including the assumption that the Conversion will be completed in the manner and according to the terms provided in the Plan. Counsel's opinion also would be based on the Code, the final, temporary and proposed Income Tax Regulations promulgated under the Code, administrative rulings and practice and judicial decisions, all of which are subject to change. Such change may be made with retroactive effect. Unlike private letter rulings, an opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will not take positions that are contrary to the opinions provided by counsel, or that counsel's opinions would be upheld by the courts if challenged by the IRS.

     Subscription Rights.

     The federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. The discussion below is based on (i) an analysis of current law, some of which is uncertain because of a lack of legal precedent, and (ii) private letter rulings issued by the IRS for analogous conversion transactions, which, while instructive, are not legal precedent. In several private letter rulings for analogous transactions, the IRS has declined to rule on the tax consequences of the receipt, exercise or lapse of subscription rights to purchase stock.

     The IRS has ruled privately in analogous thrift conversion transactions that any gain realized as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised. Under the analysis of these rulings, the amount of gain recognized by the Eligible Policyholder would equal the fair market value of subscription rights received by the Eligible Policyholder. The Eligible Policyholder would also be entitled to an offsetting loss to the extent such subscription rights are not exercised by the Eligible Policyholder. If an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, such Eligible Policyholder should recognize a corresponding loss upon the expiration of such subscription rights. The amount of such loss should equal the gain previously recognized upon receipt of such expired subscription rights, although such loss may not have the same character as the corresponding gain and may be recognized in a taxable year that is different than the taxable year in which the gain is recognized. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the receipt of the subscription rights should constitute a capital gain, and provided the Common Stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset, the resulting loss upon expiration of such subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights would be valued or how to determine the number of subscription rights that would be taxable to an Eligible Policyholder upon their receipt.

     In at least one private letter ruling involving a thrift transaction, the IRS ruled that a recipient of subscription rights will recognize gain if and only to the extent such recipient exercises such subscription rights. Under this analysis, the amount of the gain would be the fair market value of the subscription rights that are actually exercised. Since the subscription rights are nontransferable, nonnegotiable personal rights that may be exercised only in connection with the Conversion and the Subscription Offering, the amount of gain a recipient should be required to recognize under this analysis should be approximately equal to the excess of (a) the fair market value of the Common Stock purchased by the Eligible Policyholder pursuant to the exercise of subscription rights on the date such stock is purchased, over (b) the purchase price payable by the Eligible Policyholder pursuant to the exercise of such rights. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the exercise of the subscription rights should constitute a capital gain.

     Under the analysis of the private letter rulings described above, Eligible Policyholders should not realize or recognize any income, gain, loss or deduction upon the receipt of subscription rights, or upon the exercise or lapse of such subscription rights, because the fair market value of the Common Stock that an Eligible Policyholder could elect to purchase on the exercise of subscription rights should not exceed the purchase price payable by the Eligible Policyholder pursuant to the exercise of such rights. In other words, under the analysis of the rulings described above, the subscription rights should be treated as having no fair market value, and Eligible Policyholders should not realize or recognize any income or gain on the receipt or exercise of such rights, because the purchase price payable by the Eligible Policyholder upon the exercise of such rights is equal to the fair market value of the Common Stock on the Effective Date.

     Nevertheless, if the subscription rights are treated as having fair market value, it is likely that each Eligible Policyholder will be required to recognize gain equal to (i) the fair market value of the rights that are allocated to the Eligible Policyholder in the Subscription Offering, or (ii) the fair market value of the rights that are exercised by the Eligible Policyholder, depending upon the analysis of the Conversion and the Subscription Offering that may be asserted by the IRS. Eligible Policyholders may be required to recognize such gain even though Eligible Policyholders will not receive any cash in the proposed transactions. Moreover, the IRS may also assert that the Insurance Companies should recognize gain on the distribution of the subscription rights in an amount equal to the aggregate fair market value of the subscription rights.

     In the opinion of Berwind, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in the Subscription Offering without charge, and afford the holder only the right to purchase shares of Common Stock in the Subscription Offering at a price equal to its estimated fair market value, which is the same price at which such stock will be sold to purchasers in the Community Offering or the Public Offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the Subscription Offering.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER ENTITLED TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND ELIGIBLE POLICYHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

Purchases in the Offering.

     Termination Dates.

     The Subscription Offering will expire at __:__ _.m., local time, on ___________, 1996, unless extended by the Board of Directors of the Company with regulatory approval for up to an additional ________ days (the "Subscription Offering Termination Date"). Subscription rights not exercised prior to the Subscription Offering Termination Date will be void. The Community Offering will terminate on the Subscription Offering Termination Date, unless extended by the Board of Directors of the Company for up to an additional ___ days (the "Community Offering Termination Date").

     Orders will not be executed by the Company until at least the minimum number of shares of Common Stock offered have been subscribed for or sold. If at least the minimum number of shares of Common Stock offered have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended with consent of the Department), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to subscribers.

     Use of Order Forms.

     Rights to subscribe may be exercised only by completion of a Stock Order Form. Any person who desires to subscribe for shares of Common Stock must do so prior to the Subscription Offering Termination Date or Community Offering Termination Date, as the case may be, by delivering (by mail or in person) to the Company's principal executive offices located at 2929 Lititz Pike, Lancaster, Pennsylvania 17601 a properly executed and completed Stock Order Form and an acknowledgement form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "______________________________." All subscription rights under the Plan will expire on the Subscription Offering Termination Date whether or not the Company has been able to locate each person entitled to such subscription rights. Once tendered, orders to purchase Common Stock in the Offering cannot be revoked. In order to ensure that Eligible Policyholders are properly identified as to their stock purchase priorities, such persons must list all of their insurance policies with the Insurance Companies on the Stock Order Form.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Subscription Offering Termination Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus. An acknowledgement form is required to be signed and returned with a Stock Order Form. The Company will accept for processing only orders submitted on original Stock Order Forms. Photocopies and facsimile copies of Stock Order Forms will not be accepted. Payment by cash, check or money order must accompany the Stock Order Form. No wire transfers will be accepted.

     Each subscription right may be exercised only by the Eligible Policyholder to whom it is issued and only for his or her own account. The subscription rights granted under the Plan are nontransferable. Each Eligible Policyholder subscribing for shares of Common Stock is required to represent to the Company that such Eligible Policyholder is purchasing such shares for such Eligible Policyholder's own account and that such Eligible Policyholder has no agreement or understanding with any other person for the sale or transfer of such shares.

     In the event a Stock Order Form (i) is not delivered and is returned to the sender by the United States Postal Service or the Company is unable to locate the addressee, (ii) is not returned or is received after the Subscription Offering Termination Date or Community Offering Termination Date, as the case may be,
(iii) is defectively completed or executed, or (iv) is not accompanied by payment in full for the shares of Common Stock subscribed for, the subscription rights of the Eligible Policyholder to whom such rights have been granted will not be honored or the subscriber participating in the Community Offering, as the case may be, will be treated as having failed to return the completed Stock Order Form within the time period specified therein. Alternatively, the Company may (but will not be required to) waive any irregularity relating to any Stock Order Form or require the submission of a corrected Stock Order Form or the remittance of full payment for the shares of Common Stock subscribed for by such date as the Company may specify. Subscription orders, once tendered, may not be revoked. The Company's interpretations of the terms and conditions of the Plan and determinations with respect to the acceptability of the Stock Order Forms will be final, conclusive and binding upon all persons and neither the Company nor any Insurance Company (or the directors, officers, employees and agents of any of them) shall be liable to any person in connection with any such interpretation or determination.

     Payment for Shares.

     Payment in full for all subscribed shares of Common Stock is required to accompany all completed Stock Order Forms for subscriptions to be considered complete. Payment for subscribed shares of Common Stock may be made by cash, check or money order in U.S. Dollars. Payments made by cash, check or money order will be placed in an Escrow Account at ______________________________. The Escrow Account will be administered by ______________________________ (the "Escrow
Agent"). An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company, unless the Conversion is not completed within 45 days of the termination of the Subscription Offering or Community Offering, as the case may be. Payments accompanying such Stock Order Forms would not be available to subscribers for such 45-day period, and may not be available for up to an additional period of time if an extension of the period of time for completion of the Conversion is approved by the Department and subscribers affirm or modify but do not rescind their orders after the initial 45-day period. If an extension of the period of time to complete the Conversion is approved by the Department, subscribers will be resolicited and must confirm their orders prior to the expiration of the extension granted by the Department. Subscribers who do not confirm their orders upon resolicitation during an extension period granted by the Department will be deemed to have cancelled their subscriptions and their subscription funds will be promptly refunded. During an extension period granted by the Department, subscribers may also modify or cancel their subscriptions. No interest will be paid on such funds during the 45-day period or any approved extension period.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but may pay for such shares upon completion of the Offering.

     Delivery of Certificates.

     Certificates representing shares of the Common Stock will be delivered to subscribers promptly after completion of the Offering and the Public Offering. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they subscribed even though trading of the Common Stock will have commenced.

Marketing Arrangements in the Offering

     The Company has engaged Hopper Soliday to serve as financial advisor to the Company and the Insurance Companies with respect to the Offering. Hopper Soliday is a registered broker-dealer and is a member of the NASD. Hopper Soliday will assist the Company and the Insurance Companies in the Conversion by, among other things, (i) developing marketing materials; (ii) targeting potential investors in the Subscription Offering and other investors eligible to participate in the Community Offering;
(iii) soliciting potential investors by phone or in person;
(iv) training management and staff to perform tasks in connection with the Conversion; (v) establishing and managing the Conversion Center; and (vi) managing the subscription campaign.

     Subject to the limitations described below, for Hopper Soliday's services in the Offering, the Company has paid Hopper Soliday a financial advisory fee equal to $50,000. Upon completion of the Offering, Hopper Soliday will also receive an advisory and administrative fee equal to 3% of the dollar value of all stock sold in the Offering, except for sales to the ESOP, shares sold to directors, officers and employees of the Company and the Insurance Companies and the associates of such directors, officers and employees, and certain designated providers of goods and services. Hopper Soliday shall be reimbursed for its expenses, including its legal fees, up to $40,000. The Company will reimburse Hopper Soliday for any expenses in excess of $40,000 if Hopper Soliday incurred such expenses with the written consent of the Company. If the Conversion is not completed, Hopper Soliday will be entitled to retain the $50,000 financial advisory fee and will be reimbursed for all out-of-pocket expenses. The Company has also agreed to indemnify Hopper Soliday against certain liabilities arising in connection with the Conversion and the Offering. See "Public Offering" herein.

Description of Sales Activities in the Offering

     The Common Stock will be offered in the Offering principally by the distribution of this Prospectus and through activities conducted at the Conversion Center, which is expected to operate during normal business hours throughout the Offering. Employees of Hopper Soliday will manage the Conversion Center and will have overall responsibility for mailing materials relating to the Offering, responding to questions regarding the Conversion and processing proxies and stock order forms. It is anticipated that certain employees of the Insurance Companies will be present in the Conversion Center to assist employees of Hopper Soliday with administrative matters and proxy and stock order solicitation.

     In addition to the activity in the Conversion Center, certain officers of the Insurance Companies will participate in marketing the Offering and may contact potential offerees. It is also expected that the President of the Company and members of the Company's Board of Directors may contact potential offerees to discuss the Offering.

     During the Offering, officers of the Company and the Insurance Companies will be available to answer questions about the Offering and also may hold informational meetings for interested persons. Such officers will not be permitted to make statements about the Insurance Companies unless such information is also set forth in the Prospectus, nor may they render investment advice. None of the Insurance Companies' employees or directors who participate in marketing the Offering, either in the Conversion Center or otherwise, will receive any special compensation or other remuneration for such activities.

     None of the Company's or Insurance Companies' personnel participating in marketing the Offering are registered or licensed as a broker or dealer or an agent of a broker or dealer. Personnel of the Company and the Insurance Companies will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 ("Rule 3a4-1") promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Public Offering

     As a final step in the sale of shares of Common Stock to be issued in the Conversion, all shares of Common Stock not purchased in the Offering may be sold to a syndicate of underwriters to be managed by the Underwriters for resale in a firm commitment Public Offering. It is anticipated that the Underwriters will purchase shares not subscribed for in the Offering at the Purchase Price less an underwriting discount. An underwriting agreement between the Company and the Underwriters, as representatives for the syndicate, will not be entered into until immediately prior to the Public Offering. Pursuant to the underwriting agreement, the Underwriters will be obligated, subject to certain conditions, to purchase all shares of Common Stock that have not been subscribed for in the Offering. In the event shares of Common Stock are sold in the Public Offering, the Underwriters will be paid an underwriters' discount (gross spread) of 6.5% of the aggregate purchase price of all shares sold in the Public Offering (including the underwriting discount on shares sold pursuant to the exercise of the Underwriters' overallotment option of 15% of the shares sold in the Offering and the Public Offering), subject to the Underwriters' right to receive a minimum payment of $300,000, regardless of the number of shares of Common Stock sold in the Public Offering.

     In the event no shares of Common Stock are available for sale after completion of the Offering, the Company will pay the Underwriters $150,000. In the event the Conversion is abandoned for any reason other than as a result of the Underwriters' refusal to proceed, without cause, or the Conversion is not completed by March 31, 1997, the Underwriters will be reimbursed for their expenses up to $150,000, including any portion of such expenses allocable to Hopper Soliday.

     The number of shares offered in the Public Offering and the amount of the overallotment option, if any, will be determined if and when a Public Offering occurs. If an underwriting agreement is entered into in connection with the Public Offering, it also is expected to contain provisions under which the Company will indemnify the Underwriters.

     The Public Offering will commence as soon as practicable following the later of the Subscription Offering Termination Date or Community Offering Termination Date and must be completed within 45 days after the Subscription Offering Termination Date unless such period is extended with the approval of the Department. In the event such an extension is approved by the Department, subscribers would be given the opportunity to increase, decrease or rescind their subscriptions. The commencement and completion of the Public Offering will be subject to market conditions and other factors beyond the Company's control. Accordingly, no assurance can be given that the Public Offering will commence immediately after the Subscription Offering Termination Date or as to the length of time that will be required to complete the sale of all shares of Common Stock offered in the Conversion. If delays are experienced in the commencement or completion of the Public Offering, significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered and the net proceeds realized from the sale of the Common Stock. In such event, additional printing, legal and accounting expenses may be incurred by the Company to complete the Conversion.

Surplus Note

     Pursuant to the terms of a $6,000,000 promissory note, dated December 20, 1989, as amended (the "Surplus Note"), payable by Old Guard Mutual to American Re, American Re has the right to convert the outstanding principal balance of the Surplus Note into that number of shares of Common Stock equal to the outstanding principal balance divided by the Purchase Price upon completion of the Conversion. The outstanding principal balance of the Surplus Note was $2.25 million at June 30, 1996; a principal payment of $750,000 was made in July 1996 reducing the outstanding principal balance to $1.5 million. American Re has elected to convert the Surplus Note into 150,000 shares of Common Stock. Upon the issuance of such shares, the Surplus Note shall be cancelled. These shares are in addition to the shares of Common Stock offered and sold in the Offering. See "Pro Forma Data."

Limitations on Purchases of Common Stock

     The Plan provides for certain limitations upon the purchase of shares in the Conversion. No person may purchase fewer than 25 shares of Common Stock in the Conversion. No purchases of shares of Common Stock in the Offering by any person, when aggregated with purchases by such person's affiliates and associations (as defined in the Plan), or by a group of persons acting in concert (as defined in the Plan), shall exceed five percent (5%) of that number of shares of Common Stock equal to the maximum of the Estimated Valuation Range divided by the Purchase Price, except that the ESOP may purchase up to ten percent (10%) of the total shares of Common Stock equal to the maximum of the Estimated Valuation Range divided by the Purchase Price. Shares of Common Stock to be held by the ESOP and attributable to a participant thereunder shall not be aggregated with shares of Common Stock purchased by such participant or any other purchaser of Common Stock in the Conversion. Officers and directors of the Insurance Companies and the Company, together with their associates, may not purchase, in the aggregate, more than thirty-four percent (34%) of the shares of Common Stock. Directors of the Company and of the Insurance Companies shall not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on the Board of Directors of the Company or the Board of Directors of any Insurance Company or any subsidiary of an Insurance Company. Subject to any required regulatory approval and the requirements of applicable law, the Company may increase or decrease any of the purchase limitations at any time. In the event that the individual purchase limitation is increased after commencement of the Subscription Offering and the Community Offering, the Company shall permit any person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, such that such person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority subscription rights. In the event that either the individual purchase limitation or the number of shares of Common Stock to be sold in the Conversion is decreased after commencement of the Subscription Offering and the Community Offering, the order of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law. In the event that such purchase limitations are violated by any person (including any associate or affiliate of such person or person otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the Purchase Price all shares acquired by such person in excess of any such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the aggregate Purchase Price paid for such excess shares and the proceeds received by such person from the sale of such excess shares. This right of the Company to purchase such excess shares shall be assignable by the Company.

Proposed Management Purchases

     The following table sets forth information regarding the approximate number of shares of Common Stock intended to be purchased by each of the directors, trustees and executive officers of the Company and the Insurance Companies, including each such person's associates, and by all directors, trustees and executive officers as a group, including all of their associates, and other related information. For purposes of the following table, it has been assumed that 3,357,000 shares of the Common Stock will be sold at $10 per share, the midpoint of the Estimated Valuation Range (see "The Conversion -- Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                Total
         Name                                 Shares(1)(2)(3)

Robert C. Alderfer (4)                           500
James W. Appel (5)                             1,000
John E. Barry (5)                              1,000
Luther R. Campbell, Jr. (6)                    3,000
M. Scott Clemens (6)                           2,500
Steven D. Dyer (7)                             5,000
Stanley E. Honig (8)                           5,000
David E. Hosler (9)                           12,000
William S. Huber (8)                           1,000
Mark J. Keyser (10)                            6,000
Noah W. Kreider, Jr. (11)                        500
C. Donald Lechner (4)                            500
Donald W. Manley (12)                          5,000
Richard B. Neiley, Jr. (5)                       500
Scott A. Orndorff (12)                         6,000
Robert L. Spanninger (4)                         500
G. Arthur Weaver (13)                            500
Robert L. Wechter (13)                           250
                                              ------
  Total                                       50,750

____________

(1) Does not include shares that could be allocated to participants in the ESOP, under which officers and other employees would be allocated, in the aggregate, 10% of the Common Stock issued in the Conversion.

(2) Does not include shares that would be awarded to participants in the MRP, if implemented, under which directors, officers and other employees would be awarded, at no cost to them, an aggregate number of newly issued shares equal to 4% of the Common Stock issued in the Conversion (134,280 shares at the midpoint of the Estimated Valuation Range). The dollar amount of the Common Stock to be purchased by the MRP is based on the purchase price in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. Implementation of the MRP requires shareholder approval.

(3) Does not include shares that would be purchased by participants in the Compensation Plan, if implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (335,700 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the price at which the Common Stock is sold in the Offering. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. Implementation of the Compensation Plan requires shareholder approval.

(4)  Director of Goschenhoppen.

(5)  Director of the Company and the Insurance Companies.

(6)  Director of the Company and Old Guard Mutual.

(7)  Secretary and General Counsel of the Company.

(8)  Director of Old Guard Fire.

(9)  Chairman of the Board and Chief Executive Officer of the
     Company and the Insurance Companies and President of the Company, Old Guard Mutual and Old Guard Fire.

(10) Treasurer and Chief Financial Officer of the Company and the
     Insurance Companies.

(11) Director of Old Guard Mutual and Old Guard Fire.

(12) Vice President of the Company and the Insurance Companies.

(13) Director of the Company, Old Guard Mutual and Old Guard
     Fire.

Limitations on Resales

     The Common Stock issued in the Conversion will be freely transferable under the Securities Act of 1933, as amended (the "1933 Act"); provided, however that (i) shares issued in a Private Placement, if any, would be subject to transfer restrictions under Rule 144 of the 1933 Act and (ii) shares issued to directors and officers of any of the Insurance Companies or of the Company would be restricted as to transfer for a period of one year from the Effective Date pursuant to the provisions of the Conversion Act and would be subject to additional resale restrictions under Rule 144 of the 1933 Act. Shares of Common Stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions and the Company will give instructions to the transfer agent for the Common Stock with respect to these transfer restrictions. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired by directors and officers other than in the Conversion will not be subject to certain restrictions.

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Interpretation and Amendment of the Plan of Conversion

     To the extent permitted by law, all interpretations of the Plan by the Board of Directors of each Insurance Company and the Board of Directors of the Company will be final. The Plan may be amended at any time before it is approved by the Department by the affirmative vote of two-thirds of the directors of the Company and each Insurance Company. The Plan similarly may be amended at any time after it is approved by the Department, subject to the Department's approval of such amendment. The Plan may be amended at any time after it is approved by the Eligible Policyholders of each Insurance Company and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company then in office; provided, however, that any such amendment shall be subject to approval by the Department; and provided further, that, if such amendment is determined by the Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose.

     In the event that the Department adopts mandatory regulations applicable to the Conversion prior to the Effective Date, the Plan may be amended to conform to such regulations at any time prior to such Effective Date by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company, and no resolicitation of proxies or further approval by Eligible Policyholders shall be required. In the event that the Department adopts regulations applicable to the Conversion prior to the Effective Date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before such Effective Date by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company, and no resolicitation of proxies or further approval by Eligible Policyholders shall be required.

Termination

     The Plan may be terminated at any time before it is approved by the Department by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company. The Plan may be terminated at any time after it is approved by the Department by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Company and of each Insurance Company; provided, however, that any such termination shall be subject to approval by the Department.

Conditions

     As required by the Plan, the Plan has been approved by the Department and the Board of Directors of the Company and each of the Insurance Companies. Completion of the Conversion also requires approval of the Plan by the affirmative vote of at least two-thirds of the votes cast by Eligible Policyholders of each of the Insurance Companies. If the Eligible Policyholders do not approve the Plan, the Plan will be terminated, and the Insurance Companies will continue to conduct business as mutual insurance companies.

               CERTAIN RESTRICTIONS ON ACQUISITION
                         OF THE COMPANY

Pennsylvania Law

     The Pennsylvania BCL contains certain provisions applicable to the Company that may have the effect of impeding a change in control of the Company. These provisions, among other things,
(a) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (b) prohibit, for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, the Pennsylvania legislature further amended the Pennsylvania BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to the Company at the present time, this legislation generally (a) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (b) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
(e) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. The 1990 amendments to the BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (b) to render inapplicable, or make determinations under, provisions of the BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Company's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendment to the BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Under the Pennsylvania control-share acquisition statute, a person or group is entitled to voting rights with respect to "control shares" only after shareholders (both disinterested shareholders and all shareholders) have approved the granting of such voting rights at a meeting of shareholders. "Control shares" are shares acquired since January 1, 1988, that upon acquisition of voting power by an "acquiring person," would result in a "control-share acquisition." ("Control shares" also include voting shares where beneficial ownership was acquired by the "acquiring person" within 180 days of the control-share acquisition or with the intention of making a control-share acquisition.) An "acquiring person" is a person or group who makes or proposes to make a "control-share acquisition." A "control-share acquisition" is an acquisition, directly or indirectly, of voting power over voting shares that would, when added to all voting power of the person over other voting shares, entitle the person to cast or direct the casting of such percentage of votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of directors: (a) at least 20% but less than 33-1/3%; (b) at least 33-1/3 but less than 50%; or (c) 50% or more. The effect of these provisions is to require a new shareholder vote when each threshold is exceeded. In the event shareholders do not approve the granting of voting rights, voting rights are lost only with respect to "control shares."

     A special meeting of shareholders is required to be called to establish voting rights of control shares if an acquiring person (a) files with the corporation an information statement containing specified information, (b) makes a written request for a special meeting at the time of delivery of the information statement, (c) makes a control-share acquisition or a bona fide written offer to make a control-share acquisition, and
(d) provides a written undertaking at the time of delivery of the information statement to pay or reimburse the corporation for meeting expenses. If the information statement is filed and a control-share acquisition is made or proposed to be made, but no request for a special meeting is made or no written undertaking to pay expenses is provided, the issue of voting rights will be submitted to shareholders at the next annual or special meeting of shareholders of the corporation.

     A corporation may redeem all "control shares" at the average of the high and low sales price, as reported on a national securities exchange or national quotation system or similar quotation system, on the date the corporation provides notice of redemption (a) at any time within 24 months after the date on which the control-share acquisition occurs if the acquiring person does not, within 30 days after the completion of the control-share acquisition, properly request that shareholders consider the issue of voting rights to be accorded to control shares and (b) at any time within 24 months after the issue of voting rights is submitted to shareholders and such voting rights either are not accorded or are accorded and subsequently lapse. Voting rights accorded to control shares by a vote of shareholders lapse and are lost if any proposed control-share acquisition is not consummated within 90 days after shareholder approval is obtained.

     A person will not be considered an "acquiring person" if the person holds voting power within any of the ranges specified in the definition of "control-share acquisition" as a result of a solicitation of revocable proxies if such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy.

     The statute does not apply to certain control-share acquisitions effected pursuant to a gift or laws of inheritance, in connection with certain family trusts or pursuant to a merger, consolidation or plan of share exchange if the corporation is a party to the agreement.

     The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock, including accumulation with a view to effecting a non-negotiated tender or exchange offer for Common Stock.

     Under the disgorgement provisions of the Pennsylvania BCL, any profit realized by any person or group who is or was a "controlling person or group" from the disposition of any equity security of a corporation shall belong to and be recoverable by the corporation where the profit is realized (i) within 18 months after the person becomes a "controlling person or group" and
(ii) the equity security had been acquired by the "controlling person or group" within 24 months prior to or 18 months after obtaining the status of a "controlling person or group."

     A "controlling person or group" is a person or group who
(a) has acquired, offered to acquire or, directly or indirectly, publicly disclosed the intention of acquiring 20% voting power of the corporation or (b) publicly disclosed that it may seek to acquire control of the corporation.

     A person will not be deemed a "controlling person or group" if the person holds voting power as a result of a solicitation of revocable proxies if, among other things, such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy. This exception does not apply to proxy contests in connection with or as a means toward acquiring control of the Company.

     The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock with a view to putting the Company "in play" and then selling shares at a profit (whether to the Company, in the market or in connection with an acquisition of the Company).

Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws

     While the Board of Directors of the Company is not aware of any effort that might be made to obtain control of the Company after Conversion, the Board believes that it is appropriate to include certain provisions as part of the Company's Articles of Incorporation to protect the interests of the Company and its shareholders from hostile takeovers that the Board might conclude are not in the best interests of the Company or the Company's shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Company's current Board of Directors or management more difficult.

     The following discussion is a general summary of certain provisions of the Articles of Incorporation and Bylaws of the Company that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

Classified Board of Directors and Related Provisions

     The Company's Articles of Incorporation provide that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Articles of Incorporation provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Articles of Incorporation further provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

     Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as directors of the Company, and moderate the pace of change in the composition of the Board of Directors by extending the minimum time required to elect a majority of Directors from one to two years.

Other Antitakeover Provisions

     The Company's Articles of Incorporation and Bylaws contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions:
(1) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding Common Stock with more than 5% of the Company's voting power, if the transaction is not approved, in advance, by the Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Articles of Incorporation; (6) require any person who acquires stock of the Company with voting power of 25% or more to offer to purchase for cash all remaining shares of the Company's voting stock at the highest price paid by such person for shares of the Company's voting stock during the preceding year; (7) limit the right of a person or entity to vote more than 10% of the Company's voting stock; (8) eliminate cumulative voting in elections of directors; and (9) require that shares with at least 66-2/3% of total voting power approve, repeal or amend the Bylaws.

                  DESCRIPTION OF CAPITAL STOCK

General

     The Company is authorized to issue 15,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, having such par value as the Board of Directors of the Company shall fix and determine. The Company currently expects to issue between 2,853,450 and 4,010,600 shares, subject to adjustment, of the Common Stock and no shares of preferred stock in the Conversion. The Company has reserved for future issuance under the Compensation Plan and MRP an amount of authorized but unissued shares of Common Stock equal to 10% and 4%, respectively, of the shares to be issued in the Conversion.

Common Stock

     Voting Rights

          Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. Holders of Common Stock will not be entitled to cumulate their votes for election of directors.

     Dividends

     The Company may, from time to time, declare dividends to the holders of Common Stock, who will be entitled to share equally in any such dividends. For additional information as to cash dividends, see "Dividend Policy."

     Liquidation

     In the event of any liquidation, dissolution or winding up of any or all of the Insurance Companies, the Company, as holder of all of the capital stock of the Insurance Companies, would be entitled to receive all assets of the Insurance Companies after payment of all debts and liabilities of the Insurance Companies. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

     Other Characteristics

     Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock that may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

Preferred Stock

     None of the 5,000,000 authorized shares of preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized, without shareholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the preferred stock. Should the Board of Directors of the Company subsequently issue preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                    REGISTRATION REQUIREMENTS

     The Company will register its Common Stock with the SEC pursuant to the Exchange Act upon completion of the Conversion and will not deregister said shares for a period of at least three years following completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.

                         LEGAL OPINIONS

     The legality of the Common Stock will be passed upon for the Company by Stevens & Lee, Reading, Pennsylvania. Stevens & Lee has consented to the reference herein to its opinion. Certain legal matters will be passed upon for Hopper Soliday and the Underwriters by Lord, Bissell & Brook, Chicago, Illinois.

                             EXPERTS

     The combined financial statements of the Insurance Companies as of December 31, 1995 and 1994, and the combined statements of income, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 1995 have been included in this prospectus in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Berwind has consented to the publication herein of the summary of its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Conversion and the value of subscription rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.
              GLOSSARY OF SELECTED INSURANCE TERMS


Acquisition costs . . . . . .    Agents' or brokers' commissions,
                                 premium taxes, marketing, and
                                 certain underwriting expenses
                                 associated with the production
                                 of business.

Assumed reinsurance . . . . .    Insurance or reinsurance
                                 transferred from another
                                 insurance or reinsurance entity.

Automobile Liability and
Automobile Physical Damage. .    Automobile liability coverage
                                 insures individuals and
                                 businesses against claims
                                 resulting from bodily injury and
                                 property damage.  Automobile
                                 physical damage coverage insures
                                 individuals and businesses
                                 against claims resulting from
                                 property damage to an insured's
                                 vehicle.

Cede. . . . . . . . . . . . .    To transfer to an insurer or a
                                 reinsurer all or a part of the
                                 insurance or reinsurance written
                                 by an insurance or reinsurance
                                 entity.

Combined ratio. . . . . . . .    The sum of the expense ratio and
                                 the loss ratio, determined
                                 either in accordance with
                                 statutory accounting practices
                                 or GAAP.  A combined ratio under
                                 100% generally indicates an
                                 underwriting profit and a
                                 combined ratio over 100%
                                 generally indicates an
                                 underwriting loss.  The extent
                                 by which the combined ratio
                                 deviates from 100% indicates
                                 relative underwriting profit or
                                 loss.

Commercial Multi-peril. . . .    Commercial multi-peril coverage
                                 insures against losses to
                                 businesses and business personal
                                 property, such as those caused
                                 by fire, wind, hail, water
                                 damage, theft and vandalism, as
                                 well as comprehensive general
                                 liability for injuries to
                                 others.  Optional coverages
                                 written include inland marine,
                                 crime and boiler and machinery.

Direct written premiums . . .    Total premiums written by an
                                 insurer other than premiums for
                                 reinsurance assumed by an
                                 insurer.

Earned premiums . . . . . . .    The portion of net written
                                 premiums applicable to the
                                 expired period of policies.

Expense ratio . . . . . . . .    Under statutory accounting
                                 practices, the ratio of
                                 underwriting expenses to net
                                 written premiums.

Fire & Allied Lines . . . . .    Fire and allied lines insurance
                                 generally covers fire,
                                 lightning, and removal and
                                 extended coverage.

Gross premiums. . . . . . . .    Total premiums for insurance
                                 written and reinsurance assumed
                                 during a given period.

Homeowners. . . . . . . . . .    Homeowners coverage insures
                                 individuals for losses to their
                                 residences and personal
                                 property, such as those caused
                                 by fire, wind, hail, water
                                 damage, theft and vandalism, and
                                 against third party liability
                                 claims.

Incurred losses . . . . . . .    The sum of losses paid plus the
                                 change in the estimated
                                 liability for claims which have
                                 been reported but which have not
                                 been settled and claims which
                                 have occurred but have not yet
                                 been reported to the insurer.

Inland marine . . . . . . . .    Inland marine coverage insures
                                 merchandise or cargo in transit
                                 and business and personal
                                 property.  It is also written as
                                 an endorsement to a homeowner's
                                 policy to provide coverage for
                                 scheduled property, such as
                                 antiques, fine art, sports
                                 equipment, boats, firearms,
                                 jewelry and camera equipment.

Loss adjustment expenses. . .    The expenses of settling claims,
                                 including legal and other fees
                                 and the general expenses of
                                 administering the claims
                                 adjustment process.

Loss and LAE ratio. . . . . .    Under statutory accounting
                                 practices, the ratio of incurred
                                 losses and loss adjustment
                                 expenses to earned premiums.

Net earned premiums . . . . .    The portion of written premiums
                                 that is recognized for
                                 accounting purposes as revenue
                                 during a period.

Net premiums. . . . . . . . .    Gross premiums written less
                                 premiums ceded to reinsurers.

Net written premiums. . . . .    Gross premiums written and
                                 insured by an insurer less
                                 premiums ceded to reinsurers.

Reinsurance . . . . . . . . .    A procedure whereby an insurer
                                 remits or cedes a portion of the
                                 premiums to another insurer or
                                 reinsurer as payment to that
                                 insurer or reinsurer for
                                 assuming a portion of the
                                 related risk.

Residual market . . . . . . .    The market consisting of those
                                 persons (most frequently drivers
                                 seeking automobile insurance)
                                 who are unable to obtain
                                 insurance coverage in the
                                 voluntary market.

Statutory accounting
practices . . . . . . . . . .    Recording transactions and
                                 preparing financial statements
                                 in accordance with the rules and
                                 procedures prescribed or
                                 permitted by statute or
                                 regulatory authorities,
                                 generally reflecting a
                                 liquidating, rather than a going
                                 concern, concept of accounting.
                                 The principal differences
                                 between statutory accounting
                                 practices ("SAP") and GAAP for
                                 property and casualty insurance
                                 companies, are:  (a) under SAP,
                                 certain assets that are not
                                 admitted assets are eliminated
                                 from the balance sheet;
                                 (b) under SAP, policy
                                 acquisition costs are expenses
                                 as incurred, while under GAAP,
                                 they are deferred and amortized
                                 over the term of the policies;
                                 (c) under SAP, no provision is
                                 made for deferred income taxes;
                                 (d) under SAP, certain reserves
                                 are recognized that are not
                                 recognized under GAAP; and
                                 (e) under SAP, fixed income
                                 securities (bonds, redeemable
                                 preferred stocks and mortgage-
                                 backed securities) and equity
                                 securities are carried at cost,
                                 while under GAAP, they are
                                 carried at market value.

Statutory surplus . . . . . .    The sum remaining after all
                                 liabilities are subtracted from
                                 all assets, applying statutory
                                 accounting practices.  This sum
                                 is regarded as financial
                                 protection to policyholders in
                                 the event an insurance company
                                 suffers unexpected or
                                 catastrophic losses.

Underwriting. . . . . . . . .    The process whereby an insurer
                                 reviews applications submitted
                                 for insurance coverage and
                                 determines whether it will
                                 accept all or part of the
                                 coverage being requested and
                                 what the applicable premiums
                                 should be.  Underwriting also
                                 includes an ongoing review of
                                 existing policies and their
                                 pricing.

Underwriting expenses . . . .    The aggregate of policy
                                 acquisition costs and the
                                 portion of administrative,
                                 general and other expenses
                                 attributable to underwriting
                                 operations.

Underwriting profit (loss). .    The excess (deficiency),
                                 determined under statutory
                                 accounting practices, resulting
                                 from the difference between
                                 earned premiums and the sum of
                                 incurred losses, loss adjustment
                                 expenses and underwriting
                                 expenses.

Voluntary market. . . . . . .    The market consisting of those
                                 persons who insurance companies
                                 voluntarily choose to insure
                                 because such companies believe
                                 that they can do so profitably
                                 at competitive rates.

Workers' Compensation . . . .    Workers' compensation coverage
                                 insures employers against
                                 employee medical and indemnity
                                 claims resulting from injuries
                                 related to work as well as third
                                 party employer's liability.
             INDEX TO COMBINED FINANCIAL STATEMENTS
                   OF THE INSURANCE COMPANIES

                                                            Page

REPORT OF INDEPENDENT ACCOUNTANTS                            F-3

FINANCIAL STATEMENTS

     COMBINED BALANCE SHEETS                                 F-4
          (As of December 31, 1995 and 1994)

     COMBINED STATEMENTS OF INCOME                           F-6
          (For the years ended December 31, 1995,
          1994 and 1993)

     COMBINED STATEMENTS OF CHANGES IN SURPLUS               F-7
          (For the years ended December 31, 1995,
          1994 and 1993)

     COMBINED STATEMENTS OF CASH FLOWS                       F-8
          (For the years ended December 31, 1995,
          1994 and 1993)

     NOTES TO COMBINED FINANCIAL STATEMENTS                  F-10

FINANCIAL STATEMENTS (Unaudited)

     COMBINED BALANCE SHEETS (Unaudited)                     F-27
          (As of June 30, 1996 and 1995)

     COMBINED STATEMENTS OF INCOME (Unaudited)               F-28
          (For the six months ended June 30, 1996 and 1995)

     COMBINED STATEMENTS OF CHANGES IN SURPLUS (Unaudited)   F-29
          (For the six months ended June 30, 1996 and 1995)

     COMBINED STATEMENTS OF CASH FLOWS (Unaudited)           F-30
          (For the six months ended June 30, 1996 and 1995)

     NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS          F-31
          (Unaudited)

                Report of Independent Accountants


To the Boards of Directors and Policyholders
Old Guard Mutual Insurance Company,
Old Guard Mutual Fire Insurance Company, and
Goschenhoppen-Home Mutual Insurance Company and Subsidiary:

     We have audited the accompanying combined balance sheets of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company, and Goschenhoppen-Home Mutual Insurance Company and subsidiary (the Group) as of December 31, 1995 and 1994, and the related combined statements of income, changes in surplus and cash flows for the years ended December 31, 1995, 1994 and 1993. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of December 31, 1995 and 1994, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the combined financial statements, the Group changed its method of accounting for investments in 1994.


/s/ Coopers & Lybrand L.L.P.


One South Market Square
Harrisburg, Pennsylvania
July 19, 1996

               OLD GUARD MUTUAL INSURANCE COMPANY,
          OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
           GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY

                     Combined Balance Sheets
                as of December 31, 1995 and 1994

ASSETS                                    1995           1994
                                     ------------   -------------
Investments and cash:
  Fixed income securities,
    available for sale, at fair
    value                            $ 78,527,888   $ 70,160,387
  Preferred stocks, at fair value       9,230,609      8,601,126
  Common stocks, at fair value          4,348,463      3,926,543
  Other invested assets                   228,304        191,028
  Cash and cash equivalents             8,153,125      7,279,176
                                     ------------   ------------
      Total investments and cash      100,488,389     90,158,260

Premiums receivable                     6,313,635      6,505,566
Reinsurance recoverables and
  unearned premiums                    10,274,527     14,041,030
Deferred policy acquisition costs,
  net                                   7,180,779      7,103,411
Accrued investment income               1,033,140      1,045,869
Deferred income taxes, net              1,234,685      3,181,157
Property and equipment, net             5,656,074      3,970,478
Receivable from affiliate                 214,582        385,465
Other assets                            2,457,554      1,439,818
                                     ------------   ------------
      Total assets                   $134,853,365   $127,831,054
                                     ============   ============
LIABILITIES AND SURPLUS

Liabilities:
  Reserve for losses and loss
    adjustment expenses                52,091,497     51,309,427
  Unearned premiums                    33,329,250     32,646,969
  Accrued expenses                      3,153,110      2,816,979
  Subordinated debt                     2,250,000      3,000,000
  Other liabilities                     3,132,194      1,526,233
                                     ------------   ------------
      Total liabilities                93,956,051     91,299,608
                                     ------------   ------------
Commitments and contingent
  liabilities (Notes 9 and 12)

Surplus:
  Unassigned surplus                   38,905,128     39,588,699
  Unrealized capital gains (losses)
    of securities, net of deferred
    income taxes                        1,992,186     (3,057,253)
                                     ------------   ------------
      Total surplus                    40,897,314     36,531,446
                                     ------------   ------------
      Total liabilities and
        surplus                      $134,853,365   $127,831,054
                                     ============   ============

The accompanying notes are an integral part of the combined financial statements.

               OLD GUARD MUTUAL INSURANCE COMPANY,
          OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
           GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY

                  Combined Statements of Income
      for the years ended December 31, 1995, 1994 and 1993

                             1995          1994          1993
                         ------------  ------------  ------------
Revenue:
  Net premiums written   $67,114,947   $65,648,812   $63,354,790
  Change in unearned
    premiums                (451,523)   (2,184,227)   (2,369,214)
                         -----------   -----------   -----------
    Net premiums earned   66,663,424    63,464,585    60,985,576

  Investment income,
    net of expenses        4,458,438     3,932,458     3,927,852
  Net realized
    investment gains       1,010,993       476,257     1,758,352
  Other revenue              273,575       265,645       244,188
                         -----------   -----------   -----------
    Total revenue         72,406,430    68,138,945    66,915,968
                         -----------   -----------   -----------
Expenses:
  Losses and loss
    adjustment expenses
    incurred              50,509,295    46,439,908    42,153,837
  Amortization of
    deferred policy
    acquisition costs     17,610,525    17,036,383    15,358,089
  Operating expenses       5,654,712     5,051,112     5,632,637
                         -----------   -----------   -----------
    Total expenses        73,774,532    68,527,403    63,144,563
                         -----------   -----------   -----------
Income (loss) before
  provision for income
  taxes                   (1,368,102)     (388,458)    3,771,405

Income tax expense
  (benefit)                 (684,531)     (532,750)      383,048
                         -----------   -----------   -----------
    Net income (loss)    $  (683,571)  $   144,292   $ 3,388,357
                         ===========   ===========   ===========

The accompanying notes are an integral part of the combined financial statements.

               OLD GUARD MUTUAL INSURANCE COMPANY,
          OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
           GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY

            Combined Statements of Changes in Surplus for the years ended December 31, 1995, 1994 and 1993

                             1995          1994          1993
                         ------------  ------------  ------------
Unassigned surplus:
  Balance, beginning
    of year              $39,588,699   $39,444,407   $36,056,050
  Net income (loss)         (683,571)      144,292     3,388,357
                         -----------   -----------   -----------
  Balance, end of year   $38,905,128   $39,588,699   $39,444,407
                         ===========   ===========   ===========
Unrealized capital
    gains (losses) of
    securities, net of
    deferred income
    taxes:
  Balance, beginning
    of year              $(3,057,253)  $   409,152   $   557,390

  Cumulative effect of
    classifying fixed
    income securities
    as available for
    sale                                   629,225

  Change in unrealized
    capital gains
    (losses) of
    securities             5,049,439    (4,095,630)     (148,238)
                         -----------   -----------   -----------
  Balance, end of year   $ 1,992,186   $(3,057,253)  $   409,152
                         ===========   ===========   ===========

The accompanying notes are an integral part of the combined financial statements.

               OLD GUARD MUTUAL INSURANCE COMPANY,
          OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
           GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY

                Combined Statements of Cash Flows
      for the years ended December 31, 1995, 1994 and 1993

                                                1995             1994            1993
                                            -------------   --------------   -------------
Cash flows from operating activities:
  Net income (loss)                         $   (683,571)   $    144,292     $  3,388,357
  Adjustments to reconcile net income
        (loss) to net cash provided by
        operating activities:
    Depreciation of property and equipment       629,858         563,325          598,788
    Amortization of premium                      396,224         647,935          498,887
    Net realized investment gain              (1,010,993)       (476,257)      (1,758,352)
    Net realized (gain) loss on sale of
        property and equipment                    21,285             381           (5,080)
    Deferred income tax provision (benefit)     (661,728)       (594,747)        (440,616)
    (Increase) decrease in assets:
      Premiums receivable                        191,931         350,611          619,140
      Reinsurance receivable                   3,766,503       5,913,152        5,763,312
      Deferred policy acquisition costs          (77,368)       (644,443)        (530,014)
      Accrued investment income                   12,729         155,889           38,738
      Other assets, excluding receivable
        for sale of security                       9,260        (134,883)        (523,159)
      Receivable from affiliate                  170,883        (385,465)
    Increase (decrease) in liabilities:
      Reserve for losses and loss
        adjustment expenses                      782,070      (7,747,121)        (572,056)
      Unearned premium                           682,281         582,396         (127,060)
      Accrued expenses                           336,131      (1,016,647)         611,250
      Other liabilities, excluding payable
        for purchase of security                 310,174        (284,262)         831,365
                                            ------------    ------------     ------------
          Net cash provided by (used in)
            operating activities               4,875,669      (2,925,844)       8,393,500
                                            ------------    ------------     ------------
Cash flows from investing activities:
  Cost of purchases of fixed income
        securities, available for sale       (35,935,523)    (27,873,564)     (48,548,987)
  Proceeds from sales of fixed income
        securities, available for sale        32,594,494      19,345,631       41,598,495
  Proceeds from maturities of fixed income
        securities, available for sale           865,000       1,475,000        1,075,000
  Cost of equity securities acquired          (4,772,358)     (1,235,743)     (10,818,455)
  Proceeds from sales of equity securities     5,800,281      11,074,709        7,469,958
  Change in receivable/payable for
        securities                               268,009         155,759
  Cost of purchases of other invested assets     (50,000)       (242,979)
  Proceeds from sale of other invested
        assets                                   190,000          53,921          198,526
  Cost of purchase of property and equipment  (2,405,430)       (526,356)        (593,261)
  Proceeds from sale of property and
        equipment                                193,807             550           91,984
                                            ------------    ------------     ------------
          Net cash provided by (used in)
            investing activities              (3,251,720)      2,226,928       (9,526,740)
                                            ------------    ------------     ------------
Cash flows from financing activities:
  Repayment of subordinated debt                (750,000)       (750,000)        (750,000)
                                            ------------    ------------     ------------
          Net cash used in financing
            activities                          (750,000)       (750,000)        (750,000)
                                            ------------    ------------     ------------
          Net increase (decrease) in cash
            and cash equivalents                 873,949      (1,448,916)      (1,883,240)

Cash and cash equivalents at beginning
        of year                                7,279,176       8,728,092       10,611,332
                                            ------------    ------------     ------------
Cash and cash equivalents at end of year    $  8,153,125      $7,279,176     $  8,728,092
                                            ============    ============     ============
Cash paid during the year for:
  Interest                                  $    265,861    $    309,254     $    376,931
  Income taxes                              $    203,674    $    691,785     $    258,700

The accompanying notes are an integral part of the combined financial statements.

               Old Guard Mutual Insurance Company,
          Old Guard Mutual Fire Insurance Company, and
           Goschenhoppen-Home Mutual Insurance Company
                         and Subsidiary

             Notes to Combined Financial Statements

1.   Summary of Significant Accounting Policies:

          Basis of Combination:

     The combined financial statements include the accounts of Old Guard Mutual Insurance Company (OGM), Old Guard Mutual Fire Insurance Company (OGF) and Goschenhoppen-Home Mutual Insurance Company (GHM) and their subsidiary Old Guard Investment Holding Company, Inc. (OGIHC). 2929 Service Corporation and Commonwealth Insurance Managers, Inc. (CIMI) are wholly-owned subsidiaries of OGIHC. The companies operate collectively as the Old Guard Insurance Group (the Group).

     Each of the insurance company members of the Group, as described above, is a party to a joint application for approval to convert from mutual to stock form of organization which will be filed with the Insurance Department of the Commonwealth of Pennsylvania (Insurance Department). The application requests regulatory approval for the formation of an insurance holding company, incorporated in Pennsylvania, to purchase all of the authorized stock of OGM, OGF and GHM, which will convert from the mutual to the stock form of organization (see
     Note 15).

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles. All significant intercompany transactions have been eliminated in combination.

          Description of Business:

     The Group sells personal, farm and commercial property and casualty insurance in Pennsylvania, Delaware and Maryland, with Pennsylvania comprising in excess of 95% of the direct premiums written. The principal lines of business are homeowners, farmowners, personal automobile and commercial multi-peril which represent approximately 27%, 18%, 23% and 14%, respectively, of the net premiums written.

          Cash and Cash Equivalents:

     Cash and cash equivalents are carried at cost which approximates market value. The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

          Investments:

     Effective January 1, 1994, the Group adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities"
     (SFAS 115). Under SFAS 115 debt and marketable equity securities must be classified as held-to-maturity, trading, or available-for-sale. Due to periodic shifts in the portfolio arising out of income tax and asset-liability matching, as well as securities markets and economic factors, management considers the entire portfolio of fixed income securities as available-for-sale. Each new security is evaluated at the time of purchase and reevaluated at each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of deferred income tax, reported as a separate component of surplus. The cumulative effect as of January 1, 1994 of adopting SFAS 115, representing the unrealized gains on fixed income securities classified as available-for-sale, net of deferred income tax, was to increase surplus by $629,225.

     Equity securities for all periods are stated at fair value with changes in fair value, net of deferred income tax, reflected in surplus. Realized gains and losses are calculated on the specific identification basis.

     The fair value of all investments is subject to various market fluctuations which include changes in equity markets, interest rate environment and general economic conditions. Interest on fixed maturities and short-term investments is credited to income as it accrues on the principal amounts outstanding, adjusted for amortization of premiums and accretion of discounts computed utilizing the effective interest rate method.

          Deferred Policy Acquisition Costs, Net:

     Acquisition costs such as commissions, premium taxes and certain other expenses which vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to premiums to be earned, related investment income, loss and loss adjustment expenses and certain other maintenance costs expected to be incurred as the premiums are earned. To the extent that deferred policy acquisition costs are not realizable, the deficiency is charged to income currently.

          Property and Equipment, Net:

     Property and equipment are carried at cost less accumulated depreciation. Property is depreciated on a straight-line basis over the useful lives ranging from fifteen to fifty years. Equipment is depreciated on a straight-line basis with useful lives of five to ten years.

          Premiums:

     Premiums written are earned on a pro rata basis over the terms of the respective policies. Unearned premiums represent the unexpired portion of the policies in-force.

          Losses and Loss Adjustment Expenses:

     Reserves for losses and loss adjustment expenses include amounts determined on the basis of claims adjusters' evaluations, other estimates and estimates of losses incurred but not reported, calculated using historical experience. Any adjustments resulting from changes in estimates are reflected in current operating results. Estimated amounts of salvage and subrogation recoverable on paid and unpaid losses are reflected as a reduction of reserves for losses and loss adjustment expenses.

          Income Taxes:

     In accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", deferred income taxes are accounted for using the liability method, wherein deferred tax assets or liabilities are calculated on the differences between the bases of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the combined statements of income is equal to the sum of taxes currently payable, including the effect of the alternative minimum tax, if any, plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates.

     The Group members file individual federal income tax returns.

          Reinsurance:

     The Group cedes insurance to, and assumes insurance from, unrelated insurers to limit its maximum loss exposure through risk diversification.

     In accordance with Financial Accounting Standards Board Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reinsurance receivables and unearned premiums are reported as assets, and reserve liabilities are reported gross of reinsurance credits. Reinsurance is primarily placed with one reinsurer and assets and liabilities are netted on the balance sheet. Net amounts recoverable from the primary reinsurer aggregated approximately $6,700,000 at December 31, 1995.

     Certain reinsurance contracts provide for retrospective rate adjustments based on experience. Management estimates the ultimate ceded premium based upon historical experience.
     Any adjustments resulting from changes in estimates are reflected in current operating results.

          Assessments:

     The Group's insurance members are subject to assessments in the states in which each insurance company is licensed. Assessments consist primarily of charges from the residual markets and guaranty fund associations. The expense is recognized upon notification.

          Use of Estimates:

     The preparation of the accompanying combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the results of their operations during the period. The combined financial statements include estimates the most significant of which are reserve for losses and loss adjustment expenses, deferred policy acquisition costs and reinsurance. Actual results may differ from those estimates.

2.   Statutory Information:

     The Group's insurance companies which are domiciled in the Commonwealth of Pennsylvania, prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Insurance Department. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners
     (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change the definitions of what comprise prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The effects of any such changes are not presently determinable and will not likely affect financial statements prepared under generally accepted accounting principles.

     Risk based capital is designed to measure the acceptable amount of capital an insurer should have based on the inherent risks of the insurer's business. Insurers failing to meet adequate capital levels may be subject to insurance department scrutiny and ultimately rehabilitation or liquidation. Based on established standards, OGM, OGF and GHM maintain surplus in excess of prescribed risk based capital requirements.

3.   Statutory Surplus:

     Statutory surplus and net income (loss), determined in accordance with accounting practices prescribed or permitted by the Insurance Department for the Group, are as follows:

                     Statutory                         Statutory
                      Surplus                      Net Income (Loss)
             -------------------------   -------------------------------------
                 1995          1994         1995         1994         1993
             -----------   -----------   ----------   ----------   -----------
OGM          $19,973,068   $18,951,633   $(128,349)   $ 822,297    $2,865,961
OGF            8,786,985     9,100,592    (265,828)    (207,295)    1,753,945
GHM            3,489,304     3,044,383     494,455     (344,470)     (253,167)
Other                                       20,503       21,136         1,564
             -----------   -----------   ---------    ---------    ----------
             $32,249,357   $31,096,608   $ 120,781    $ 291,668    $4,368,303
             ===========   ===========   =========    =========    ==========

     A reconciliation of the Group's statutory net income and surplus to the Group's net income and surplus, under generally accepted accounting principles (GAAP), is as follows:

                                         1995           1994           1993
                                     ------------  ------------   ------------
Net income:
  Statutory net income               $   120,781   $   291,668    $ 4,368,303
  GAAP adjustments:
    Increase (decrease) in deferred
      policy acquisition costs            77,368       644,443        530,014
    Provision for deferred income
      taxes                              661,728       594,747        444,217
    Recognition of salvage and
      subrogation                                                    (276,600)
    Other                             (1,543,448)   (1,386,566)    (1,677,577)
                                     -----------   -----------    -----------
      GAAP net income                $  (683,571)  $   144,292    $ 3,388,357
                                     ===========   ===========    ===========
Policyholders' surplus:
  Statutory surplus                  $32,249,357   $31,096,608
  GAAP adjustments:
    Deferred policy acquisition
      costs                            7,180,779     7,103,411
    Deferred income taxes              1,234,685     3,181,157
    Restoration of nonadmitted
      assets                             463,246       464,648
    Unrealized gain (loss) on
      securities                       1,722,410    (4,316,013)
    Elimination of excess of
      statutory over statement
      reserves liability                 657,158       127,173
    Elimination of statutory
      unauthorized reinsurance                          77,800
    Reclassification of
      subordinated debt               (2,250,000)   (3,000,000)
    Other                               (360,321)    1,796,662
                                     -----------   -----------
      GAAP surplus                   $40,897,314   $36,531,446
                                     ===========   ===========

     Other includes adjustments as to the period of recognition of income or expense items between statutory and GAAP accounting.

     At December 31, 1993, the Group changed its statutory method of accounting for the reserve for losses and loss adjustment expenses to include the effect of anticipated salvage and subrogation. Previously, the reserve was reported without consideration for salvage and subrogation.

     The Group is required to maintain a minimum aggregate surplus balance of $6,550,000 on a statutory basis of accounting to satisfy regulatory requirements.

     Each of the insurance companies must satisfy a minimum surplus requirement of approximately $2,000,000 individually.

4.   Investments:

     Net investment income, net realized investment gains and change in unrealized capital gains (losses) on investment securities are as follows for each of the three years ended
     December 31:

     Net investment income and net realized investment gains:

                                         1995          1994           1993
                                      -----------   -----------   ------------
Investment income:
  Fixed income securities             $4,457,884    $3,672,544    $ 3,615,180
  Preferred stocks                       623,396     1,054,803      1,194,867
  Common stocks                          211,545        77,895         94,669
  Cash and cash equivalents              334,747       408,821        360,780
  Other                                  116,899       105,847         60,961
                                      ----------    ----------    -----------
    Gross investment income            5,744,471     5,319,910      5,326,457
                                      ----------    ----------    -----------
Less investment expenses               1,286,033     1,387,452      1,398,605
                                      ----------    ----------    -----------
Net investment income                  4,458,438     3,932,458      3,927,852
                                      ----------    ----------    -----------
Realized gains (losses):
  Fixed income securities                543,696       204,493      1,492,697
  Preferred stocks                        73,156       131,509        205,860
  Common stocks                          268,080       140,255         59,795
  Other                                  126,061
                                      ----------    ----------    -----------
    Net realized investment gains      1,010,993       476,257      1,758,352
                                      ----------    ----------    -----------
    Net investment income and net
      realized investment gains       $5,469,431    $4,408,715    $ 5,686,204
                                      ==========    ==========    ===========


     Change in unrealized capital gains (losses) of securities:

                                          1995           1994          1993
                                      ------------   ------------   ----------
Fixed income securities               $ 5,722,298    $(5,199,848)   $
Preferred stocks                          853,101       (736,763)      22,448
Common stocks                           1,096,943       (264,265)     106,367
Other invested assets                     (14,703)                   (344,553)
Cumulative effect of accounting
  change                                                 953,371
                                      -----------    -----------    ---------
                                        7,657,639     (5,247,505)    (215,738)
    Tax effect                         (2,608,200)     1,781,100       67,500
                                      -----------    -----------    ---------
                                      $ 5,049,439    $(3,466,405)   $(148,238)
                                      ===========    ===========    =========


     The cost and estimated fair value of available-for-sale investment securities at December 31, 1995 and 1994 were as follows:

                                                         Gross          Gross
                                                      Unrealized     Unrealized     Estimated
               1995                      Cost(1)     Appreciation   Depreciation    Fair Value
------------------------------------   -----------   ------------   ------------   -----------

Fixed income securities:
  U.S. Treasury securities and
    obligations of U.S. Government
    corporations and agencies          $33,419,508     $  155,894     $195,038     $33,380,364

  Obligations of states and
    political subdivisions               1,552,670         13,421                    1,566,091

  Corporate obligations                 25,867,568      1,293,989      147,123      27,014,434

  Collateralized mortgage
    obligations                          9,564,068        280,348        4,904       9,839,512

  Other obligations                      6,625,805        101,682                    6,727,487
                                       -----------     ----------     --------     -----------
      Total fixed income
        securities                      77,029,619      1,845,334      347,065      78,527,888

Equity securities:
  Preferred stocks                       8,992,192        348,611      110,194       9,230,609

  Common stocks                          3,038,960      1,392,647       83,144       4,348,463
                                       -----------     ----------     --------     -----------
      Total available-for-sale         $89,060,771     $3,586,592     $540,403     $92,106,960
                                       ===========     ==========     ========     ===========

(1) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.

                                               Gross          Gross
                                            Unrealized     Unrealized     Estimated
1994                           Cost(1)     Appreciation   Depreciation    Fair Value
--------------------------   -----------   ------------   ------------   -----------

Fixed income securities:
  U.S. Treasury securities
    and obligations of
    U.S. Government
    corporations and
    agencies                 $33,270,002     $    429      $2,888,262    $30,382,169

  Obligations of states
    and political
    subdivisions               3,686,569        5,961          26,169      3,666,361

  Corporate obligations       16,155,078       89,445         830,269     15,414,254

  Collateralized mortgage
    obligations               17,916,000       34,849         587,463     17,363,386

  Other obligations            3,356,767       28,647          51,197      3,334,217
                             -----------     --------      ----------    -----------
      Total fixed income
        securities            74,384,416      159,331       4,383,360     70,160,387

Equity securities:
  Preferred stock              9,215,810       19,054         633,738      8,601,126

  Common stock                 3,713,983      680,760         468,200      3,926,543
                             -----------     --------      ----------    -----------
      Total available-
        for-sale             $87,314,209     $859,145      $5,485,298    $82,688,056
                             ===========     ========      ==========    ===========

     (1) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.

     The amortized cost and estimated fair value of fixed income securities at December 31, 1995 by contractual maturity are shown below:

                                         Amortized     Estimated
                                            Cost       Fair Value
                                        -----------   -----------
Due in one year or less                 $ 4,995,869   $ 4,978,017
Due after one year through five years 26,141,961 26,384,195 Due after five years through ten
  years                                   4,104,017     4,437,992
Due after ten years                       2,950,428     3,095,279
Securities subject to scheduled
  paydown                                38,837,344    39,632,405
                                        -----------   -----------
                                        $77,029,619   $78,527,888
                                        ===========   ===========

     Actual maturities may differ from contractual and anticipated maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The gross realized gains and losses on investment securities for each of the years ended December 31, are as follows:

                               1995         1994          1993
                          ------------   ----------   -----------
Gross realized gains      $ 2,995,584    $ 886,774    $2,157,599

Gross realized losses      (1,984,591)    (410,517)     (399,247)
                          -----------    ---------    ----------
    Net realized gains
                          $ 1,010,993    $ 476,257    $1,758,352
                          ===========    =========    ==========

     Insurance laws require that certain amounts be deposited with various state insurance departments for the benefit and protection of policyholders. The amortized cost of fixed income securities on deposit with governmental authorities was $501,095 and $452,371 at December 31, 1995 and 1994,
     respectively.

5.   Losses and Loss Adjustment Expenses:

     Activity in the reserve for losses and loss adjustment expenses is summarized as follows:

                            1995          1994          1993
                        -----------   ------------   ------------
Balance as of
  January 1             $51,309,427   $59,056,548    $59,628,604
Less reinsurance
  recoverables           18,499,642    22,175,358     24,962,955
                        -----------   -----------    -----------
    Net balance at
      January 1          32,809,785    36,881,190     34,665,649
                        -----------   -----------    -----------
Incurred related to:
  Current year           48,067,295    51,958,607     44,949,599
  Prior years             2,442,000    (5,518,699)    (2,795,762)
                        -----------   -----------    -----------
    Total incurred       50,509,295    46,439,908     42,153,837
                        -----------   -----------    -----------
Paid related to:
  Current year           29,970,071    35,196,027     25,952,565
  Prior years            17,258,165    15,315,286     13,985,731
                        -----------   -----------    -----------
    Total paid           47,228,236    50,511,313     39,938,296
                        -----------   -----------    -----------
Net balance as of
  December 31            36,090,844    32,809,785     36,881,190
Plus reinsurance
  recoverables           16,000,653    18,499,642     22,175,358
                        -----------   -----------    -----------
Balance at December 31  $52,091,497   $51,309,427    $59,056,548
                        ===========   ===========    ===========

     The changes in the reserve estimates for prior years are primarily attributable to the paid and incurred loss development experience across all lines of business.

     The reserve for losses and loss adjustment expenses reflect management's best estimate of future amounts needed to pay claims and related settlement costs with respect to insured events which have occurred, including events that have not been reported to the Group. In many cases, significant periods of time, ranging up to several years, may elapse between the occurrence of an insured loss, the reporting of the loss, and the payment of that loss. As part of the process in determining these amounts, historical data is reviewed and consideration is given to the impact of various factors, such as legal developments, changes in social attitudes, and economic conditions.

     Management believes that its reserve for losses and loss adjustment expenses are fairly stated, in accordance with generally accepted actuarial principles and practices. However, estimating the ultimate claims liability is a complex and judgmental process inasmuch as the amounts are based on management's informed estimates and judgments using data currently available. As additional experience and data become available regarding claim payments and reporting patterns, legislative developments, and economic conditions, the estimates are revised accordingly and the impact is reflected currently in the Group's combined financial statements.

6.   Property and Equipment, Net:

     Property and equipment consisted of the following at December 31, 1995 and 1994:

                                          1995           1994
                                      ------------   ------------
Land                                  $   287,407    $   287,407
Buildings and improvements              4,089,767      3,753,677
Furniture, fixtures and equipment       4,684,460      4,540,148
                                      -----------    -----------
    Total property and equipment        9,061,634      8,581,232

Less accumulated depreciation and
  amortization                         (4,493,992)    (4,610,754)
                                      -----------    -----------
                                        4,567,642      3,970,478
Computer software                       1,088,432
                                      -----------    -----------
Property and equipment, net           $ 5,656,074    $ 3,970,478
                                      ===========    ===========

7.   Reinsurance:

     The Group maintains reinsurance agreements, which include coverage for excess of loss and catastrophe loss. These reinsurance programs mitigate loss exposure from individually large losses and an aggregation of losses arising from a single loss event. The Group is contingently liable for reinsured claims if the assuming reinsurers cannot meet their obligations under the reinsurance agreements.

     The following amounts represent the Group's reinsurance activity with unrelated insurers for each of the three years ended December 31:

                             1995          1994           1993
                         -----------   ------------   -----------
Ceded:
  Premiums earned        $ 9,362,861   $12,543,855    $12,217,139
  Unearned premiums      $ 1,469,316   $ 1,238,558    $ 2,836,257
  Losses and loss
    adjustment
    expenses incurred    $ 6,897,673   $19,217,783    $ 9,283,057

Assumed:
  Premiums earned        $   114,395   $   (11,610)   $ 1,949,850
  Unearned premiums      $    22,431   $    22,870    $   631,362
  Losses and loss
    adjustment
    expenses incurred    $   384,762   $    83,347    $   620,893

8.   Subordinated Debt:

     During 1989, OGM received an advance to surplus for statutory purposes from a third party. Repayment of principal began in April 1991 and continues annually through 1998 in the amount of $750,000 per year. Interest, at 9%, is to be paid each December. Such repayments of principal and payments of interest are subject to certain notification and approval requirements of the Insurance Department. Amounts not paid in accordance with the aforementioned schedule will accrue interest at 9%. Certain additional terms related to liquidation, merger or demutualization of the Company provide for the principal to become due and payable. OGM paid interest of $224,877, $309,025 and $376,705 under the obligation in 1995, 1994 and 1993, respectively.

9.   Lines of Credit:

     The insurance companies of the Group jointly maintain cash management programs with a local financial institution. The programs provide for draws by any member of the Group against a line of credit in the event of overdrafts. The line of credit is subject to a maximum of $2,250,000 and bears interest at the prime rate. The Group must maintain zero balances on the lines for one thirty-day period each year and must meet certain demand deposit requirements. No borrowings were outstanding under these arrangements during the years or at December 31, 1995 and 1994.

     During 1995, the insurance companies of the Group obtained a $5,000,000 credit facility which provides for a five-year term borrowing capacity at the prime interest rate less 1/4%. The credit facility is expected to be used in connection with future acquisitions. During the year or at December 31, 1995, there were no borrowings under this credit facility.

10.  Income Taxes:

     The tax effect of significant temporary differences that give rise to the Group's net deferred tax asset as of December 31, is as follows:

                                             1995         1994
                                          ----------   ----------
Unearned premium                          $1,815,247   $1,657,771
Reserve for losses and loss adjustment
  expenses                                 2,166,680    2,135,772
Unrealized loss on investment
  securities available-for-sale                         1,568,900
Alternative minimum tax credit
  carryforward                               324,356      220,558
Net operating loss carryforward              536,254      698,056
Other                                        211,823      389,979
                                          ----------   ----------
    Deferred tax asset                     5,054,360    6,671,036
                                          ----------   ----------
Deferred policy acquisition costs          2,441,465    2,415,159
Unrealized gain on investment
  securities                               1,039,300
Depreciation and other                       338,910    1,074,720
                                          ----------   ----------
    Deferred tax liability                 3,819,675    3,489,879
                                          ----------   ----------
    Net deferred tax asset                $1,234,685   $3,181,157
                                          ==========   ==========

     The net deferred tax asset has not been reduced by a valuation allowance because management believes that, while it is not assured, it is more likely than not that it will generate sufficient future taxable income to utilize these net excess tax deductions. The amount of the deferred tax asset considered realizable, however, could be materially reduced in the near term if estimates of future taxable income in the years in which the differences are expected to reverse are not realized.

     Actual income tax expense (benefit) differed from expected tax expense (benefit), computed by applying the United States federal corporate tax rate of 34% to income before income taxes, for each of the three years ended December 31 as follows:

                             1995          1994           1993
                          ----------   ------------   -----------
Expected tax expense
  (benefit)               $(465,155)   $  (132,076)   $1,282,278

Tax-exempt interest         (61,558)      (227,249)     (620,080)

Dividends received
  deduction                (161,764)      (215,139)     (236,902)

Other                         3,946         41,714       (42,248)
                          ---------    -----------    ----------
    Income tax expense
      (benefit)           $(684,531)   $  (532,750)   $  383,048
                          =========    ===========    ==========

     The components of the provision (benefit) for income taxes for each of the three years ended December 31 are as follows:

                               1995         1994          1993
                            ---------   ------------   ----------
Current federal income
  tax expense (benefit)    $ (22,803)   $  61,997      $ 827,265

Deferred federal income
  tax (benefit)             (661,728)    (594,747)      (444,217)
                           ---------   ----------      ---------
    Income tax expense
      (benefit)            $(684,531)   $(532,750)     $ 383,048
                           =========    =========      =========

     GHM has a net operating loss carryforward at December 31, 1995, of approximately $1,577,000. GHM utilized approximately $476,000 of net operating loss carryforwards in 1995 to offset current taxable income. GHM's net operating loss carryforwards expire $243,000 in 2007, $554,000 in 2008 and $780,000 in 2009.

     As of December 31, 1995, OGM had alternative minimum tax credit carryforwards of approximately $324,000 available to offset future tax liability.

11.  Retirement Programs:

     The Group has a discretionary noncontributory profit sharing plan covering eligible employees. The Group's contribution to the plan amounted to $262,945, $233,214, and $208,734 for the years ended December 31, 1995, 1994, and 1993, respectively.

     The Group also maintains a voluntary defined contribution savings plan covering substantially all full-time employees. The Group matches employee contributions up to 3% of compensation. The Group's contribution to this plan amounted to $144,367, $136,121, and $107,567 for the years ended December 31, 1995, 1994, and 1993, respectively.

12.  Commitments and Contingencies:

     In the event a property and casualty insurer, operating in a jurisdiction where the Group also operated becomes or is declared insolvent, state insurance regulations provide for the assessment of other insurers to fund any capital deficiency of the insolvent insurer. Generally, this assessment is based upon the ratio of an insurer's voluntary written premiums to total written premiums for all insurers in that particular state. The Group charges these assessments to income in the period in which it is notified. The Group is not aware of any material assessments which have not been recorded at December 31, 1995.

13.  Fair Values of Financial Instruments:

     The carrying amounts of cash and cash equivalents, short-term investments and subordinated debt approximate their fair value.

     Fixed income securities, preferred stocks and common stocks are reported at fair value as established by quoted market prices on secondary markets as of the balance sheet dates.

14.  Related Party Transactions:

     Neffsville Mutual Fire Insurance Company (NMF) is affiliated with the Group through common management and reinsurance programs.

     NMF is provided senior management services by CIMI for a fee as determined under the management agreement. Management fees recognized by CIMI during 1995 and 1994 were approximately $45,000 and $10,900, respectively.

     NMF maintains a quota share reinsurance agreement with OGF whereby 90% and 100% of NMF's business is assumed by OGF during 1995 and 1994, respectively. There was no quota share agreement with NMF in 1993. The following summarizes the business ceded under the intercompany reinsurance agreement as of and for each of the years ended December 31:

                                             1995         1994
                                         -----------   ----------
Premiums written                         $2,094,759    $ 844,487
                                         ----------    ---------
    Premiums earned                       2,094,759      844,487

Losses and loss adjustment expenses        (860,823)    (332,965)
Commissions                                (837,904)    (337,795)
                                         ----------    ---------
                                         $  396,032    $ 173,727
                                         ==========    =========
Reserve for losses and loss adjustment
  expenses                               $  328,590    $ 199,167
Receivable from affiliate                $  214,582    $ 385,465

15.  Subsequent Events:

          Reinsurance Treaty:

     Effective January 1, 1996 the Group executed a 20% quota share reinsurance treaty with its primary reinsurer. The treaty provides for a 35% flat ceding commission and is on the net business written by the Group. This treaty is intended to protect the Group from high frequency and low severity type losses.

          Demutualization:

     In May 1996 the Group's Boards of Directors approved a plan of conversion for changing the corporate form of OGM, OGF and GHM from the mutual form to the stock form (demutualization). Under the plan, policyholders and other targeted groups will have the opportunity to acquire stock in a newly formed holding company, Old Guard Group, Inc.
     (OGGI).

     OGGI will in turn acquire all of the newly issued stock of OGM, OGF and GHM upon conversion. The demutualization plan is subject to approval from the Insurance Department and ultimately receipt of sufficient stock subscriptions to effect the transaction. In addition, the Group is awaiting a ruling from the Internal Revenue Service regarding the tax treatment of the demutualization. In the event that the plan is executed, the converted companies will be subject to certain insurance laws and regulations specific to stock insurance companies as well as regulations of the Securities and Exchange Commission. Limitations on the payment of dividends and Insurance Holding Company regulations are among the types of regulatory requirements with which the Group will have to comply.

     NMF is not eligible for inclusion in the plan for demutualization under the laws of the Insurance Department of the Commonwealth of Pennsylvania and therefore is excluded from these combined financial statements.

          Proposed Plan of Affiliation:

     In January 1996, OGM made a loan of $250,000 to a Missouri domiciled property and casualty insurance exchange (Exchange). The loan represented the initial phase of a proposed plan of affiliation with the Exchange. In June, 1996 OGM withdrew from the plan of affiliation in accordance with the terms of the controlling letter of intent.
     Recovery of the loan is highly doubtful and accordingly the Group is expecting to charge the advance against earnings in 1996.

          Letter of Understanding:

     In July 1996, OGIHC executed a letter of understanding with a Delaware domiciled property and casualty insurance company. The letter provides for the Delaware company to secure insurance management services from CIMI and pursue mutual to stock conversion and the Group to make contributions of surplus up to $4.0 million. The agreement is subject to satisfactory completion of due diligence investigations by management and regulatory approval.

          Operating Results (Unaudited):

     Severe winter weather in January and February 1996 in the geographic areas in which the Group writes business has produced adverse operating results through June 1996. Management believes that such results are consistent with those of similar carriers in the same region. The Group expects to report a net loss of approximately $4.0 million through June 1996.

               OLD GUARD MUTUAL INSURANCE COMPANY,
            OLD GUARD MUTUAL FIRE INSURANCE COMPANY,
          GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY
                     COMBINED BALANCE SHEETS
                  as of June 30, 1996 and 1995

                                                                                     June 30,
                                                                                 1996          1995
                         ASSETS
Investments and cash:
  Fixed income securities, available for sale, at fair value                  $71,707,637   $72,920,130
  Preferred stocks at fair value                                                5,351,234     9,321,141
  Common stocks at fair value                                                   6,085,782     4,507,661
  Other invested assets                                                           295,491       220,899
  Cash and cash equivalents                                                     6,965,715     8,480,679

            Total investments and cash                                         90,405,859    95,450,510

Premiums receivable                                                             7,241,608     8,120,836
Reinsurance recoverables and unearned premiums                                 21,032,717    11,034,663
Deferred policy acquisition costs, net                                          5,908,511     7,391,364
Accrued investment income                                                         998,402     1,021,278
Deferred income taxes, net                                                      2,643,810       650,104
Property and equipment, net                                                     5,915,165     4,499,847
Receivable from affiliate                                                       1,508,766     1,071,586
Other assets                                                                    2,104,972     1,569,755

            Total assets                                                     $137,759,810  $130,809,943
                                                                             ============  ============


                         LIABILITIES & SURPLUS
Liabilities:
  Reserve for losses and loss adjustment expenses                             $58,941,272   $49,637,443
  Unearned premiums                                                            34,407,141    33,670,113
  Accrued expenses                                                              1,615,225     1,916,299
  Capital lease obligations                                                     1,663,945             0
  Subordinated debt                                                             2,250,000     2,250,000
  Other liabilities                                                             1,840,986     1,585,761

            Total liabilities                                                 100,718,569    89,059,616

Surplus:
  Unassigned surplus                                                           35,944,013    40,084,060
  Unrealized capital gains of securities,
    net of deferred income taxes                                                1,097,228     1,666,267

            Total surplus                                                      37,041,241    41,750,327

            Total liabilities and surplus                                    $137,759,810  $130,809,943
                                                                             ============  ============

/TABLE

               OLD GUARD MUTUAL INSURANCE COMPANY,
            OLD GUARD MUTUAL FIRE INSURANCE COMPANY,
          GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY
                  COMBINED STATEMENTS OF INCOME
         For the Six Months Ended June 30, 1996 and 1995

                                                                                      June 30,
                                                                                 1996         1995
Revenue:
  Net premiums written                                                       $20,353,909   $33,261,368
  Change in unearned premiums                                                  5,592,340      (940,028)

             Net premiums earned                                              26,306,249    32,321,340

  Investment income, net of expenses                                           2,381,483     2,308,096
  Net realized investment gains                                                  945,395       340,020
  Other revenue                                                                  260,387       111,706

            Total revenue                                                     29,893,514    35,081,162

Expenses:
  Losses and loss adjustment expenses incurred                                25,648,492    22,836,834
  Amortization of deferred policy acquisition costs                            5,682,035     8,711,331
  Operating expenses                                                           3,166,706     2,923,404

            Total expenses                                                    34,497,233    34,471,569

Income (loss) before provision for income tax                                 (4,603,719)      609,593

Income tax expense (benefit)                                                  (1,642,604)      114,232

Net income (loss)                                                            ($2,961,115)   $  495,361
                                                                             ===========    ==========

/TABLE

               OLD GUARD MUTUAL INSURANCE COMPANY,
            OLD GUARD MUTUAL FIRE INSURANCE COMPANY,
          GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY
            COMBINED STATEMENTS OF CHANGES IN SURPLUS
         For the Six Months Ended June 30, 1996 and 1995

                                                                                    June 30,
                                                                                1996          1995
Unassigned surplus:
 Balance, beginning of year                                                 $38,905,128   $39,588,699

 Net income                                                                  (2,961,115)      495,361

 Balance, end of six months                                                 $35,944,013   $40,084,060
                                                                            ===========   ===========

Unrealized capital gains (losses) of securities,
    net of deferred income taxes:
 Balance, beginning of year                                                  $1,992,186   ($3,057,253)

 Net increase (decrease) in unrealized capital
    gains of securities available for sale                                     (894,958)    4,723,520

 Balance, end of six months                                                  $1,097,228    $1,666,267
                                                                             ==========    ==========

               OLD GUARD MUTUAL INSURANCE COMPANY,
            OLD GUARD MUTUAL FIRE INSURANCE COMPANY,
          GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                         AND SUBSIDIARY
                COMBINED STATEMENTS OF CASH FLOWS

         For the Six Months Ended June 30, 1996 and 1995

                                                                                           June 30,
                                                                                      1996          1995
Cash flows from operating activities:
  Net income (loss)                                                               (2,961,115)      495,361

  Adjustments to reconcile net income (loss) to net cash
          used by operating activities:
       Depreciation of property and equipment                                        197,814       193,566
       Amortization of discount/accretion of premium                                 168,121       199,137
       Net realized investment gain                                                 (945,396)     (340,020)
       Net realized gain on sale of property and equipment                           (11,400)            0
       Deferred income tax provision (benefit)                                    (1,011,989)       69,343
       (Increase) decrease in assets:
           Premiums receivable                                                      (927,973)   (1,615,270)
           Reinsurance recoverable                                               (10,758,190)    3,006,367
           Deferred policy acquisition costs                                       1,272,268      (287,953)
           Accrued investment income                                                  34,738        24,591
           Other assets, excluding receivable from sale of security                 (674,414)     (129,937)
           Receivable from affiliate                                              (1,294,184)     (686,121)
       Increase (decrease) in liabilities:
           Reserve for losses and loss adjustment expenses                         6,849,775    (1,671,984)
           Unearned premium                                                        1,077,891     1,023,144
           Accrued expenses                                                       (1,537,885)     (900,680)
           Other liabilities, excluding payable for purchase of security             668,750       215,287

             Net cash used by operating activities                                (9,853,189)     (405,169)

Cash flows from investing activities:
  Cost of purchases of fixed income securities, available for sale               (12,437,155)  (13,274,023)
  Proceeds from sales of fixed income securities, available for sale              16,628,133    15,567,286
  Proceeds from maturities of fixed income securities, available for sale          1,500,000       615,000
  Cost of equity securities acquired                                              (2,349,873)   (1,521,224)
  Proceeds from sales of equity securities                                         5,098,272     1,878,328
  Change in receivable/payable for securities                                       (423,768)     (155,759)
  Cost of purchases of other invested assets                                         (59,076)      (30,000)
  Proceeds from sale of other invested assets                                              0             0
  Cost of purchase of property and equipment                                        (456,905)     (722,936)
  Proceeds from sale of property and equipment                                        11,400             0
            Net cash provided by investing activities                              7,511,028     2,356,672


Cash flows from financing activities:
      Proceeds from capital lease funding                                          1,154,751             0
      Repayment of subordinated debt                                                       0      (750,000)
           Net cash provided by (used in) financing activities                     1,154,751      (750,000)

     Net increase (decrease) in cash and cash equivalents                         (1,187,410)    1,201,503

Cash and cash equivalents at beginning of year                                     8,153,125     7,279,176

Cash and cash equivalents at end of six months                                     6,965,715     8,480,679

Additional Disclosures:
Cash paid (received) during the six months for:
  Interest                                                                       $         0   $         0
  Income taxes                                                                   $   (45,843)  $   172,000
/TABLE

Notes to Interim Combined Financial Statements


1.   Accounting Policies:

     The unaudited interim combined financial statements, which reflect all adjustments (consisting only of normal recurring items) that management believes necessary to present fairly results of interim operations, should be read in conjunction with the Notes to Combined Financial Statements (including the Summary of Significant Accounting policies) included in the Insurance Companies and subsidiary audited combined financial statements for the years ended December 31, 1995, 1994 and 1993.

     The accounting policies of the Insurance Companies and Subsidiary, as applied in the combined interim financial statements presented herein, are consistent with those applied in the audited financial statements for the years ended December 31, 1995, 1994 and 1993.

2.   Reinsurance:

     Effective January 1, 1996, the Insurance Companies and American Re-Insurance Company entered into a quota share reinsurance treaty pursuant to which the Insurance Companies cede 20% of their liability remaining after cessions of excess and catastrophic risks through other reinsurance contracts. Pro rata cessions of unearned premiums as of January 1, 1996 and the transfer of premiums written during the six months ended June 30, 1996 accounted, in part, for the decline in net premiums written, net premiums earned and total revenues.

3.   Proposed Transactions:

     First Delaware Insurance Company Acquisition

     Management expects that in November 1996, Old Guard Investment Holding Company, Inc. a subsidiary of the Insurance Companies (Old Guard Investment) will execute an agreement with First Delaware Insurance Company (First Delaware), a Delaware insurance company, and International Corporation (IC), First Delaware's sole shareholder, pursuant to which Old Guard Investment will acquire 80% of the capital stock of First Delaware. The acquisition will be made through a combination of (i) a $3 million cash investment in First Delaware in exchange for a number of shares of First Delaware common stock equal to $3 million divided by 1.5 times the GAAP book value per share of First Delaware as of the month end immediately preceding the closing date and (ii) the purchase from IC for cash of a number of additional shares of First Delaware, at a price per share equal to 1.5 times the GAAP book value per share of First Delaware, such that Old Guard Investment will hold 80% of the stock of First Delaware after closing.
     Management estimates that the total acquisition price will equal approximately $4.8 million. Old Guard Investment expects to finance the acquisition of the common stock of First Delaware with the proceeds of a $5 million preferred stock investment in Old Guard Investment by American Re that will be redeemed with a portion of the proceeds from the sale of Common Stock in the Conversion.

     New Castle Insurance Company Investment

     Management expects that in November 1996, Old Guard Investment will execute an Investment Agreement with New Castle Mutual Insurance Company (New Castle), a Delaware insurance company that is licensed in Delaware and Pennsylvania and sells primarily homeowners and other personal property and casualty lines through independent agents. Pursuant to the Investment Agreement, Old Guard Investment, or an affiliate designated by Old Guard Investment, will purchase a $1.0 million convertible surplus note and, from time to time, at its discretion, will purchase up to an additional $3.0 million of convertible surplus notes based on cancellation of reinsurance or an increase in the ratio of net premiums written to statutory surplus to an amount in excess of 2.9% Old Guard Investment expects to finance this investment by drawing on an existing unused $4.0 million line of credit.

4.   Termination of a Proposed Plan of Affiliation:

     A nonrecurring expense incurred for the six month period ended June 30, 1996 was the write off of a $250,000 surplus note investment in an unaffiliated Missouri insurance company whose surplus is impaired. Old Guard Mutual had an agreement to affiliate with this company but the agreement was terminated because of a deterioration in the financial condition of that company. See Note 15 to the Combined
     Financial Statements.
No dealer, salesman or any other person has been
    authorized to
     give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Insurance Companies, or Hopper Soliday Soliday & Co., Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Insurance Companies, since the date as of which information is furnished herein or since the date hereof.

                        Table of Contents


                                                           Page
Prospectus Summary ....................................
Selected Financial Information and
  Other Data ..........................................
Investment Considerations .............................
The Company ...........................................
Use of Proceeds .......................................
Dividend Policy .......................................
Market for the Common Stock ...........................
Capitalization ........................................
Pro Forma Data ........................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations........
Business ..............................................
Management of the Company .............................
The Conversion ........................................
Certain Restrictions on Acquisition of
  the Company .........................................
Description of Capital Stock ..........................
Registration Requirements .............................
Legal Opinions ........................................
Experts ...............................................
Index to Combined Financial
  Statements ..........................................

  Until __________, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      OLD GUARD GROUP, INC.


                              Up to

                        3,860,600 Shares

                          COMMON STOCK

                           PROSPECTUS

                   HOPPER SOLIDAY & CO., INC.

                        __________, 1996

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expense of Issuance and Distribution.

     The Company anticipates the following expenses:

     SEC registration fee ......................... $   15,161
     Printing, postage, and mailing* .............. $  500,000
     Legal fees and expenses* ..................... $  450,000
     Accounting fees and expenses* ................ $  250,000
     Appraisal fee and expenses ................... $   75,000
     Blue sky fees and expenses
       (including counsel fees)* .................. $   25,000
     Transfer and conversion agent fees
       and expenses* .............................. $  100,000
     Miscellaneous* ............................... $   84,839

          Total                                     $1,500,000
                                                    ==========
___________________
*Estimated

Item 14.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to taken any action unless
(1) the director has breached or failed to perform the duties of his/her office; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The Bylaws of the Company provide for (1) indemnification of directors, officers, employees, and agents of the Company and its subsidiaries; and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions as such by an insurance policy obtained by the Company.

Item 15.  Recent Sales of Unregistered Securities.

     Not applicable.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

      2.1 Joint Plan of Conversion, dated as of May 31, 1996, as amended and restated July 19, 1996, of Old Guard Mutual
          Insurance Group, Old Guard Mutual Fire Insurance
          Company and Goschenhoppen-Home Mutual Insurance
          Company*

      3.1 Articles of Incorporation of Old Guard Group, Inc.*

      3.2 Bylaws of Old Guard Group, Inc.*

      4.1 Form of certificate evidencing shares of Old Guard
          Group, Inc.**

      5.  Opinion of Stevens & Lee re:  Legality**

     10.1 Old Guard Group, Inc. - Management Recognition Plan**

     10.2 Old Guard Group, Inc. - 1996 Stock Compensation Plan**

     10.3 Old Guard Group, Inc. - Employee Stock Ownership Plan**

     10.4 Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and David E. Hosler*

     10.5 Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Mark J. Keyser*

     10.6 Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Steven D. Dyer*

     10.7 Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Scott A. Orndorff*

     10.8 Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Donald W. Manley*

     10.9 Proportional Reinsurance Agreement for the year 1996, dated January 1, 1996, between Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company and Goschenhoppen - Home Mutual Insurance Company.*

    10.10 Surplus Note, as amended, issued by Old Guard Mutual
          Insurance Company to American Re-Insurance Company.*

     23.1 Consent of Coopers & Lybrand L.L.P.

     23.3 Consent of Berwind Financial Group, L.P.

     23.4 Consent of Stevens & Lee (contained in Exhibit 5)**

     24   Power of Attorney (contained on signature page)*

     27   Amended Financial Data Schedule

     99.1 Revised Appraisal of Old Guard Mutual Insurance
          Company, Old Guard Mutual Fire Insurance Company and
          Goschenhoppen-Home Mutual Insurance Company by Berwind
          Financial Group, L.P.

     99.2 Stock Order Form**

     99.3 Question and Answer Brochure**

     99.4 Letters to prospective purchasers**
---------------
*   Previously filed.

**  To be filed by amendment.

(b)  Financial Statement Schedules:

Schedule I     -    Summary of Investments - Other than
                    Investments in Related Parties.
Schedule II    -    Condensed Financial Information of Registrant
                    (Not Applicable).
Schedule IV    -    Reinsurance.
Schedule VI    -    Supplemental Information Concerning Property
                    - Casualty Insurance Operations.

                REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Policyholders
Old Guard Mutual Insurance Company,
Old Guard Mutual Fire Insurance Company, and
Goschenhoppen-Home Mutual Insurance Company and Subsidiary:

Our report on the combined financial statements of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company, and Goschenhoppen-Home Mutual Insurance Company and Subsidiary (the Group) has been included in this Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedules I, IV and VI of this Form S-1. These supplementary financial statement schedules are the responsibility of the Group's management. Our responsibility is to express an opinion on these supplementary financial statement schedules based on our audit.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



/s/ Coopers & Lybrand L.L.P.

One South Market Square
Harrisburg, Pennsylvania
July 19, 1996

                    OLD GUARD MUTUAL INSURANCE COMPANY,
               OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
                GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                              AND SUBSIDIARY


SCHEDULE I - SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES AS OF
DECEMBER 31, 1995


------------------------------------------------------------------------------------------
COLUMN A                                          COLUMN B       COLUMN C        COLUMN D
------------------------------------------------------------------------------------------
                                                                 Market          Balance
Type of Investment                                Cost           Value           Sheet
------------------------------------------------------------------------------------------
                                                               (In thousands)
Fixed Maturities:
  Bonds:
    United States Government and Government
      Agencies and Authorities                    $47,995        $48,273         $48,273
    States, Municipalities and Political
      Subdivisions                                  1,553          1,566           1,566
    Convertibles and Bonds with Warrants
      Attached                                      6,205          6,638           6,638
    All Other Corporate Bonds                      21,277         22,051          22,051

  Redeemable Preferred Stock                        6,920          7,036           7,036
                                                  -------        -------         -------
          Total Fixed Maturities                  $83,950        $85,564         $85,564
                                                  -------        -------         -------

Equity Securities:
  Common Stocks:
    Public Utilities                                    0             0                0
    Banks, Trust and Insurance Companies              475           720              720
    Industrial, Miscellaneous and All Other         2,564         3,628            3,628

  Non-redeemable Preferred Stock                    2,072         2,195            2,195
                                                  -------       -------          -------
          Total Equity Securities                   5,111         6,543            6,543
                                                  -------       -------          -------

Other Long-Term Investments                           242           228              228
                                                  -------       -------          -------
          Total Investments                       $89,303       $92,335          $92,335
                                                  =======       =======          =======

                    OLD GUARD MUTUAL INSURANCE COMPANY,
               OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
                GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                              AND SUBSIDIARY



                         SCHEDULE IV - REINSURANCE
                            FOR THE YEARS ENDED
                     DECEMBER 31, 1995, 1994 AND 1993

COLUMN A                              COLUMN B    COLUMN C    COLUMN D   COLUMN E     COLUMN F
--------                              --------   ---------   ---------   --------   -----------
                                                              Assumed               Percentage
                                                  Ceded to      from                 of Amount
                                       Gross       Other       Other        Net       Assumed
                                      Amount     Companies   Companies    Amount       to Net
                                      --------   ---------   ---------   --------   -----------
                                                        (Dollars in thousands)
FOR THE YEAR ENDED DECEMBER 31, 1995  $76,054     $11,600     $2,209      $66,663       3.3%

FOR THE YEAR ENDED DECEMBER 31. 1994   75,694      13,063        833       63,465       1.3%

FOR THE YEAR ENDED DECEMBER 31, 1993   73,194      13,442      1,234       60,986       2.0%

                       OLD GUARD MUTUAL INSURANCE COMPANY,
                  OLD GUARD MUTUAL FIRE INSURANCE COMPANY, AND
                   GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
                                 AND SUBSIDIARY



                     SCHEDULE VI - SUPPLEMENTAL INFORMATION
              CONCERNING PROPERTY AND CASUALTY INSURANCE OPERATIONS
                          AS OF AND FOR THE YEARS ENDED
                        DECEMBER 31, 1995, 1994 AND 1993

COLUMN A                COLUMN B  COLUMN C  COLUMN D  COLUMN E  COLUMN F  COLUMN G     COLUMN H        COLUMN I  COLUMN J   COLUMN K
--------                --------  --------  --------  --------  --------  --------  --------------     --------  --------   --------
                                   RESERVE                                                                        PAID
                        DEFERRED     FOR    DISCOUNT                                                             LOSSES
                         POLICY    LOSSES    IF ANY                         NET     LOSSES AND LAE               AND LOSS
AFFILIATION             ACQUISI-     AND    DEDUCTED              NET     INVEST-      INCURRED                  ADJUST-     NET
   WITH                   TION    LOSS ADJ     IN     UNEARNED   EARNED    MENT     CURRENT   PRIOR     AMORT     MENT     WRITTEN
REGISTRANT                COSTS   EXPENSES  COLUMN C  PREMIUMS  PREMIUMS  INCOME      YEAR     YEAR    OF DPAC   EXPENSES  PREMIUMS
-----------             --------  --------  --------  --------  --------  --------  -------   -------  --------  --------- --------
                                                                       (In thousands)


CONSOLIDATED PROPERTY
  AND CASUALTY
  ENTITIES

DECEMBER 31, 1995        $7,181   $52,091     $0      $33,329   $66,663    $4,458   $48,067  $ 2,442   $17,611   $47,228    $67,115

DECEMBER 31, 1994         7,103    51,309      0       32,647    63,465     3,932    51,959   (5,519)   17,036    50,511     65,649

DECEMBER 31, 1993         6,459    59,057      0       32,065    60,986     3,928    44,950   (2,796)   15,358    39,938     63,355

Item 17.  Undertakings.

     (a) Rule 415 Offering: The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this
registration statement:   (i) to include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Request for acceleration of effective date: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on November 1, 1996.


                              OLD GUARD GROUP, INC.

                              By:/s/ David E. Hosler
                                   David E. Hosler,
                                   Chairman, President and Chief
                                   Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                 Capacity              Date

/s/ David E. Hosler      President, Chief      November 1, 1996
David E. Hosler          Executive Officer and
                         Director (Principal
                         Executive Officer)

          *              Director              November 1, 1996
James W. Appel

          *              Director              November 1, 1996
John E. Barry

          *              Director              November 1, 1996
Luther R. Campbell, Jr.

          *              Director              November 1, 1996
M. Scott Clemens

______________________   Director              November 1, 1996
Richard B. Neiley, Jr.

______________________   Director              November 1, 1996
G. Arthur Weaver

          *              Director              November 1, 1996
Robert L. Wechter

/s/Mark J. Keyser        Chief Financial       November 1, 1996
Mark J. Keyser           Officer and Treasurer
                         (Principal Financial
                         and Accounting Officer)




*By/s/ David E. Hosler
   David E. Hosler
   Attorney-in-fact

                          EXHIBIT INDEX
Number         Title

 2.1 Joint Plan of Conversion, dated as of May 31, 1996, as amended and restated July 19, 1996, of Old Guard Mutual
          Insurance Group, Old Guard Mutual Fire Insurance
          Company and Goschenhoppen-Home Mutual Insurance
          Company*

 3.1      Articles of Incorporation of Old Guard Group, Inc.*

 3.2      Bylaws of Old Guard Group, Inc.*

 4.1      Form of certificate evidencing shares of Old Guard
          Group, Inc.**

 5.       Opinion of Stevens & Lee re:  Legality**

10.1      Old Guard Group, Inc. - Management Recognition Plan**

10.2      Old Guard Group, Inc. - 1996 Stock Compensation Plan**

10.3      Old Guard Group, Inc. - Employee Stock Ownership Plan**

10.4      Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and David E. Hosler*

10.5      Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Mark J. Keyser*

10.6      Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Steven D. Dyer*

10.7      Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Scott A. Orndorff*

10.8      Employment Agreement, dated as of June 1, 1996, between
          Commonwealth Insurance Managers, Inc., Old Guard Group,
          Inc. and Donald W. Manley*

10.9 Proportional Reinsurance Agreement for the year 1996, dated January 1, 1996, between Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company and Goschenhoppen - Home Mutual Insurance Company.*

10.10     Surplus Note, as amended, issued by Old Guard Mutual
          Insurance Company to American Re-Insurance Company.*

23.1      Consent of Coopers & Lybrand L.L.P.

23.3      Consent of Berwind Financial Group, L.P.

23.4      Consent of Stevens & Lee (contained in Exhibit 5)**

24        Power of Attorney (contained on signature page)*

27        Amended Financial Data Schedule

99.1      Revised Appraisal of Old Guard Mutual Insurance
          Company, Old Guard Mutual Fire Insurance Company and
          Goschenhoppen-Home Mutual Insurance Company by Berwind
          Financial Group, L.P.*

99.2      Stock Order Form**

99.3      Question and Answer Brochure**

99.4      Letters to prospective purchasers**
----------------
*   Previously filed.

**  To be filed by amendment.